UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.  )

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Dear Shareholder:             May 1, 2017
You are invited to attend the annual meeting of shareholders of Gramercy Property Trust. The meeting will be held on Thursday, June 15, 2017 at 9:30 a.m., New York time. This year’s annual meeting will be a completely virtual meeting of shareholders, which will be conducted via live webcast. You will be able to attend the annual meeting online and submit your questions during the meeting by visiting www.virtualshareholdermeeting.com/GPT2017 and entering your unique voter identification number.
The attached proxy statement, with the accompanying notice of the meeting, describes the matters expected to be acted upon at the meeting. We urge you to review these materials carefully and to take part in the affairs of our company by voting on the matters described in the accompanying proxy statement. We hope that you will be able to attend the meeting at which our management team will be available to answer questions.
Your vote is important. Whether or not you plan to attend the meeting, please complete the enclosed proxy card and return it as promptly as possible or authorize your proxy via the Internet or by calling the toll-free telephone number. The enclosed proxy card contains instructions regarding all three methods of authorizing your proxy. If you attend the meeting, you may continue to have your common shares voted as instructed in the proxy or you may revoke your proxy at the meeting and vote your common shares online. We look forward to your participation.

Sincerely,
/s/ GORDON F. DUGAN
Gordon F. DuGan Chief Executive Officer

ELECTRONIC AND TELEPHONE PROXY AUTHORIZATION
Gramercy Property Trust’s common shareholders of record on the close of business on April 17, 2017, the record date for the 2017 annual meeting of common shareholders, may authorize their proxies by telephone or Internet by following the instructions on their proxy card. If you have any questions regarding how to authorize your proxy by telephone or by internet, please call Morrow Sodali LLC, the firm assisting Gramercy Property Trust with the solicitation of proxies, toll-free at (800) 662-5200.

GRAMERCY PROPERTY TRUST
90 Park Avenue, 32nd Floor
New York, New York 10016
NOTICE OF ANNUAL MEETING OF COMMON SHAREHOLDERS
TO BE HELD ON JUNE 15, 2017
The 2017 annual meeting of common shareholders of Gramercy Property Trust, a Maryland real estate investment trust, will be held via live webcast at www.virtualshareholdermeeting.com/GPT2017 on Thursday, June 15, 2017 at 9:30 a.m., New York time. Please be sure to have your unique voter identification number to join the meeting.
At the annual meeting, holders of our common shares will be asked to consider and vote upon the following proposals:

1.	To elect nine trustees to serve until the 2018 annual meeting of shareholders and until their successors are duly elected and qualify;

2.	To approve our 2017 employee share purchase plan;

3.	To ratify the selection of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2017;

4.	To approve, on an advisory basis, the compensation of our named executive officers; and

5.	To act upon any other matters that may properly be brought before the annual meeting or any adjournments or postponements thereof.
Any action may be taken on the foregoing matters at the annual meeting on the date specified above, or on any date or dates to which, by original or later adjournment, the annual meeting may be adjourned, or to which the annual meeting may be postponed.
Our Board of Trustees has fixed the close of business on April 17, 2017, as the record date for determining the common shareholders entitled to notice of, and to vote at, the annual meeting, and at any adjournments or postponements thereof. Only common shareholders of record at the close of business on that date will be entitled to notice of, and to vote at, the annual meeting and at any adjournments or postponements thereof.
You are requested to complete and sign the enclosed form of proxy, which is being solicited by our Board of Trustees, and to mail it promptly in the enclosed postage-prepaid envelope or authorize your proxy via the Internet or by calling the toll-free number. The enclosed proxy card contains instructions regarding all three methods of authorizing your proxy. Any proxy may be revoked by delivery of a properly executed, later dated proxy. In addition, common shareholders of record who attend the virtual annual meeting may vote online, even if they have previously delivered a signed proxy.

By Order of our Board of Trustees
/s/ EDWARD J. MATEY JR.
Edward J. Matey Jr. Secretary
New York, New York
May 1, 2017

Important Notice Regarding the Availability of Proxy Materials for the

Shareholder Meeting to be Held on June 15, 2017.

This proxy statement and our 2016 annual report to shareholders are available at http:www.proxyvote.com.
Whether or not you plan to attend the virtual meeting, please complete, sign, date and promptly return the enclosed proxy card in the postage-prepaid envelope provided or authorize your proxy by telephone or Internet following the instructions on your proxy card. For specific instructions on voting, please refer to the instructions on the proxy card or the information forwarded by your broker, bank or other holder of record. If you attend the virtual meeting, you may vote online even if you have previously signed and returned your proxy card. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote online during the virtual meeting, you must obtain your unique voter identification number from such broker, bank or other nominee.

TABLE OF CONTENTS

Page

QUESTIONS AND ANSWERS	0
About the Annual Meeting
Date, Time and Place
Purpose of the Annual Meeting
Recommendation of the Gramercy Board of Trustees
Gramercy Record Date; Stock Entitled to Vote
Quorum
Required Vote
Abstentions and Broker Non-Votes
Holders of Record and Shares Held in Street Name
Voting of Proxies
Revocability of Proxies or Voting Instructions
Solicitation of Proxies
Confidentiality of Voting
Voting Results
Other Matters
PROPOSAL 1: ELECTION OF TRUSTEES	6
The Board of Trustees and its Committees	11
Compensation of Trustees	13
PROPOSAL 2: APPROVAL OF OUR 2017 EMPLOYEE SHARE PURCHASE PLAN	14
PROPOSAL 3: RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	19
PROPOSAL 4: ADVISORY VOTE ON EXECUTIVE COMPENSATION	22
AUDIT COMMITTEE REPORT	24
CORPORATE GOVERNANCE MATTERS	26
Amended and Restated Code of Business Conduct and Ethics	26
Trustee Independence	27

i

PROXY SUMMARY FOR OUR 2017 ANNUAL MEETING OF COMMON SHAREHOLDERS

The Board of Trustees of Gramercy Property Trust, a Maryland real estate investment trust, is sending this proxy statement and the enclosed proxy card on or about May 5, 2017 to holders of our common shares of beneficial interest (“common shares”) on April 17, 2017 (the “Record Date”) for use at the annual meeting of shareholders to be held on Thursday, June 15, 2017 at 9:30 a.m., New York time, via live webcast by visiting www.virtualshareholdermeeting.com/GPT2017, or at any postponement or adjournment of the annual meeting.
Meeting Date:	Thursday, June 15, 2017
Time:	9:30am, New York time
Location:	Live webcast
Record Date:	Monday, April 17, 2017
How to Vote?

Option #1: Voting Electronically at the Annual Meeting	Option #2: Voting by Proxy for Shares Registered Directly in the Name of the Shareholder			Option #3: Voting by Proxy for Shares Registered in Street Name
You may vote electronically during the annual meeting at www.virtualshareholdermeeting.com/GPT2017 when you enter your unique voter identification number.	You may instruct the proxy holders named in the enclosed proxy card how to vote your common shares in one of the following ways:
If your shares are held in street name (i.e., your shares are held in an account at a broker, bank or other nominee), you must return the enclosed Voting Instruction Form in order to have your common shares voted on all items at the annual meeting. Only your broker, bank or other nominee holder can vote your shares. If you do not return your voting instructions, the rules of the NYSE permit your broker to vote some, but not all, of the items that will be presented at the annual meeting. In order for your shares to be voted on all items you must return your voting instructions.

	Telephone By calling the toll-free number on your proxy card	Internet The website for the internet proxy authorization is printed on your proxy card	Mail Please mark, sign and date your proxy card and return it promptly to Broadridge Financial Solutions, Inc., in the post-age paid envelope provided
If you have any questions regarding how to authorize your proxy by telephone or by internet, please call Morrow Sodali LLC, the firm assisting Gramercy Property Trust with the solicitation of proxies, toll-free at (800) 662-5200.
Proposal Guide

Proposal	Vote Required to Approve	Page	Board Vote Recommendation
# 1 - Election of Trustees	The affirmative vote of a plurality of all of the common shares votes cast at the annual meeting at which a quorum is present is necessary for the election of the trustees. For purposes of this vote, abstentions and broker non-votes will not be counted as votes cast and will have no effect on the results of the vote for this proposal.	6	For
# 2 - Approval of Our 2017 Employee Share Purchase Plan	The affirmative vote of a majority of all of the votes cast at the annual meeting at which a quorum is present is required to approve this proposal. An abstention will have the effect of a vote against this proposal and broker non-votes will have no effect on the results of the vote.	14	For
# 3 - Ratification of Appointment of Ernst & Young LLP	The affirmative vote of a majority of all of the common votes cast at the annual meeting at which a quorum is present is required for the ratification of our independent registered public accounting firm. For purposes of this vote, abstentions will not be counted as votes cast and will have no effect on the result of the vote for this proposal.	19	For
# 4 - Advisory Vote Approving Execution Compensation	The affirmative vote of a majority of all of the common votes cast at the annual meeting at which a quorum is present is required for the resolution to approve, on an advisory basis, the compensation of our named executive officers. An abstention will have the effect of a vote against this proposal and broker non-votes will have no effect on the result of the vote for this proposal.	22	For
None of the proposals, if approved, entitle any of the shareholders to appraisal rights under Maryland law.

FINANCIAL HIGHLIGHTS1

CORE FFO & AFFO PER SHARE

$1.85
$1.62
$2.21
$2.03
19.5% & 25.3% Increase YoY
2015
2016
Core FFO
AFFO

MARKET CAPITALIZATION

12/31/2016

9%
1%
30%
60%
Common Equity
Unsecured Debt
Mortgage Debt
Preferred Equity

INDEXED TOTAL RETURN PERFORMANCE

6/29/2012 - 12/30/2016

260
230
200
170
140
110
80
50
20
(10)
Jun-12
Jan-13
Aug-13
Feb-14
Sep-14
Apr-15
Oct-15
May-16
Dec-16
GPT +228%
Triple Net +61%
RMZ +52%

($ in millions, except per share numbers)	Q1 2016	Q2 2016	Q3 2016	Q4 2016
Operations & Balance Sheet				
Revenues	$120.5	$139.4	$131.1	$126.2
Net Income (Loss) Available to Common Stockholders	($2.5)	$27.4	($2.5)	$4.8
Total Assets	$5,348.3	$5,410.2	$5,183.2	$5,603.5
Net Debt / EBITDA	5.0x	4.2x	4.7x	6.0x
Investment & Disposition Activity				
Acquisition Volume	$52.8	$354.9	$264.8	$718.5
Disposition Volume	$531.5	$368.1	$347.3	$117.4

CORPORATE GOVERNANCE HIGHLIGHTS
We are committed to operating our business under strong and accountable corporate governance practices. You are encouraged to visit the corporate governance section of our corporate website at www.gptreit.com to view or to obtain copies of our committee charters, amended and restated code of business conduct and ethics, corporate governance guidelines, and amended and restated whistleblowing and whistleblower protection policy. Moving into 2017, we continue to uphold the following features of our corporate governance practices to maintain Gramercy’s reputation for integrity and responsible stewardship of our shareholders’ capital:

8 of our 9 Trustees are Independent
Independent Chairman of the Board
Anti-Hedging, Short Sale and Pledging Policies for Trustees and Officers
Majority Voting for Trustees (via Trustee Resignation Policy)
Annual Election of All Trustees
No Poison Pill or Similar Feature
Share Ownership and Retention Guidelines for Trustees and Officers

1.	Refer to Appendix B in this proxy statement for a reconciliation of Non-GAAP financial measures.

v

EXECUTIVE COMPENSATION HIGHLIGHTS
The Company's compensation programs are designed to align executive pay with Company performance and to motivate management to make sound financial decisions that increase the value of the Company. The Committee believes that a blend of incentive programs based on both quantitative and qualitative performance objectives is the most appropriate way to encourage not only the achievement of outstanding financial performance, but maintenance of consistent standards of teamwork, creativity, good judgment, and integrity. We consider the following objectives of the compensation program:

To attract and retain leading talent in our areas of operation	To motivate our executives to work towards short-term financial efficiency and long-term value creation based on our business strategy
To achieve the appropriate balance between risk and reward while avoiding the creation of incentives for unnecessary or excessive risk taking	To align the interests of management with those of shareholders
Some of the specific performance factors considered in making 2016 compensation decisions were:

Performance Factor Benchmark	2016 Result
Adjusted Funds From Operations or AFFO of $2.10 per common share on diluted basis, excluding capital expenditures
For the year ended December 31, 2016, AFFO was $2.04 per diluted common share excluding capital expenditures. The performance factor was not met as dispositions pursuant to a plan that was established to reduce our concentration to office properties, which exceeded expectations, outpaced acquisitions for a significant part of the year resulting in lower AFFO. Although the performance measure was not met, the compensation committee did take into account the fact that the Company achieved the upper end of Company guidance which was $1.98 to $2.04.

Achieve a reduction in the Company’s office concentration at approximately 25% of the wholly owned portfolio by 12/31/16 (based on completed sales and under-contract sales)
As of December 31, 2016, including sales under contract but not closed as of year-end, the Company’s office property concentration has met the performance factor and has been reduced approximately 25% of the wholly owned portfolio as compared to 48% at the beginning of the year.

Generate a pre-tax contribution to the Company’s gross revenues of at least $7.0 million from its Asset Management business
Pre-tax contribution from the Company’s asset management was $20.6 million substantially exceeding the performance factor. During the year, the Company recognized approximately $19.2 million of incentive based fees from the managed assets.

Generate at least $1.0 billion of new net lease investments satisfying the Company’s target investment criteria	Acquisitions for 2016 exceeded the performance factor and totaled approximately $1.4 billion in 34 separate transactions including one $520.6 million portfolio acquisition.
Achieve a total shareholder return of 10% or greater to holders of common shares	Total return to common shareholders in 2016 was 25.1% with dividends reinvested, significantly exceeding the performance factor.
Gramercy Europe: either complete an initial public offering or achieve €800 million in assets under management (measured by gross assets) by 12/31/2016	The performance factor was achieved as Gramercy Europe’s assets under management as of December 31, 2016 totaled approximately €830.0 million.
Upgrade to rating of Baa2/BBB by rating agencies
In September 2016, Fitch assigned a BBB rating, Moody's stands at Baa3 with a positive outlook and S&P reaffirmed in September BBB- with a stable outlook. The split rated BBB/BBB- was sufficient to achieve the BBB rate on the interest tables in the Company’s unsecured term loans.

GRAMERCY PROPERTY TRUST
90 Park Avenue, 32nd Floor
New York, New York 10016

PROXY STATEMENT
FOR OUR 2017 ANNUAL MEETING OF COMMON SHAREHOLDERS
TO BE HELD ON June 15, 2017
We are sending this proxy statement and the enclosed proxy card on or about May 5, 2017 to holders of our common shares of beneficial interest (“common shares”) on April 17, 2017 (the “Record Date”) in connection with the solicitation of proxies by the Board of Trustees (the “Board”) of Gramercy Property Trust, a Maryland real estate investment trust, for use at the annual meeting of shareholders to be held on Thursday, June 15, 2017 at 9:30 a.m., New York time, via live webcast by visiting www.virtualshareholdermeeting.com/GPT2017, or at any postponement or adjournment of the annual meeting.

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING
What is the purpose of the annual meeting?
At the annual meeting, holders of our common shares will be asked to consider and vote upon:

•	a proposal to elect 9 trustees to serve until the 2018 annual meeting of shareholders and until their successors are duly elected and qualify;

•	a proposal to approve our 2017 employee share purchase plan;

•	a proposal to ratify the selection of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2017;

•	a proposal to approve, on an advisory basis, the compensation of our named executive officers; and

•	any other matters that may properly be brought before the annual meeting or at any adjournments or postponements thereof.
References herein to “we,” “us,” “our,” the “company,” and “Gramercy” refer to Gramercy Property Trust and its subsidiaries, unless the context otherwise requires.
Who is entitled to vote at the annual meeting?
If our records show that you were a holder of our common shares at the close of business on the Record Date, you are entitled to receive notice of the meeting and to vote the common shares that you held on the Record Date even if you sell such shares after the Record Date. Each outstanding common share entitles its holder to cast one vote for each matter to be voted upon. Shareholders do not have the right to cumulate votes in the election of trustees.
What constitutes a quorum?
The presence, in person or by proxy, of common shareholders entitled to cast a majority of all of the votes entitled to be cast at the annual meeting on matters for which the common shareholders vote is necessary to constitute a quorum for the transaction of business at the meeting. As of the Record Date, there were 141,523,041 common shares outstanding and entitled to vote at the annual meeting.

What is the difference between a shareholder of record and a beneficial owner of our common shares held in street name?
Shareholder of Record.  If your shares are registered directly in your name with our transfer agent, Broadridge Financial Solutions, Inc. (“Broadridge”), you are considered the shareholder of record with respect to those shares, and we sent the notice directly to you. If you requested printed copies of the proxy materials by mail, you will receive a proxy card.
Beneficial Owner of Shares Held in Street Name.  If your shares are held in an account at a broker, bank or other nominee, then you are the beneficial owner of those shares in “street name,” and the notice was forwarded to you by your broker, bank or other nominee who is considered the shareholder of record with respect to those shares. As a beneficial owner, you have the right to instruct your broker, bank or other nominee on how to vote the shares held in your account. Those instructions are contained in a “vote instruction form.” If you request printed copies of the proxy materials by mail, you will receive a vote instruction form. Under applicable law and New York Stock Exchange (“NYSE”) rules and regulations, brokers have the discretion to vote on routine matters, including ratification of the appointment of our independent registered public accounting firm. However, your broker does not have discretionary authority to vote on (i) the election of trustees, (ii) the proposal to approve our 2017 employee share purchase plan, or (iii) the resolution to approve, on an advisory basis, of the compensation of our named executive officers, in each case, without instructions from you, in which case a broker “non-vote” will occur and your common shares will not be voted on these matters at the annual meeting.
What vote is required to approve each proposal?
Proposal 1 - Election of Trustees.  The affirmative vote of a plurality of all of the common shares votes cast at the annual meeting at which a quorum is present is necessary for the election of the trustees. For purposes of this vote, abstentions and broker non-votes will not be counted as votes cast and will have no effect on the results of the vote for this proposal.
Proposal 2 - Approval of Our 2017 Employee Share Purchase Plan.  The affirmative vote of a majority of all of the votes cast at the annual meeting at which a quorum is present is required to approve this proposal. An abstention will have the effect of a vote against this proposal and broker non-votes will have no effect on the results of the vote.
Proposal 3 - Ratification of Appointment of Ernst & Young LLP.  The affirmative vote of a majority of all of the common votes cast at the annual meeting at which a quorum is present is required for the ratification of our independent registered public accounting firm. For purposes of this vote, abstentions will not be counted as votes cast and will have no effect on the result of the vote for this proposal.
Proposal 4 - Advisory Vote Approving Execution Compensation.  The affirmative vote of a majority of all of the common votes cast at the annual meeting at which a quorum is present is required for the resolution to approve, on an advisory basis, the compensation of our named executive officers. An abstention will have the effect of a vote against this proposal and broker non-votes will have no effect on the result of the vote for this proposal.
Other Matters.  If any other matter is properly submitted to the shareholders at the annual meeting, its adoption will require the affirmative vote of a majority of votes cast at the annual meeting. The board does not propose to conduct any business at the annual meeting other than as stated above.
None of the proposals, if approved, entitle any of the shareholders to appraisal rights under Maryland law.

How do I vote?
Voting Electronically at the Annual Meeting.  If you are a registered shareholder and attend the annual meeting, you may vote electronically during the annual meeting at www.virtualshareholdermeeting.com/GPT2017 when you enter your unique voter identification number. If your common shares are held in street name and you wish to vote online at the annual virtual meeting, you will need to obtain a “legal proxy” from the broker, bank or other nominee that holds your common shares of record.
Voting by Proxy for Shares Registered Directly in the Name of the Shareholder. If you hold your common shares in your own name as a holder of record with our transfer agent, Broadridge, you may instruct the proxy holders named in the enclosed proxy card how to vote your common shares in one of the following ways:

•
By Telephone.  You may authorize a proxy to vote your shares by telephone by calling the toll-free number listed on your proxy card. Telephone proxy authorization is available 24 hours per day until 11:59 p.m., New York time, on June 14, 2017. When you call, please have your proxy card in hand, and you will receive a series of voice instructions which will allow you to authorize a proxy to vote your shares. You will be given the opportunity to confirm that your instructions have been properly recorded. IF YOU AUTHORIZE A PROXY BY TELEPHONE, YOU DO NOT NEED TO RETURN YOUR PROXY CARD.

•
By Internet.  You also have the option to authorize a proxy to vote your shares via the Internet. The website for Internet proxy authorization is printed on your proxy card. Internet proxy authorization is available 24 hours per day until 11:59 p.m., Eastern Time, on June 14, 2017. As with telephone proxy authorization, you will be given the opportunity to confirm that your instructions have been properly recorded. IF YOU AUTHORIZE A PROXY VIA THE INTERNET, YOU DO NOT NEED TO RETURN YOUR PROXY CARD.

•
By Mail.   If you would like to authorize a proxy to vote your shares by mail, then please mark, sign and date your proxy card and return it promptly to Broadridge Financial Solutions, Inc., in the postage-paid envelope provided.

Voting by Proxy for Shares Registered in Street Name.   If your shares are held in street name, you must return the enclosed Voting Instruction Form in order to have your common shares voted on all items at the annual meeting. Only your broker, bank or other nominee holder can vote your shares. If you do not return your voting instructions, the rules of the NYSE permit your broker to vote some, but not all, of the items that will be presented at the annual meeting. In order for your shares to be voted on all items you must return your voting instructions.
Gramercy Property Trust’s common shareholders of record on the close of business April 17, 2017, the record date for the 2017 annual meeting of common shareholders, may authorize their proxies by telephone or internet by following the instructions on their proxy card. If you have any questions regarding how to authorize your proxy by telephone or by internet, please call Morrow Sodali LLC, the firm assisting Gramercy Property Trust with the solicitation of proxies, toll-free at (800) 662-5200.
Can I change my vote after I submit my proxy card?
If you authorize a proxy to vote your shares, you may revoke it at any time before it is voted by:

•	filing a written notice revoking the proxy with our Secretary at our address;

•	properly signing and forwarding to us a proxy with a later date; or

•	electronically voting during the annual meeting at www.virtualshareholdermeeting.com/GPT2017 when you enter your unique voter identification number.
If you attend the virtual annual meeting, you may vote online whether or not you have previously given a proxy, but your presence (without further action) at the annual meeting will not constitute revocation of a previously given proxy. If you hold your shares through a bank, broker or other nominee holder, only they can revoke your proxy on your behalf.
How is my vote counted?
If you properly execute a proxy in the accompanying form or authorize your proxy to vote your shares electronically through the Internet or by telephone, and we receive your proxy authorization prior to voting at the annual meeting, the shares that the proxy represents will be voted in the manner specified on the proxy. If no specification is made, the common shares will be voted “FOR” the election of the nominees for the trustees named in this proxy statement, “FOR” the proposal to approve our 2017 employee share purchase plan, “FOR” the ratification of our Audit Committee’s selection of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2017, and “FOR” the executive compensation advisory resolution, and as recommended by our Board with regard to all other matters in its discretion. It is not anticipated that any matters other than those set forth in the proxy statement will be presented at the annual meeting. If other matters are presented, proxies will be voted in accordance with the discretion of the proxy holders. In addition, no shareholder proposals or nominations were received on a timely basis, so no such matters may be brought to a vote at the annual meeting.
How does the Board recommend that I vote on each of the proposals?
The Board recommends that holders of our common shares vote:

•
“FOR” Proposal 1:  the election of Charles E. Black, Gordon F. DuGan, Allan J. Baum, Z. Jamie Behar, Thomas D. Eckert, James L. Francis, Gregory F. Hughes, Jeffrey E. Kelter and Louis P. Salvatore to serve on our Board of Trustees as trustees for a one-year term and until their successors are duly elected and qualify;

•	“FOR” Proposal 2: the proposal to approve our 2017 employee share purchase plan;

•	“FOR” Proposal 3: the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending on December 31, 2017;

•	“FOR” Proposal 4: the resolution to approve, on an advisory basis, the compensation of our named executive officers.
What other information should I review before voting?
For your review, our 2016 annual report, including financial statements for the fiscal year ended December 31, 2016, is being mailed to our common shareholders concurrently with the mailing of this proxy statement. You may also obtain, free of charge, a copy of our 2016  annual report on our website at www.gptreit.com. The information found on, or accessible through, our website is not incorporated into, and does not form a part of, this proxy statement or any other report or document we file with or furnish to the Securities and Exchange Commission (the “SEC”). You may also obtain a copy of our Annual Report on Form 10-K, which contains additional information about us, free of charge, by directing your request in writing to Gramercy Property Trust, 90 Park Avenue, 32nd Floor, New York, New York 10016, Attention: Investor Relations. The 2016 annual report and the Annual Report on Form 10-K, however, are not part of the proxy solicitation material.

Who is soliciting my proxy?
This solicitation of proxies is made by and on behalf of our Board of Trustees. We will pay the cost of the solicitation of proxies. We have retained Morrow Sodali LLC at an aggregate estimated cost of $5,000, plus out-of-pocket expenses, to assist in the solicitation of proxies. In addition to the solicitation of proxies by mail, our trustees, officers and employees may solicit proxies personally or by telephone.
No person is authorized on our behalf to give any information or to make any representations with respect to the proposals other than the information and representations contained in this proxy statement, and, if given or made, such information and/or representations must not be relied upon as having been authorized and the delivery of this proxy statement shall, under no circumstances, create any implication that there has been no change in our affairs since the date hereof.

PROPOSAL 1: ELECTION OF TRUSTEES
Our Board of Trustees is currently comprised of nine members each serving for a term of one year and until their successors are duly elected and qualify, which term expires at each annual meeting of shareholders. Our declaration of trust and bylaws provide that a majority of the entire Board of Trustees may at any time increase or decrease the number of trustees.
At the annual meeting, all of the trustees will be elected to serve until the 2017 annual meeting and until their successors are duly elected and qualify. The Board of Trustees, upon recommendation of its Nominating and Corporate Governance Committee, has nominated Charles E. Black, Gordon F. DuGan, Allan J. Baum, Z. Jamie Behar, Thomas D. Eckert, James L. Francis, Gregory F. Hughes, Jeffrey E. Kelter and Louis P. Salvatore to serve as trustees. All of the nominees are currently members of the Board of Trustees with current terms expiring at the 2017 annual meeting.
Our Board of Trustees anticipates that each nominee will serve, if elected, as a trustee. However, if a nominee is unable to stand for election, proxies voted in favor of such nominee will be voted for the election of such other person as our Nominating and Corporate Governance Committee may recommend to our Board of Trustees.
We believe that each of our trustees, including the trustee nominees, have the specific experience, qualifications, attributes, or skills necessary to serve as effective trustees on our Board of Trustees. A description of our process for identifying and evaluating director nominees, as well as our criteria for membership to our Board of Trustees, is set forth under the heading “Corporate Governance Matters - Identification of Trustee Candidates.”
In addition to the above, our Board of Trustees also considered specific qualifications and experiences, described in the biographical details of our trustees and trustee nominees as set forth below.
The election of each nominee requires the affirmative vote of a plurality of all votes cast at the meeting at which a quorum is present in person or by proxy.
Information Regarding the Nominees
The following table and biographical descriptions set forth certain information with respect to each nominee for election as a trustee at our 2017 annual meeting, based upon information furnished by each nominee. The biographical descriptions for each nominee includes the specific experience, qualifications, attributes and skills that led to the conclusion by our Board of Trustees that such person should serve as a trustee.

Name	Age	Position
Charles E. Black	68	Chairman of the Board of Trustees(1)
Gordon F. DuGan	50	Chief Executive Officer, Trustee
Allan J. Baum	61	Trustee(1)
Z. Jamie Behar	59	Trustee(1)
Thomas D. Eckert	69	Trustee(1)
James L. Francis	55	Trustee(1)
Gregory F. Hughes	54	Trustee(1)
Jeffrey E. Kelter	62	Trustee(1)
Louis P. Salvatore	70	Trustee(1)
__________

(1)	Independent trustee.
Charles E. Black.    Mr. Black has been a Gramercy trustee since June 2004 and the Chairman of its Board of Trustees since June 2012. Mr. Black is the Chief Executive Officer of CB Urban Development, a development company he founded in 2007 which specializes in mixed-use urban development projects. Mr. Black is also an attorney in private practice who represents developers, land owners and businesses in the development, entitlement, financing and implementation of politically sensitive, public and private real estate projects. Mr. Black’s area of special focus in the real estate industry relates to structuring the entitlement and financing of large public/private mixed-use developments anchored by sports venues, convention centers and other public facilities. Before founding CB Urban Development, Mr. Black was the Regional Senior Vice President (San Diego region) of The Irvine Company. Prior to joining The Irvine Company in March 2006, Mr. Black was the Executive Vice President of JMI Realty, where he had overall management responsibility for the development of Petco Park, the $450 million San Diego Padres baseball park that was completed in February 2004. Prior to joining JMI Realty in 2002, Mr. Black was the President and Chief Operating Officer of the San Diego Padres Baseball Club. From 1991 to 2002, Mr. Black was a partner in the law firm of Gray, Cary, Ware & Freidenrich LLP, where his areas of expertise included real estate acquisition and development, urban planning and development law and development financing. Mr. Black is a member of the Urban Land Institute (ULI) and the land economics society Lambda Alpha International. Mr. Black received a B.S. from the United States Air Force Academy and a J.D. from the University of California at Davis.
Gordon F. DuGan.    Mr. DuGan is Chief Executive Officer and a Trustee of the Board of Gramercy Property Trust since December 2015. Mr. DuGan also serves as Chairman of Gramercy Europe, a real estate investment fund manager focused on single-tenant net leased properties throughout Europe. Prior to joining Gramercy, Mr. DuGan spent 22 years at W. P. Carey & Co., where he was promoted to President in 1999, Co-Chief Executive Officer in 2002 and Chief Executive Officer in 2005. During his tenure at W.P. Carey, he oversaw the growth of that company's assets from approximately $2.5 billion to $10 billion. Mr. DuGan has been active over the years in his community and in the real estate industry. He is a member of the Council on Foreign Relations and serves on the board of The Innocence Project and the Advisory Board of India 2020, Limited - a private equity firm investing in India. He currently serves on the Board of Governors of the National Association of Real Estate Investment Trusts and has appeared in numerous media outlets, including Forbes, Institutional Investor, The Wall Street Journal, BusinessWeek and Bloomberg. Mr. DuGan received his Bachelor of Science in Economics with a concentration in Finance from the Wharton School of the University of Pennsylvania.
Allan J. Baum.    Mr. Baum has been a Gramercy trustee since December 2015. From August 2004 until December 2015 he served as a director of Gramercy Property Trust Inc. and as the chairman of that company’s board of directors from January 2014 until December 2015. Mr. Baum retired from Credit Suisse in 2002, where he was a Managing Director and head of the structured finance unit for commercial mortgage-backed securities. Prior to that, Mr. Baum served as a Vice President in the Real Estate Investment Bank of Citicorp and held positions in the tax-exempt housing finance and taxable mortgage finance areas of Merrill Lynch, Pierce, Fenner & Smith Incorporated. Mr. Baum also currently serves as a director of Community Development Trust, a for-profit, mission-oriented real estate investment trust. He previously served as Vice President of the Commercial Mortgage Securities Association. In addition, Mr. Baum served as a director for National Consumer Cooperative Bank, a cooperative financial institution which primarily provides financial services to eligible cooperative enterprises, and also served on its Audit Committee. Mr. Baum received a B.A. degree in Government/Urban Studies from Dartmouth College in 1978 and an M.B.A. in Finance from Columbia University Graduate School of Business in 1983.
Z. Jamie Behar.    Ms. Behar has been a Gramercy trustee since December 2015. From October 2005 through December 2015, Ms. Behar was Managing Director, Real Estate & Alternative Investments, for GM Investment Management Corporation (“GMIMCo”). She was a member of GMIMCo’s Board of Directors, the Investment Management Committee, the Private Equity Investment Approval Committee and the Risk Management Committee. Ms. Behar serves as a member of the Board of Directors of Sunstone Hotel Investors, Inc., a publicly listed U.S. hotel company, where she also serves as Chair of the Board’s Nominating & Corporate Governance Committee and as a member of the Board’s Audit Committee. From June 2004 through September 2013, Ms. Behar served on the Board of Directors of Desarrolladora Homex S.A. de C.V., a publicly listed home development company located in Mexico, where she also served as a member of the Audit Committee. Ms. Behar was on the Board of Directors of the Pension Real Estate Association from March 2008 through March 2014, having held the position of Board Chair from March 2010 through March 2011. Ms. Behar holds a B.S.E. from The Wharton School of the University of Pennsylvania, an M.B.A. from Columbia University Graduate School of Business and the CFA Charter.
Thomas D. Eckert.    Mr. Eckert has been a Gramercy trustee since December 2015. From June 2015 until December 2015 he served as a director of Gramercy Property Trust Inc. Mr. Eckert served as Chairman, and from 1997 to 2011 as President and Chief Executive Officer, of Capital Automotive Real Estate Services, Inc. (“Capital Automotive”), a privately owned real estate company that owns and manages net-leased real estate for automotive retailers. Mr. Eckert was one of Capital Automotive’s founders and led its IPO in February 1998. Mr. Eckert also served as a trustee of Capital Automotive from its founding until December 2006, when it was taken private. From 1983 to 1997, Mr. Eckert was employed by Pulte Home Corporation, a U.S. homebuilder, serving most recently as President of Pulte’s Mid-Atlantic region. Prior to working at Pulte, Mr. Eckert spent over seven years with the public accounting firm Arthur Andersen LLP. Mr. Eckert is currently a member of three public company boards, including (i) Chesapeake Lodging Trust (NYSE: CHSP), a lodging REIT (“Chesapeake”), an owner of luxury hotels, where he serves as the chairman of the Audit Committee and as a member of the Compensation Committee; (ii) DuPont Fabros Technology (NYSE: DFT), an owner, developer and manager of wholesale data centers, where he serves as chairman of the Compensation Committee and as a member of the Audit Committee; and (iii) NVR, Inc. (NYSE: NVR), one of the largest homebuilders in the USA, where he serves as chairman of the Compensation Committee. From April 2012 until April 2015, he also served as a trustee of The College Foundation of the University of Virginia. In addition, Mr. Eckert served as Chairman of the Board of The Munder Funds, a $10 billion mutual fund group, until its recent acquisition by Victory Capital Holdings, Inc. in October 2014, and served as a trustee of The Victory Funds, a $20 billion mutual fund group, until February 2015. Mr. Eckert received his bachelor’s degree in Business Administration from the University of Michigan in 1970.
James L. Francis.    Mr. Francis has been a Gramercy trustee since September 2013. Mr. Francis is President and Chief Executive Officer and a Trustee of Chesapeake, positions he has held since Chesapeake’s formation. Prior to co-founding Chesapeake, Mr. Francis served as the President and Chief Executive Officer and a director of Highland Hospitality Corporation (“Highland”), positions that he held from Highland’s IPO in December 2003 to its sale in July 2007. Following the sale of Highland, Mr. Francis served as a consultant to the affiliate of JER Partners that acquired Highland until September 2008. Since September 2008, until Chesapeake’s formation, Mr. Francis was a private investor. From June 2002 until joining Highland in December 2003, Mr. Francis served as the Chief Operating Officer, Chief Financial Officer and Treasurer of Barceló Crestline Corporation (“Barceló”), and served as Executive Vice President and Chief Financial Officer of Crestline Capital Corporation (“Crestline Capital”), prior to its acquisition by Barceló, from December 1998 to June 2002. Prior to the spin-off of Crestline Capital from Host Hotels & Resorts, Inc. (formerly Host Marriott Corporation, “Host Marriott”), Mr. Francis held various finance and strategic planning positions with Host Marriott and Marriott International, Inc. (“Marriott International”). From June 1997 to December 1998, Mr. Francis held the position of Assistant Treasurer and Vice President Corporate Finance for Host Marriott, where he was responsible for Host Marriott’s corporate finance function, business strategy and investor relations. Over a period of ten years, Mr. Francis served in various capacities with Marriott International’s lodging business, including Vice President of Finance for Marriott Lodging from 1995 to 1997; Brand Executive, Courtyard by Marriott from 1994 to 1995; Controller for Courtyard by Marriott and Fairfield Inn from 1993 to 1994; Director of Finance and Strategic Planning for Courtyard by Marriott and Fairfield Inn from 1991 to 1993; and Director of Hotel Development Finance from 1987 to 1991. Mr. Francis received his B.A. in Economics and Business from Western Maryland College and earned an M.B.A. in Finance and Accounting from Vanderbilt University.
Gregory F. Hughes.    Mr. Hughes has been a Gramercy trustee since December 2015. From December 2012 until December 2015 he served as a director of Gramercy Property Trust Inc. Mr. Hughes served as that company’s Chief Credit Officer from 2004 to 2008. From October 2016 until his resignation in February 2017, Mr. Hughes was a director of New York REIT, Inc. From November 2010 to present, Mr. Hughes has been a Principal for Roscommon Capital Limited Partnership, a financial advisory and investment firm. He served as Chief Financial Officer of SL Green Realty Corp. (“SL Green”) from 2004 to 2010 and as its Chief Operating Officer from 2007 to 2010. Prior to joining SL Green, Mr. Hughes was Managing Director and Chief Financial Officer of the private equity real estate group at JP Morgan Partners. Before that, Mr. Hughes was a Partner and Chief Financial Officer of Fortress Investment Group, an investment and asset management firm. Prior to that, he served as Chief Financial Officer of Wellsford Residential Property Trust and Wellsford Real Properties. Prior to that, Mr. Hughes worked at Kenneth Leventhal & Co., a public accounting firm specializing in real estate and financial services. Mr. Hughes received a B.S. degree in Accounting from the University of Maryland.
Jeffrey E. Kelter.    Mr. Kelter has been a Gramercy trustee since December 2015. From August 2004 until December 2015 he served as a director of Gramercy Property Trust Inc. Mr. Kelter was a Founding Partner and Chief Executive Officer of KTR Capital Partners, a private industrial real estate investment company which was sold in June 2015, and served on that company’s Investment Committee. Prior to that, Mr. Kelter was President, Chief Executive Officer, and a trustee of Keystone Property Trust, an industrial REIT. Mr. Kelter founded that company’s predecessor, Penn Square Properties, Inc., in 1982 and took the company public in 1997. Since February 2014, Mr. Kelter has served on the Board of Directors of Colony Starwood Homes (NYSE: SFR), a single-family rental homes real estate investment trust. He is also a trustee of The Urban Land Institute, Cold Spring Harbor Laboratory, Westminster School and Trinity College, where he received a B.A. in Urban Studies.
Louis P. Salvatore.    Mr. Salvatore has been a Gramercy trustee since July 2012. Mr. Salvatore has been employed by Arthur Andersen LLP since 1967, where he currently works part-time focusing on the wind down of the public accounting practice. Mr. Salvatore was a partner at Arthur Andersen LLP from 1977 until 2002 and held a number of management positions with Arthur Andersen LLP including Office Managing Partner for Metro New York, Northeast Region Managing Partner, Member of the Worldwide Board of Partners and Interim Managing Partner of Andersen Worldwide. He also currently serves as an independent director and Chairman of the Audit Committee for public traded closed end and open end funds managed by Brookfield Asset Management and serves as a Board Member and Chairman of the Audit Committee for Turner Corporation, Mr. Salvatore previously served as a Board Member and Chairman of the Audit Committee for SP Fiber Technologies Inc. from 2012 to 2015, Jackson Hewitt Tax Service Inc. from 2004 through 2011 and for Crystal River Capital Inc., a mortgage REIT sponsored by Brookfield Asset Management, from 2005 through 2010. In addition, Mr. Salvatore has served on the board of many of New York area civic and community organizations, including New York Partnership, United Way of New York City and Catholic Charities Dioceses of Brooklyn. Mr. Salvatore also holds a Masters Professional Director Certification from the American College of Corporate Directors. Mr. Salvatore received a B.S. in Accounting from Fordham University.
Biographical Information Regarding Non-Trustee Executive Officers
Benjamin P. Harris.    Mr. Harris has been Gramercy's President since December 2015. He served as President of Gramercy Property Trust Inc. from August 2012 to December 2015 and as its Chief lnvestment Officer from July 2012 until August 2012. Mr. Harris served as the Head of U.S. Net Lease Investments for a wholly-owned subsidiary of Annaly Capital Management from June 2011 to June 2012 and has over 15 years of experience sourcing, underwriting and closing net leased and sale leaseback transactions. Mr. Harris served as the Head of U.S. Investments of Northcliffe from October 2010 to June 2011 and as Head of U.S. Investments of W. P. Carey from September 2005 to October 2010. Mr. Harris previously served in various capacities at W.P. Carey from 1998 through 2010. Mr. Harris graduated from the University of King's College and Dalhousie University in Canada. He is a CFA charter holder and a member of the New York Society of Securities Analysts. Mr. Harris is 42 years old.
Nicholas L. Pell. Mr. Pell is the Chief Investment Officer at Gramercy Property Trust. Prior to joining Gramercy in July 2012, Mr. Pell was a Director in the Investment Department at W. P. Carey & Co. Prior to joining W.P. Carey, Mr. Pell was a Director of Business Development at Sony Pictures Entertainment and an analyst at J.P. Morgan & Co., including two years in the mergers and acquisitions group. He serves on the board of the Newport Festivals Foundation. Mr. Pell received a B.A. in Economics from Duke University and an M.B.A. from Harvard Business School. Mr. Pell is 40 years old.
Jon W. Clark.    Mr. Clark has been our Chief Financial Officer and Treasurer since December 2015 and Legacy Gramercy’s Chief Financial Officer and Treasurer since April 2009. He is our Chief Accounting Officer and was Legacy Gramercy’s Chief Accounting Officer since March 2009. Prior to his election as our Chief Accounting Officer, Mr. Clark served as Legacy Gramercy’s Vice President and Controller from June 2007 until March 2009. Previously, Mr. Clark was a Director at BlackRock Financial Management where he managed the accounting and finance department for real estate debt products. During that time, Mr. Clark also served as Assistant Treasurer at Anthracite Capital, Inc., which was a publicly traded mortgage REIT that specialized in subordinate commercial mortgage-backed securities. Prior to joining BlackRock Financial Management, Mr. Clark was a Vice President at Cornerstone Properties, Inc. (acquired by Equity Office Properties in 2000) where he established its internal audit department. Mr. Clark is a member of NAREIT’s Best Financial Practices Council. Mr. Clark is a Certified Public Accountant and obtained his public accountancy experience as a manager in the national real estate practices of Arthur Andersen LLP and BDO Seidman LLP. Mr. Clark holds a B.B.A. degree in Accountancy from Western Michigan University. Mr. Clark is 48 years old.
Edward J. Matey Jr.    Mr. Matey has been Gramercy's Executive Vice President, General Counsel and Secretary since December 2015. He was Executive Vice President and General Counsel of Gramercy Property Trust Inc. from April 2009 until December 2015 and its Secretary from April 2013 until December 2015. From April 2008 until April 2009, Mr. Matey served as Senior Vice President and General Counsel of Gramercy Property Trust Inc.'s Realty Division. Mr. Matey was Executive Vice President and General Counsel of American Financial Realty Trust from September 2002 until April 2008, when Gramercy Property Trust Inc. acquired that company. Prior to that, he was a real estate attorney at Morgan, Lewis & Bockius LLP, where he was a partner from October 1991 to September 2002 and an associate from November 1986 to October 1991. Mr. Matey received his B.S. from Saint Joseph's University and his J.D. from Villanova University School of Law. Mr. Matey is 63 years old.

The Board of Trustees and its Committees
The Board presently consists of nine members. The Board has affirmatively determined that Charles E. Black, Allan J. Baum, Z. Jamie Behar, Thomas D. Eckert, James L. Francis, Gregory F. Hughes, Jeffrey E. Kelter and Louis P. Salvatore, representing a majority of its members, are “independent trustees,” as such term is defined by the applicable rules of the SEC and the NYSE. The Board held ten meetings during fiscal year 2016. For a discussion of the Board leadership structure and role in risk oversight, see “Corporate Governance Matters,” below.
The Board has four standing committees: an Investment Committee, an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee, the current charters of which are available on our corporate website at http://www.gptreit.com under the Investor Relations—Corporate Overview “Governance Documents” section. Further, we will provide a copy of these charters without charge to each shareholder upon written request. Requests for copies should be addressed to Gramercy Property Trust, 90 Park Avenue, 32nd Floor, New York, NY 10016, Attn: Secretary. From time to time, the Board also may create additional committees for such purposes as it may determine.
All trustees attended at least 78% of the Board meetings and meetings of the committees on which they served during the periods they served.
Investment Committee
On December 15, 2015 we established a standing Investment Committee currently consisting of Jeffrey E. Kelter (Chairman), Z. Jamie Behar, Thomas D. Eckert and Louis P. Salvatore. Real estate investments and dispositions having a transaction value greater than $50.0 million must also be approved by the investment committee of our board of trustees. Our board of trustees must approve all such transactions having a value of $100.0 million or more. Additionally, the investment committee of the board must approve non-recourse financings greater than $50.0 million and our board of trustees must approve all recourse financings, regardless of amount, non-recourse financings of $100.0 million or more, and all related-party transactions, regardless of amount. For purposes of approval thresholds, unconsolidated equity investments are calculated using our allocated portion of the price of the asset or amount of the financing. We generally intend to hold our properties for an extended period. However, circumstances might arise which could result in the early sale of some properties. We also may acquire a portfolio of properties with the intention of holding only a core group of properties and disposing of the remainder of the portfolio in single or multiple sales. The determination of whether a particular property should be sold or otherwise disposed of will be made after consideration of all relevant factors, including prevailing economic conditions, with a view to achieving maximum capital appreciation. The selling price of a property will depend on many of the same factors identified above with respect to our investment process for acquisitions. Our Investment Committee held six meetings during fiscal year 2016.
Audit Committee
We have a standing Audit Committee, consisting of Louis P. Salvatore (Chairman), Z. Jamie Behar, Thomas D. Eckert, and Gregory F. Hughes, each of whom is “independent,” as such term is defined by the applicable rules of the SEC and the NYSE. The Board has determined that Mr. Louis P. Salvatore is an “audit committee financial expert,” as defined in the rules promulgated by the SEC under the Sarbanes-Oxley Act of 2002, as amended. The Audit Committee’s primary functions are to select and appoint the independent registered public accounting firm (including overseeing the auditor’s qualifications and independence) and to assist the Board in fulfilling its oversight responsibilities by reviewing: (i) the financial information to be provided to the shareholders and others; (ii) the system of internal controls that management has established; (iii) the performance of the internal audit function and independent auditor; and (iv) the audit and financial reporting process. The Audit Committee also prepares the “Audit Committee Report” that the rules of the SEC require to be included in this proxy statement and provides an open avenue of communication among the independent registered public accounting firm, internal auditors, management and the Board. The Board has approved a written charter for the Audit Committee, a copy of which is available on our website at http:// www.gptreit.com under the Investor Relations—Corporate Governance section. Additional information regarding the functions performed by the Audit Committee is set forth in the “Audit Committee Report” included in this proxy statement. The Audit Committee held eight meetings during fiscal year 2016.
Compensation Committee
We have a standing Compensation Committee, consisting of James L. Francis (Chairman), Charles E. Black, Jeffrey E. Kelter, and Allan J. Baum, each of whom is “independent,” as such term is defined by the applicable rules of the SEC and the NYSE. The Compensation Committee’s primary purposes are to recommend, establish, oversee and direct the Company’s executive compensation philosophy, policies, and programs, and to approve compensation for the Chief Executive Officer and the other executive officers. The Compensation Committee retained FPL Associates L.P. as its independent outside compensation consulting firm and also engaged them to provide the Compensation Committee with relevant data concerning the marketplace, our peer group and its own independent analysis and recommendations concerning executive compensation for 2016. The Board has approved a written charter for the Compensation Committee, a copy of which is available on our website at http:// www.gptreit.com under the Investor Relations—Corporate Governance section. The Compensation Committee held seven meetings during fiscal year 2016.
Nominating and Corporate Governance Committee
We have a standing Nominating and Corporate Governance Committee consisting of Allan J. Baum (Chairman), Gregory F. Hughes, Charles E. Black, and James L. Francis, each of whom is “independent,” as such term is defined by the applicable rules of the SEC and the NYSE. The Nominating and Corporate Governance Committee is primarily responsible for: (i) assisting the Board by identifying individuals qualified to become board members and to serve on board committees; (ii) reviewing and approving specific matters that the Board believes may involve conflicts of interest and determining whether the resolution of the conflict of interest is fair and reasonable to the company and its shareholders; and (iii) developing and recommending to the Board, a set of corporate governance guidelines applicable to the company and reviewing those guidelines periodically and, if appropriate, recommending to the Board changes to the corporate governance policies and procedures. The Nominating and Corporate Governance Committee does not have any minimum qualifications with respect to board nominees. However, the Nominating and Corporate Governance Committee considers many factors with regard to each candidate, including judgment, integrity, diversity, prior experience, the interplay of the candidate’s experience with the experience of other board members and the candidate’s willingness to devote substantial time and effort to board responsibilities. The Nominating and Corporate Governance Committee does not have a formal written policy with regard to the consideration of diversity in identifying trustee nominees, although it may consider diversity when identifying and evaluating proposed trustee candidates. The Board has approved a written charter for its Nominating and Corporate Governance Committee, a copy of which is available on our website at http:// www.gptreit.com under the Investor Relations—Corporate Governance section. The Nominating and Corporate Governance Committee held two meetings during fiscal year 2016.

sCompensation of Trustees
Trustees who are not independent do not receive additional compensation for their services as trustees. The following table sets forth the compensation earned by the independent trustees for the year ended December 31, 2016:

Name*	Fees Earned or Paid in Cash ($)	Share Awards ($)(1)	All Other Compensation ($)(2)	Total ($)
Charles E. Black	$172,000	$90,000	$3,109	$265,109
Allan J. Baum	$107,000	$90,000	$3,109	$200,109
Z. Jamie Behar	$100,500	$90,000	$3,109	$193,609
Thomas D. Eckert	$100,500	$90,000	$3,109	$193,609
James L. Francis	$104,000	$90,000	$3,109	$197,109
Gregory F. Hughes	$94,500	$90,000	$3,109	$187,609
Jeffrey E. Kelter	$101,000	$90,000	$3,109	$194,109
Louis P. Salvatore	$110,500	$90,000	$3,109	$203,609
__________

*
The columns for “Options Awards”, “Non-Equity Incentive Plan Compensation” and “Change in Pension Value and Nonqualified Deferred Compensation Earnings” have been omitted because they are not applicable.

(1)
Amounts shown do not reflect compensation actually received by the named director. Instead, the amounts shown are the aggregate grant date fair value of stock awards issued to the director as determined pursuant to Financial Accounting Standards Board’s Accounting Standards Codification Topic 718 “Compensation - Stock Compensation,” or FASB ASC Topic 718.

(2)	Represents dividend equivalents paid on Restricted Stock Units (“RSUs”).
In January 2016, our Compensation Committee adopted the annual fees payable to our non-executive trustees.  Each non-executive Trustee receives an annual fee of $150,000, payable in quarterly installments, 40% in cash and 60% in RSUs.  Our Chairman of the Board receives an additional annual fee of $75,000 and each non-executive Trustee who serves as a chairman of our Audit Committee, Compensation Committee, and Nominating Committee, and Investment Committee receives an additional annual fee of $20,000, $15,000, $15,000, and $15,000, respectively, which fees are payable in cash, in quarterly installments. Each non-executive Trustee who serves on a committee receives an additional annual fee for Audit Committee, Compensation Committee, Nominating Committee, and Investment Committee in the amount of $10,000, $5,000, $5,000, and $5,000 respectively, payable in cash in quarterly installments. Each non-executive Trustee also receives a fee in the amount of $1,500 for each meeting of our Board of Trustees or Committee of our Board of Trustees attended.
All the trustees received reimbursement of reasonable out-of-pocket expenses incurred in connection with their service as trustees for fiscal year 2016. If a trustee was also an officer of the company, they were not paid separate compensation for those services rendered as a trustee for fiscal year 2016.
SHAREHOLDER APPROVAL
The affirmative vote of a plurality of all of the votes cast at the 2017 annual meeting of our shareholders is required to elect nine trustees to serve until the 2018 annual meeting of shareholders and until their successors are duly elected and qualify.

RECOMMENDATION OF THE BOARD
Our Board of Trustees unanimously recommends a vote “FOR” electing the nine trustees to serve until the 2018 annual meeting of shareholders and until their successors are duly elected and qualify.

PROPOSAL 2: APPROVAL OF OUR 2017 EMPLOYEE SHARE PURCHASE PLAN
On April 26, 2017, our Board of Trustees (the "Board") adopted, subject to approval at the annual meeting, the Gramercy Property Trust 2017 Employee Share Purchase Plan (the "ESPP"). Our Board has directed that the proposal to approve the ESPP be submitted to our shareholders for their approval at the annual meeting. Also, shareholder approval is being sought in order for the ESPP to meet the requirements of section 423 of the Internal Revenue Code of 1986, as amended (the “Code”).
Our Board believes that the approval of the ESPP by our shareholders will help us attract employees, as well induce existing employees to remain with us and our designated subsidiaries, since it will provide eligible employees with an opportunity to purchase our common shares at a discount. Our Board believes this will encourage participating employees to have an equity interest in us and increase their efforts to make our business more successful.
If approved by our shareholders, the ESPP will become effective on June 15, 2017. If the shareholders do not approve the ESPP, the ESPP will not become effective and no employee will be eligible to participate in the ESPP.
The material terms of the ESPP are summarized below. A copy of the ESPP is attached as Appendix A hereto. The summary of the ESPP is not intended to be a complete description of the ESPP. This summary is qualified in its entirety by the actual text of the ESPP to which reference is made.
Summary of the Provisions of Our 2017 Employee Share Purchase Plan
Shares Subject to the ESPP. The aggregate number of our common shares that may be sold under the ESPP is 250,000 common shares, subject to adjustment as described below.
Eligibility.    All of our employees and employees of our designated subsidiary corporations who customarily work more than 20 hours per week and more than five months a year will be eligible to participate in the ESPP after working for us or one of our subsidiaries for at least one year, unless determined otherwise by the Committee (as defined below). Employees who are not eligible to participate in the ESPP are (i) employees who already own 5% or more of our common shares; and (ii) employees who are subject to rules or laws of a foreign jurisdiction that prohibit participation of such employees in the ESPP or if compliance with the laws of the foreign jurisdiction would cause the ESPP to violate the requirements of Section 423 of the Code.
As of May 1, 2017, 73 employees were eligible to participate in the ESPP.
Generally, an election to participate in the ESPP must be made at least ten business days before the enrollment date for the offer period, unless a later time is established by the Committee or another procedure is established by the Committee.

Payroll deductions will begin with the first scheduled payroll date commensurate with or immediately following the enrollment date and will end on the last scheduled payroll date during the offer period, unless sooner terminated by the eligible employee.
Administration of the ESPP.    The ESPP may be administered by our Board, a committee of our Board, or such executive officer appointed by the Board to administer the ESPP, consistent with the limitations set forth in the ESPP (the “Committee”). The Committee has full and exclusive discretionary authority to construe, interpret and apply the terms of the ESPP, to determine eligibility and to adjudicate all disputed claims filed under the ESPP. Every finding, decision and determination made by the Committee will, to the full extent permitted by law, be final and binding upon all persons.
The Board has delegated to the Compensation Committee the authority to administer the ESPP. The Compensation Committee presently consists of Messrs. James L. Francis, Charles E. Black, Jeffrey E. Kelter and Allan J. Baum, each of whom is a non-employee member of our Board.
Payroll Deductions.    Unless determined otherwise by the Committee, to enroll in the ESPP, the participant must designate a fixed whole percentage of his or her eligible base salary to be withheld, not to exceed 15%. All of the participant's payroll deductions will be credited to his or her account under the ESPP (the "Payroll Account"). No interest will accrue on the payroll deductions credited to the participant's Payroll Account.
Offer Periods and Purchase Price.    Our common shares will be offered to the participants for purchase through a series of successive or overlapping offer periods. The duration of each offer period will be set in advance by the Committee and no offer period will have a duration greater than 27 months. Unless determined otherwise by the Committee, each offer period will be three months in duration and will begin on the first day of each calendar quarter. If the shareholders approve the ESPP at the annual meeting, the first offer period will commence on July 1, 2017, unless the Committee determines prior to July 1, 2017 that the first offer period under the ESPP will commence at a later date.
On the first day of each offer period, each participant is granted an option to purchase on the exercise date of such offer period a number of common shares based on the balance which has accrued in the participant's Payroll Account, at a purchase price per common share equal to either (a) a fixed percentage (to be determined in the Committee’s discretion before the beginning of the offer period, but not less than 85%) of the fair market value of our common shares on the exercise date or (b) the lesser of (x) a fixed percentage (to be determined in the Committee’s discretion before the beginning of the offer period, but not less than 85%) of the fair market value of our common shares on the exercise date and (y) a fixed percentage (to be determined in the Committee’s discretion before the beginning of the offer period, but not less than 85%) of the fair market value of our common shares on the first day of the offer period. The fair market value per share on any particular date under the ESPP will be equal to the closing price per share on such date on the New York Stock Exchange (“NYSE”) or, if there are no sales on such date, for the last preceding date on which there was a sale of shares on the NYSE.
Purchase of Our Common Shares.

Unless a participant withdraws from the ESPP (as described below), the participant’s option for the purchase of common shares will be exercised automatically on the last day of the offer period, and each participant’s payroll deductions will automatically be applied to the purchase of whole common shares and, to the extent permitted by the Committee, fractional common shares, at the purchase price in effect for the participant for that purchase date.
The Code and the ESPP impose certain limits on the amount of our common shares that can be purchased with payroll deductions under the ESPP. In general, there is a $25,000 limit on the value of our common shares that can be purchased by any participating employee under the ESPP in any calendar year. Any amounts received from the participant which cannot be used to purchase our common shares as a result of this limitation will be returned as soon as practicable to the participant without interest. In addition, during each offer period, no participant may purchase more than the number of shares determined by dividing $6,250 by the fair market value of one share on the first day of the offer period (which limit will be adjusted if the offer period is greater than or less than three months). The Committee may increase or decrease, in its absolute discretion, the maximum number of shares that an eligible employee may purchase during an offer period. Any money left over in a participant’s account after the exercise date will be retained in the participant’s Payroll Account for the subsequent offer period, subject to earlier withdrawal by the participant as provided in the ESPP.
Following the purchase of shares with the participant's payroll deductions, a "book entry" (by computerized or manual entry) will be made in our records (the "Share Account") to evidence such acquisition of shares. Generally, all shares purchased under the ESPP must be held for at least six months, unless the Committee determines that a different holding period will apply.
Rights of a Shareholder.   As a participating employee, the participant will have all of the rights and privileges of a shareholder with respect to our common shares purchased under the ESPP and credited to the participant's Share Account. A participant will have no interest or voting rights in shares covered by the participant’s option until such shares are actually purchased on the participant’s behalf in accordance with the ESPP. No adjustment will be made with respect to any shares subject to an option for dividends, distributions or other rights for which the record date is prior to the actual date of purchase of such shares.
Withdrawal.    Each participant may terminate participation during any offer period by electing to withdraw all (but not less than all) of the payroll deductions credited to his or her Payroll Account that has not yet been used to purchase common shares under the ESPP by completing and filing with the Committee a change of status notice on the form established by the Committee. Upon such an election, all of the participant’s payroll deductions credited to the Payroll Account will be paid to the participant as soon as possible after our receipt of the election. If the participant withdraws from an offer period, payroll deductions will not resume at the beginning of the next offer period, unless he or she timely re-enrolls in the ESPP.
Termination of Employment.  If a participant's employment terminates for any reason more than three months from the next scheduled exercise date, the balance in such participant's Payroll Account which has not yet been invested will be refunded to him or her (or in the event of the participant's death, will be paid to his or her estate).
If the participant's employment terminates for any reason within three months of the next scheduled exercise date, the balance in such participant's Payroll Account which has not yet been used purchase common shares under the

ESPP will be applied to the purchase of our common shares on the next exercise date, unless the participant (or in the event of the participant's death, his or her estate) withdraws from the ESPP by submitting a change of status notice form.
Adjustments. If there is a merger, consolidation, dissolution, spin-off transaction, liquidation, reorganization, exchange of shares, sale of all or substantially all of our assets or shares or that of our subsidiaries or a similar transaction, dividend in common shares, extraordinary cash dividend, share split, reverse share split, combination of shares, reclassification, recapitalization, or other similar change in our capital structure or of our subsidiaries or any distribution to holders of common shares other than ordinary course cash dividends or such other event occurs which in the judgment of the Committee necessitates action by adjustment, the Committee will proportionately adjust the maximum number of common shares reserved for purchase under the ESPP, the purchase price, the maximum number of common shares that may be purchased in any offer period or purchase period, and any other terms that the Committee determines require adjustment. Such adjustment will be made by the Committee in the manner it deems appropriate and its determination will be final, binding and conclusive.
Change in Control. If there is a change in control (as defined in the ESPP, but which generally includes (i) the acquisition by a person (including a group) of 50% or more of the voting power of our securities or our outstanding common shares, (ii) we have a consolidation or merger where our shareholders do not hold 50% or more of the combined voting power of the surviving company, (iii) a sale of all or substantially all of our assets, (iv) we have a liquidation or dissolution, or (v) a change in the majority of our Board members in any 24-month period unless approved by a vote of at least a majority of our Board members), each option under the ESPP will be assumed by the successor corporation or real estate investment trust, unless the Committee determines instead to shorten the offer period then in progress by setting a new exercise date and providing participants with at least 10 days prior notice of the new exercise date.
Amendment and Termination of the ESPP; Shareholder Approval.    The Committee may at any time, or from time to time, amend the ESPP in any respect; provided, however, that the ESPP may not be amended in any way that would make any change in any option that was previously granted which may adversely affect the rights of any participant without the consent of the affected participant, except to the extent provided otherwise under the ESPP. To the extent necessary to comply with section 423 of the Code (or any successor rule or provision or any other applicable law, including securities laws), we will obtain shareholder approval in such a manner and to such a degree as required.
The Committee may terminate the ESPP any time at its discretion; provided that no termination of the ESPP will affect options that were previously granted.
Rights Not Transferable.   Rights granted under the ESPP are not transferable other than by will or the laws of descent and distribution, and are exercisable only by the participants.

Conditions Upon Issuance of Shares. The ESPP and the grant and exercise of options to purchase common shares under the ESPP, and our obligation to sell and deliver common shares under the ESPP, is subject to all applicable federal, state, and foreign laws, rules and regulations, and to such approvals by any regulatory or governmental agency as may be required. Each participant must take whatever actions, and must execute whatever documents, the Committee deems necessary or advisable in its reasonable judgment in order to carry out the obligations or restrictions under the ESPP.
No Employment Rights. The ESPP does not create any right for the benefit of any employee or class of employees to purchase any common shares under the ESPP or with respect to continuation of employment by us or a subsidiary, and it does not interfere in any way with our right to terminate, or otherwise modify, an employee’s employment at any time for any reason, including with or without cause.
Use of Funds. All payroll deductions received or held by us under the ESPP may be used by us for any corporate purpose, and we are not obligated to segregate such payroll deductions.
Disqualifying Disposition.   If a participants sells or otherwise disposes of common shares purchased through the ESPP prior to the expiration of two years from the offer date or disposes of such common shares in any other disqualifying disposition within the meaning of section 423 of the Code, such participant must notify us in writing as soon as practicable after such disposition of the date and terms of such disposition, and, if we (or any of our affiliates) have a tax-withholding obligation because of such disposition, the participant must pay to us (or affiliate) an amount equal to any withholding tax we (or affiliate) are required to pay.
Equity Plan Benefits
No option has been or will be granted under the ESPP that is contingent upon approval of this proposal by our shareholders at the annual meeting. The benefits to be received by any eligible employee under the ESPP are not determinable because, under the terms of the ESPP, the amounts of future common share purchases are based on elections made by eligible employees subject to the terms and limits of the ESPP and the purchase price to be paid.
The closing price per share of our common shares on April 28, 2017, was $27.79 per share.
Material U.S. Federal Income Tax Consequences
The following is a brief description of the U.S. federal income tax consequences generally arising with respect to options that may be awarded under the ESPP. This discussion is intended for the information of shareholders considering how to vote at the annual meeting and not as tax guidance to participants in the ESPP. This summary does not address the effects of other federal taxes or taxes imposed under state, local or foreign tax laws. The ESPP is intended to qualify as an “employee stock purchase plan” under section 423 of the Code. The ESPP is not intended to qualify under section 401 of the Code and is not subject to the Employee Retirement Income Security Act of 1974, as amended.
Under the ESPP, payment for common shares will be made on an after-tax basis. Thus, participants will have to pay income tax on the dollars tendered as purchase price under the ESPP.

No income will be recognized when common shares are purchased under the ESPP at a discount. The discount at the time of purchase will not be taken into account for income tax purposes until the common shares are sold. The income tax consequences associated with a sale of our common shares purchased under the ESPP depend upon when the sale occurs and the length of time the participant held his or her common shares. The ESPP has been designed with the intent that if the sale occurs after the later of (i) two years after the offer date or (ii) one year after the exercise date, then a participant generally will realize taxable gain or loss equal to the difference between the selling price and the amount paid for the common shares. If the shares are sold at a gain, then the participant will recognize ordinary income equal to the lesser of (i) the excess of the fair market value of the shares at the time of sale over the actual purchase price, or (ii) the excess of the fair market value of the shares on the offer date over the purchase price determined as of the offer date (that is, the purchase price that would have applied if the offer period were to have ended on the offer date). The balance of the gain, if any, will be treated as long-term capital gain. If the shares are sold at a loss, then no ordinary income is realized and the entire loss will be treated as a long-term capital loss.
However, if shares purchased under the ESPP are sold prior to the end of the later of (i) two years after the offer date or (ii) one year after the exercise date, then, regardless of whether the participant has a profit or loss on the sale, the discount received when the common shares were purchased generally will be taxable as ordinary income. We are generally entitled to a deduction for the amounts taxable to a participant as ordinary income. The participant will also recognize taxable capital gain or loss (which will be short-term or long-term, depending upon the holding period) on the sale equal to the difference between the selling price and the fair market value of the shares at the time it was purchased.
SHAREHOLDER APPROVAL
The affirmative vote of a majority of the votes cast at the 2017 annual meeting of our shareholders is required to approve the Gramercy Property Trust 2017 Employee Share Purchase Plan.

RECOMMENDATION OF THE BOARD
Our Board of Trustees unanimously recommends a vote “FOR” the approval of the Gramercy Property Trust 2017 Employee Share Purchase Plan.

PROPOSAL 3: RATIFICATION OF APPOINTMENT OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM
Selection of Independent Registered Public Accounting Firm
The Audit Committee has appointed the accounting firm of Ernst & Young LLP to serve as the company’s independent registered public accounting firm for the fiscal year ending December 31, 2017, subject to ratification of this appointment by our shareholders. Shareholder ratification of the appointment of Ernst & Young LLP is not required by law, the NYSE or our organizational documents. However, as a matter of good corporate governance, our Board of Trustees has elected to submit the appointment of Ernst & Young LLP to our common shareholders for ratification at the 2017 annual meeting. If our common shareholders fail to ratify the appointment of Ernst & Young LLP, the Audit Committee will reconsider the matter, taking into consideration the common shareholder vote on the ratification and the advisability of appointing a new independent registered public accounting firm prior to the completion of the 2017 audit and may decide to retain Ernst & Young LLP notwithstanding the vote.
A representative of Ernst & Young LLP will be present at our annual meeting, will be given an opportunity to make a statement if he or she so desires and will be available to respond to appropriate questions.
Audit Fees
Fees for audit services totaled approximately $3,371,465 in 2016 and $3,871,536 in 2015, of which $409,573 and $400,631 was attributable to Sarbanes-Oxley 404 planning and testing in 2016 and 2015, respectively. Audit fees include fees associated with our annual audit and the reviews of our quarterly reports on Form 10-Q. In addition, audit fees include approximately $1,186,705 in 2016 and $1,667,700 in 2015 of fees for public filings in connection with various investments and services in connection with common stock offerings and certain other transactions, and fees related to business combinations. Audit fees also include fees for accounting research and accounting consultations billed as audit services.
Audit-Related Fees
There were no audit-related services and no associated fees in 2016. Fees for audit-related services totaled approximately $208,600 in 2015. The audit-related services principally include fees for assurance related services in connection with our acquisition activities, due diligence for mergers and acquisitions and accounting consultations and audits in connection with acquisitions.
Tax Fees
Fees for tax services totaled approximately $551,152 in 2016 and $490,685 in 2015, associated with the 2015 and 2014 tax return preparation and routine on call advisory services. Tax fees include fees for tax compliance, tax planning and tax advice.
All Other Fees
We did not incur fees for other services not included above.
Our Audit Committee considers whether the provision by Ernst & Young LLP of the services that are required to be described under “All Other Fees” is compatible with maintaining Ernst & Young LLP’s independence from both management and our company.

Pre-Approval Policies and Procedures of Gramercy’s Audit Committee
The Audit Committee must pre-approve, to the extent required by applicable law, all audit services and permissible non-audit services provided by the independent registered public accounting firm, except for any de minimis non-audit services. Non-audit services are considered “de minimis” if: (i) the aggregate amount of all such non-audit services constitutes less than 5% of the total amount of revenues paid to the independent registered public accounting firm during the fiscal year in which they are provided; (ii) Gramercy did not recognize such services at the time of the engagement to be non-audit services; and (iii) such services are promptly brought to the Audit Committee’s attention and approved prior to the completion of the audit by the Audit Committee or any of its member(s) who has authority to give such approval. None of the fees reflected above were approved by the Audit Committee pursuant to this “de minimis” exception. The Audit Committee may delegate to one or more of its members the authority to grant pre-approvals.
SHAREHOLDER APPROVAL
The affirmative vote of a majority of the votes cast at the 2017 annual meeting of our shareholders is required to ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm.

RECOMMENDATION OF THE BOARD
Our Board of Trustees unanimously recommends a vote “FOR” the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm.

PROPOSAL 4: ADVISORY VOTE ON EXECUTIVE COMPENSATION
We seek an advisory vote on the compensation of our named executive officers as described under: “Executive Compensation-Compensation Discussion and Analysis” section (and the accompanying tabular and narrative disclosure) of this proxy statement. We are conducting this advisory vote to contribute to its commitment to high standards of governance and pursuant to regulations under Section 14A of the Exchange Act. The following proposal, commonly known as a “Say on Pay” proposal, gives shareholders the opportunity to approve, reject or abstain from voting with respect to fiscal 2016 executive compensation programs and policies and the compensation paid to its named executive officers. If you are a shareholder as of the record date, your advisory vote will serve as an additional tool to guide the Board and Compensation Committee in aligning the executive compensation programs with the interests of the company and its shareholders.
As discussed in the “Executive Compensation-Compensation Discussion and Analysis” section of this proxy statement and the accompanying tables and related narrative disclosure, the primary objectives of the executive compensation program are to attract and retain qualified and talented individuals who possess the skills and expertise necessary to lead, manage and grow our company, and are accountable for its performance. Under this program, we also seek to promote an ownership mentality amongst our named executive officers by issuing equity grants to them that not only align their interests with the interests of its shareholders, but also enhance the executives’ focus on long-term performance. We believe this strong tie between compensation and performance leads to success and serves the best interests of shareholders. Our Compensation Committee regularly reviews all elements of the compensation paid to its named executive officers to align the interests of its named executive officers with shareholders, and incentivize executives to focus on the achievement of long-term business objectives. Please refer to the “Executive Compensation-Compensation Discussion and Analysis” section of this proxy statement for additional details about the executive compensation program, including information about the fiscal year 2016 compensation of our named executive officers.
Approval of this advisory “Say on Pay” resolution requires the affirmative vote of the holders of a majority of the votes cast at the shareholder meeting at which a quorum is present.
The vote on this proposal is advisory in nature. Because of this, it will not affect any compensation already paid or awarded to any named executive officer, it will not be binding on or overrule any decisions by the Board, and it will not restrict or limit the ability of shareholders to make proposals for inclusion in proxy materials related to executive compensation. Nevertheless, the Board values input from shareholders highly and will carefully consider the results of this vote when making future decisions about executive compensation. In addition, even if a majority of shareholders approves this proposal, if there is a significant vote against the compensation of the named executive officers, the Compensation Committee will evaluate whether any actions are appropriate to address the concerns of shareholders. The vote on this resolution is not intended to address any specific element of compensation; rather, the vote relates to the overall compensation of the named executive officers, as described in this proxy statement in accordance with the compensation disclosure rules of the SEC. Accordingly, we will ask our shareholders to vote for the following resolution at the annual meeting:
“RESOLVED, that the compensation of the named executive officers, as disclosed in this proxy statement pursuant to the Securities and Exchange Commission’s executive compensation disclosure rules, including under: “Executive Compensation-Compensation Discussion and Analysis” (and the accompanying tabular and narrative disclosure); is hereby approved.”

RECOMMENDATION OF THE BOARD

Our Board of Trustees unanimously recommends a vote “FOR” an advisory vote on the compensation of our named executive officers as described under: “Executive Compensation-Compensation Discussion and Analysis” section (and the accompanying tabular and narrative disclosure) of this proxy statement.

AUDIT COMMITTEE REPORT
The following is a report by the Audit Committee of the Board of Trustees of Gramercy Property Trust (the “Audit Committee”) regarding the responsibilities and functions of the Audit Committee. This report shall not be deemed to be incorporated by reference in any previous or future documents filed with the SEC, under the Securities Act or the Exchange Act, except to the extent that we specifically incorporates this report by reference in any such document.
The Audit Committee oversees our financial reporting process. Management has the primary responsibility for the preparation, presentation and integrity of our financial statements, accounting and financial reporting principles, internal controls and procedures designed to ensure compliance with accounting standards and applicable laws and regulations. In fulfilling its oversight responsibilities, our Audit Committee reviewed the audited financial statements in our Annual Report on Form 10-K for the year ended December 31, 2016 with management, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements.
The Audit Committee reviewed with the independent registered public accounting firm, who is responsible for auditing our financial statements and for expressing an opinion on the conformity of those audited financial statements with accounting principles generally accepted in the United States, its judgments as to the quality, not just the acceptability, of our accounting principles and such other matters as are required to be discussed with the Audit Committee under Statement on Auditing Standards No. 61, as currently in effect. The Audit Committee received the written disclosure and the letter from our independent registered public accounting firm required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence, as currently in effect, discussed with our independent registered public accounting firm the auditors’ independence from both management and our company and considered the compatibility of our independent registered public accounting firm’s provision of non-audit services to our company with their independence.
The Audit Committee discussed with our independent registered public accounting firm the overall scope and plans for their audit. The Audit Committee met with our independent registered public accounting firm, with and without management present, to discuss the results of their examinations, their evaluations of our internal controls and the overall quality of its financial reporting, including unconsolidated balance sheet investments.
In reliance on the reviews and discussions referred to above, our Audit Committee recommended to our Board of Trustees (and our Board of Trustees has approved) that the audited financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2016 for filing with the SEC.
The members of our Audit Committee are not professionally engaged in the practice of auditing or accounting. Committee members rely, without independent investigation or verification, on the information provided to them and on the representations made by management and our independent registered public accounting firm. Accordingly, the Audit Committee’s oversight does not provide an independent basis to determine that management has maintained appropriate accounting and financial reporting principles or appropriate internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. Furthermore, the Audit Committee’s considerations and discussions referred to above do not assure that the audit of our financial statements has been carried out in accordance with the standards of the Public Company Accounting Oversight Board (United States), that the financial statements are presented in accordance with accounting principles generally accepted in the United States or that Ernst & Young LLP is in fact “independent.”

Our Board of Trustees has determined that each member of the Audit Committee is financially literate and has accounting or related financial management expertise, as such qualifications are defined under the rules of the NYSE. It also has determined that the Audit Committee has at least two “audit committee financial experts,” as defined in Item 407(d)(5) of SEC Regulation S-K, such experts being Mr. Salvatore and Mr. Hughes, and that they are “independent,” as such term is defined by the applicable rules of the SEC and the NYSE.

Submitted by the Audit Committee:
Louis P. Salvatore (Chairman) Z. Jamie Behar Thomas D. Eckert Gregory F. Hughes

GRAMERCY CORPORATE GOVERNANCE MATTERS
This section contains information about a variety of our corporate governance policies and practices. In this section, you will find information about how we are complying with the NYSE’s corporate governance rules that were approved by the SEC. We are committed to operating our business under strong and accountable corporate governance practices. Our Board of Trustees reviews these guidelines and other aspects of our corporate governance periodically.
You are encouraged to visit the corporate governance section of the “Investor Relations - Corporate Governance” page of our corporate website at www.gptreit.com to view or to obtain copies of our committee charters, amended and restated code of business conduct and ethics, corporate governance guidelines, and amended and restated whistleblowing and whistleblower protection policy. The information found on, or accessible through, our website is not incorporated into, and does not form a part of, this proxy statement or any other report or document we file with or furnishes to the SEC. You may also obtain, free of charge, a copy of our committee charters, amended and restated code of business conduct and ethics, corporate governance guidelines and amended and restated whistleblowing and whistleblower protection policy by directing your request in writing to Gramercy Property Trust, 90 Park Avenue, 32nd Floor, New York, NY 10016, Attn: Investor Relations. Additional information relating to the corporate governance of Gramercy is also included in other sections of this proxy statement.
Corporate Governance Highlights

8 of our 9 Trustees are Independent
Independent Chairman of the Board
Share Ownership and Retention Guidelines for Trustees and Officers
Anti-Hedging, Short Sale and Pledging Policies for Trustees and Officers
Majority Voting for Trustees (via Trustee Resignation Policy)
Annual Election of All Trustees
No Poison Pill or Similar Feature
Code of Business Conduct and Ethics
The Board has adopted a code of business conduct and ethics that applies to trustees, officers and employees. Among other matters, the code of business conduct and ethics was designed to deter wrongdoing and to assist trustees, executive officers and employees in promoting honest and ethical conduct, including the following: ethical handling of actual or apparent conflicts of interest between personal and professional relationships; full, fair, accurate, timely and understandable disclosure in SEC reports and other public communications; compliance with applicable governmental laws, rules and regulations; prompt and anonymous internal reporting of violations of the code to appropriate persons identified in the code; and accountability for adherence to the code.
Any amendment to, or waiver of, the amended and restated code of business conduct and ethics may be made only by the Board or one of its committees specifically authorized for this purpose and the company intends to disclose any changes in or waivers from this code of ethics by posting such information on its website or by filing a Current Report on Form 8-K.
Trustee Independence
Background
Our corporate governance guidelines provide that a majority of the trustees serving on our Board of Trustees must be independent as required by the listing standards of the NYSE and the rules promulgated by the SEC.
Independence Determinations Made by the Board of Trustees
Our Board of Trustees has determined, based upon its review of all relevant facts and circumstances and after considering all applicable relationships of which our Board of Trustees had knowledge, between or among the trustees and our company or its management, that each of Charles E. Black, James L. Francis, Thomas D. Eckert, Z. Jamie Behar, Gregory F. Hughes, Jeffrey E. Kelter, Allan J. Baum, and Louis P. Salvatore, has no material relationship with our company (either directly or as a partner, shareholder or officer of an organization that has a relationship with our company) and is “independent” as defined in the NYSE listing standards and the applicable SEC rules. No trustee participated in the final determination of his own independence.
Consideration of Trustee Candidates
The Nominating and Corporate Governance Committee considers properly submitted shareholder recommendations for candidates for membership on our Board of Trustees as described below under “Identifying and Evaluating Trustee Candidates.” In evaluating such recommendations, the Nominating and Corporate Governance Committee seeks to achieve a balance of knowledge, experience and capability on our Board of Trustees and to address the membership criteria set forth below under “Trustee Qualifications.” Any shareholder recommendations for consideration by the Nominating and Corporate Governance Committee should include the nominee’s name and qualifications for board membership. The recommending shareholder should also submit evidence of the shareholder’s ownership of our shares, including the number of shares owned and the length of time of ownership. The recommendation should be addressed to Gramercy Property Trust, 90 Park Avenue, 32nd Floor, New York, NY 10016, Attn: Secretary.
Trustee Qualifications
Our Board of Trustees has adopted Corporate Governance Guidelines that address significant issues of corporate governance and set forth procedures by which our Board of Trustees carries out its responsibilities. Among the areas addressed by the Corporate Governance Guidelines are trustee qualification standards, trustee responsibilities, trustee access to management and independent advisors, trustee compensation, trustee orientation and continuing education, management succession, annual performance evaluation of our Board of Trustees, management responsibilities and meeting procedures. These guidelines meet or exceed the listing standards adopted by the NYSE, on which our common shares are listed. Our Nominating and Corporate Governance Committee is responsible for assessing and periodically reviewing the adequacy of the Corporate Governance Guidelines and will recommend, as appropriate, proposed changes to our Board of Trustees. Among the areas addressed by the Corporate Governance Guidelines are trustee qualification standards, trustee responsibilities, trustee access to management and independent advisors, trustee compensation, trustee orientation and continuing education, management succession, annual performance evaluation of our Board of Trustees, management responsibilities and meeting procedures. These guidelines meet or exceed the listing standards adopted by the NYSE, on which our common shares are listed. Our Nominating and Corporate Governance Committee is responsible for assessing and periodically reviewing the adequacy of the Corporate Governance Guidelines and will recommend, as appropriate, proposed changes to our Board of Trustees.
Identifying and Evaluating Trustee Candidates
The Nominating and Corporate Governance Committee may solicit recommendations for trustee nominees from any or all of the following sources: non-management trustees, the Chief Executive Officer and President, other executive officers, third-party search firms or any other source it deems appropriate. As described above, the Nominating and Corporate Governance Committee will also consider potential nominees recommended by shareholders.
Each trustee candidate must have (i) education and experience that provides knowledge of business, financial, governmental or legal matters that are relevant to our business or to our status as a publicly-owned company, (ii) a reputation for integrity, (iii) a reputation for exercising good business judgment and (iv) sufficient available time to be able to fulfill his or her responsibilities as a member of our Board of Trustees and of any committees to which he or she may be appointed.
In making recommendations to our Board of Trustees, our Nominating and Corporate Governance Committee considers such factors as it deems appropriate. These factors may include judgment, skill, diversity, education, experience with businesses and other organizations comparable to our company, the interplay of the candidate’s experience with the experience of other Board of Trustee members, the candidate’s industry knowledge and experience, the ability of a nominee to devote sufficient time to our affairs, any actual or potential conflicts of interest and the extent to which the candidate generally would be a desirable addition to our Board of Trustees and any of its committees. Attributes that our Nominating and Corporate Governance Committee consider include: (i) prior experience on our Board of Trustees and other relevant board level experience; (ii) real estate industry experience; (iii) transactional experience, especially within the real estate industry; (iv) relevant experience in property operations; (v) financial expertise; (vi) legal and/or regulatory experience; (vii) knowledge of and experience with corporate governance matters; (viii) experience with executive compensation matters; and (ix) prior experience in risk management.
While we do not have a formal written diversity policy, our Nominating and Corporate Governance Committee considers diversity of race, ethnicity, gender, age, cultural background, professional experiences and expertise and education in evaluating trustee candidates for Board of Trustee membership. We believe that considerations of diversity are, and will continue to be, an important component relating to the composition of our Board of Trustees as multiple and varied points of view contribute to a more effective decision-making process.
When considering current trustees for re-nomination to our Board of Trustees, our Nominating and Corporate Governance Committee takes into account the performance of each trustee. Our Nominating and Corporate Governance committee also reviews the composition of our Board of Trustees in light of the current challenges and needs of our Board of Trustees and us, and determines whether it may be appropriate to add or remove individuals after considering, among other things, the need for audit committee expertise and issues of independence, judgment, age, skills, background and experience.
There are no nominees for election to our Board of Trustees this year who have not previously served as a trustee.

Audit Committee Financial Expert
The Board has determined that its Audit Committee has at least two “audit committee financial experts,” as defined in Item 407(d)(5) of SEC Regulation S-K, such experts being Mr. Louis P. Salvatore and Mr. Gregory F. Hughes, and that they are “independent,” as such term is defined by the applicable rules of the SEC and the NYSE. Mr. Salvatore and Mr. Hughes have agreed to serve as our audit committee financial experts.
Communications with our Board of Trustees
We have a process by which shareholders and/or other parties may communicate with our Board of Trustees, our Chairman, its independent trustees as a group or individual trustees. Any such communications may be sent to the Board of Trustees by U.S. mail or overnight delivery and should be directed to Gramercy Property Trust, 90 Park Avenue, 32nd Floor, New York, NY 10016, Attn: General Counsel, who will forward such communications on to the intended recipient. Our General Counsel will review each communication received in accordance with this process to determine whether the communication requires immediate action. Any such communications may be made anonymously. Our Board of Trustees has instructed our General Counsel to assist our Board of Trustees in reviewing all written communications to it. Our General Counsel will forward all appropriate communications received, or a summary of such communications, to the appropriate member(s) of our Board of Trustees. However, we reserve the right to disregard any communication that our General Counsel determines is unduly hostile, threatening or illegal, does not reasonably relate to us or our business, or is similarly inappropriate. Our General Counsel has the authority to disregard any inappropriate communications or to take other appropriate actions with respect to any such inappropriate communications. Any such communications may be made anonymously.
Amended and Restated Whistleblowing and Whistleblower Protection Policy
Gramercy has adopted procedures for: (i) the anonymous and confidential submission of complaints or concerns regarding questionable accounting and auditing matters; and (ii) the receipt, retention and treatment of employee complaints or concerns regarding such matters. If you wish to contact the Audit Committee to report complaints or concerns relating to the financial reporting of Gramercy, you may do so by telephone at 855-419-3601 or on the web at http://gpt.ethicspoint.com. Any such communications may be made anonymously.
Executive Sessions of Independent Trustees
In accordance with the Corporate Governance Guidelines, the independent and non-executive trustees serving on our Board of Trustees regularly meet in executive session without the presence of any trustees or other persons who are part of management. These executive sessions are regularly chaired by the board chairman or by the chair of the committee having jurisdiction over the particular subject matter to be discussed at the particular session or portion of a session.
Bylaw Amendments
On April 26, 2017, the Board adopted amendments to the Company's Bylaws, effective immediately upon adoption, to provide shareholders, in addition to the Board, with the power to alter, amend or repeal any provision of the Bylaws and to make new Bylaw provisions, in each case by the affirmative vote of a majority of all the votes outstanding and entitled to be cast on the matter.

Leadership Structure of the Board of Trustees
The Board of Trustees recognizes that one of its key responsibilities is to evaluate and determine its optimal leadership structure so as to provide independent oversight of management. Our Board of Trustees understands that there is no single, generally accepted approach to providing board leadership and that given the dynamic and competitive environment in which we operate, the appropriate leadership structure may vary as circumstances warrant.
The Board of Trustees consist of a majority of independent and non-executive trustees and Mr. Black as Chairman, coordinates the activities of our Board of Trustees to assure effective corporate governance in managing the affairs of our Board of Trustees and us. Mr. Black has served as our Chairman since 2012 and a member of our board since 2004. These independent and non-executive trustees, under the leadership and coordination of the Chairman, meet regularly in executive session without the presence of management or interested trustees in order to promote discussion among the independent and non-executive trustees and to assure independent oversight of management. Our Chairman (i) presides at all meetings of the independent trustees and any Board of Trustee meeting when the Chief Executive Officer is not present, including executive sessions of the independent and non-executive trustees, (ii) approves and informs the Chief Executive Officer as to the quality and timeliness of information sent to our Board of Trustees and the appropriateness of meeting agenda items, (iii) serves as the primary liaison between the independent and non-executive trustees and the Chief Executive Officer, (iv) holds a principal role in the evaluation of our Board of Trustees and the evaluation of the Chief Executive Officer, (v) recommends to our Board of Trustees and its committees the hiring and retention of any consultants that report directly to our Board of Trustees, (vi) responds directly to shareholder questions or inquiries directed to the Chairman or the independent and non-executive trustees as a group, (vii) upon request and when appropriate, ensures he is available for direct communication with major shareholders, and (viii) performs other duties as our Board of Trustees may from time to time delegate. In addition, our Board of Trustee committees, which oversee critical matters such as the integrity of our financial statements, the compensation of executive management, and the development and implementation of corporate governance policies, each consist entirely of independent trustees. Therefore, our Board of Trustees believes that its majority independent composition and the strength of our independent and non-executive trustees, under the leadership and coordination of the Chairman, provide effective corporate governance at our Board of Trustees level and independent oversight of both our Board of Trustees and our executive officers. The current leadership structure, when combined with the functioning of the independent and non-executive trustee component of our Board of Trustees and our overall corporate governance structure, strikes an appropriate balance between strong and consistent leadership and independent oversight of our business and affairs. As part of its annual self-assessment, our Board of Trustees will consider whether the current leadership structure continues to be optimal for us and our shareholders.
The Board of Trustees’ Role in Risk Oversight
Our Board of Trustees play an important role in the risk oversight of our company. Risk is inherent with every business, and how well a business manages risk can ultimately determine its success.
Our company faces a number of risks, including economic risks, environmental and regulatory risks, and others, such as the impact of competition. Our executive officers are responsible for the day-to-day management of the risks we face, while our Board of Trustees, as a whole and through its committees, has responsibility for the oversight of risk management. In this capacity, our Board of Trustees (or a committee thereof) performs many tasks, including, but not limited to, receiving regular periodic reports from internal and external auditors, approving acquisitions, dispositions and new borrowings and periodically reviewing and discussing with management the risks faced by our company. In its risk oversight role, our Board of Trustees has the responsibility to satisfy itself that the risk management processes designed by our executive officers are adequate and functioning as designed.

The committees of the our Board of Trustees assist the full board in risk oversight by addressing specific matters within the purview of each committee. The Audit Committee is specifically responsible, in consultation with management, our independent auditors and our internal auditor, for the integrity of our financial reporting processes and controls. In executing this responsibility, our Audit Committee discusses policies with respect to risk assessment and risk management, including enterprise risk assessments, significant financial risk exposures and the steps management has taken to monitor, control and report on such exposures. As part of this process, our Audit Committee oversees the planning and conduct of an annual risk assessment that is designed to identify and analyze risks to achieving business objectives. The results of the risk assessment are then discussed with management and used to develop an annual internal audit plan. The Compensation Committee regularly considers whether our compensation program encourages executives to prudently manage enterprise risk. Performance is evaluated based on both quantitative and qualitative factors and review not only “what” is achieved, but also “how” it is achieved. The Nominating and Corporate Governance Committee identifies individuals qualified to become board members, to serve on board committees and to serve as executive officers and reviews and considers matters that may involve corporate governance, conflicts of interest and potential risks to our shareholders.
Because of the role of our Board of Trustees in the risk oversight of our company, our Board of Trustees believes that any leadership structure that it adopts must allow it to effectively oversee the management of the risks relating to our operations. See the discussion under the heading Leadership Structure of the Board of Trustees above for a discussion of why our Board of Trustees has determined that its current leadership structure is appropriate.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis
Introduction
This section describes the material elements of our executive compensation program, the compensation decisions the Compensation Committee has made under the program and the factors considered in making those decisions for the “named executive officers” or “executives” for 2016, who were:

Name	Position	Age
Gordon F. DuGan	Chief Executive Officer	50
Benjamin P. Harris	President	42
Nicholas L. Pell	Chief Investment Officer	40
Jon W. Clark	Chief Financial Officer	48
Edward J. Matey Jr.	General Counsel	63
Prior to December 17, 2015, we were known as Chambers Street Properties. On December 17, 2015 we completed a merger with Gramercy Property Trust Inc. While we were the surviving legal entity, immediately following consummation of the merger we changed our name to Gramercy Property Trust.
Objectives of the Compensation Program:
The objectives of the compensation program include the following;

To attract and retain leading talent in our areas of operation;
To motivate our executives to work towards short-term financial efficiency and long-term value creation based on our business strategy;
To align the interests of management with those of shareholders; and
To achieve the appropriate balance between risk and reward while avoiding the creation of incentives for unnecessary or excessive risk taking
Changes to Executive Compensation
Each year the Compensation Committee reviews the executive compensation program and related practices to ensure they continue to support the business strategies and remain consistent with corporate governance “best practices”. We have adopted a number of principal changes to our practices beginning in 2017 which are summarized in the table below:

Past Pay Practice	Future Pay Practice
Base Salary: Fixed compensation component providing a minimum level of cash to compensate executive for the scope and complexity of the position	Base Salary: No Change
Annual Cash Incentive: Discretionary cash bonus determined by the Compensation Committee	Annual Cash Incentive: Cash bonus primarily determined in a formulaic manner based on the level of achievement of a number of performance criteria
Long-Term Incentives: Restricted stock awards subject to continued employment through specific vesting dates
Long-Term Incentives:
LTIP awards based on our total shareholder return ("TSR") over a three-year performance period which are also subject to continued employment and vesting in year three and four of the grant

Benefits: Executives receive only those benefits that are also available to all our employees generally	Benefits: No Change
Perquisites: None, other than a term life insurance policy maintained for the benefit of our CEO	Perquisites: No Change

2016 Compensation Overview:
The Compensation Committee considered a number of factors in determining 2016 compensation levels for the executives. Among these factors were the Company's financial and market performance compared to prior years, the 2016 business plan, and the strategic goals and challenges faced by the Company in 2016. The Committee determined that our 2016 market and financial performance was strong by historical standards, and generally surpassed the expectations set forth in the 2016 business plan. The Committee also took into consideration the merger consummated in December 2015, and its impact on the Company's size and scope in 2016, as well as its financial performance going forward. Given these corporate performance considerations, which are described in detail below, the Committee decided that cash incentives overall for executives should be higher than in 2015, which had also been a strong year for the Company.

Here are some key highlights3:
The Company's compensation philosophy and its processes for compensating executives are supervised by the Compensation Committee. The Compensation Committee's responsibilities include setting the Company's executive compensation principles and objectives, setting and approving the compensation of named executive officers, and monitoring and approving the Company's general compensation programs.
The Compensation Committee relies on input both from management and from its independent compensation consultant to assist the Committee in making its determinations. Although the Compensation Committee receives information and recommendations regarding the design of the compensation program and level of compensation for named executive officers from these sources, the Compensation Committee retains the sole authority to make final decisions both as to the types of compensation awarded and compensation levels for these executives.
Compensation Philosophy:    The Company's compensation programs are designed to align executive pay with Company performance and to motivate management to make sound financial decisions that increase the value of the Company. The Compensation Committee believes that a blend of incentive programs based on both quantitative and qualitative performance objectives is the most appropriate way to encourage not only the achievement of outstanding financial performance, but also the maintenance of consistent standards of teamwork, creativity, good judgment, and integrity. Thus, in determining 2016 compensation, the Committee examined a broad range of information on financial performance, as described below in the "Performance Factor Benchmark - 2016 Results" chart. The Committee also reviewed information on the performance of and contributions made by individual executives and, in doing so, placed substantial reliance on information received from, and the judgment of, our Chief Executive Officer. While the Compensation Committee periodically reviews independent survey data and other public filings provided by its compensation consultant as a reference, the Committee does not explicitly target compensation levels at any particular quartile or other reference level.
In determining 2016 compensation levels for the executives, the Compensation Committee did not employ a formula for determining the relationship among the different elements of compensation but rather sought to determine both total compensation and the relative amounts of base salary, cash bonus and long-term equity incentive compensation based on a benchmarking analysis of competitive pay practices and performance relative to corporate and individual goals.
In evaluating the Company's executive compensation programs for 2016, the Compensation Committee reviewed the Company's 2016 financial performance. The Company continued to perform well in 2016, following a very successful performance in 2015.
Compensation Objectives:
The Company uses base salary, annual bonuses, and stock-based awards, as tools to help achieve its compensation objectives. The Company's approach to the mix of compensation among these elements emphasizes variable compensation, including bonuses and long-term incentives in the form of stock-based awards, as opposed to fixed compensation.

Element	Compensation Objectives and Key Features
Base Salary	Fixed compensation component that provides a minimum level of cash to compensate the executive for the scope and complexity of his or her position.
Amounts based on an evaluation of the executive’s experience, position and responsibility, as well as intended to be competitive in the marketplace to attract and retain executives.
Annual Incentive Award
Variable cash compensation component that provides incentive and reward to our executives based on the Compensation Committee's subjective assessment of annual corporate, departmental, and individual performance.

Long-Term Incentive
Variable equity compensation designed to foster meaningful ownership of our common shares by our management, to align the interests of our management with the creation of shareholder value, and to motivate our management to achieve long-term growth and success of our Company.

Base Salary:    Base salary is intended to reflect job responsibilities and set a minimum baseline for compensation. The Company's overall philosophy is that, in most cases, base salaries for executives are viewed as a smaller component of their overall compensation than variable elements of compensation. When setting such salary levels, the Compensation Committee considered the following factors:

•	the nature and responsibility of the position;

•	the expertise of the individual executive;

•	changes in the cost of living and inflation;

•	the competitive labor market for the executive's services; and

•	the recommendations of the Chief Executive Officer with respect to executives who report to him.
Annual Cash Incentives:    Annual cash bonuses are intended to motivate executives to achieve Company goals, align executive pay with shareholder interests, and reward performance, both by the Company as a whole and by the individual executive. Annual cash incentive payments to executives for 2016 wages were not based on a rigid formula and were at the discretion of the Compensation Committee. In awarding bonuses to executives, the Compensation Committee reviews the Company's performance compared to prior years and the performance metrics described above as well as other factors that may have contributed to the Company’s results.
In determining individual bonus payouts to the executives for 2016 performance, the Committee first determined that our 2016 market and financial performance was strong by historical standards and generally surpassed the expectations set forth in the 2016 business plan and then adjusted prior year executive bonuses to reflect individual accomplishments and achievement of the pre-established financial and corporate performance criteria. Adjustments for individual achievements were based on performance assessments presented to the Committee by the Chief Executive Officer, and in the case of the Chief Executive Officer's bonus, by the independent deliberations of the Compensation Committee. The Committee's intention was to recognize the significant contributions of these executives toward the Company's very strong annual performance in 2016, as discussed above, and the substantial increase in the Company size and the complexity of its operations that resulted from the merger completed in December 2015.
For 2016, the Committee made its determination in early 2016 with regard to performance metrics to be used as a guide when considering 2016 executive bonuses. Historically, the Committee has found use of qualitative and quantitative performance metrics to be helpful in determining the amount and types of incentives to offer. Some of the specific performance factors that the Compensation Committee considered in making 2016 compensation decisions were:

Performance Factor Benchmark	2016 Result
Adjusted Funds From Operations or AFFO of $2.10 per common share on diluted basis, excluding capital expenditures
For the year ended December 31, 2016, AFFO was $2.04 per diluted common share excluding capital expenditures. The performance factor was not met as dispositions pursuant to a plan that was established to reduce our concentration to office properties, which exceeded expectations, outpaced acquisitions for a significant part of the year resulting in lower AFFO. Although the performance measure was not met, the compensation committee did take into account the fact that the Company achieved the upper end of Company guidance which was $1.98 to $2.04.

Achieve a reduction in the Company’s office concentration at approximately 25% of the wholly owned portfolio by 12/31/16 (based on completed sales and under-contract sales)
As of December 31, 2016, including sales under contract but not closed as of year-end, the Company’s office property concentration has met the performance factor and has been reduced approximately 25% of the wholly owned portfolio as compared to 48% at the beginning of the year.

Generate a pre-tax contribution to the Company’s gross revenues of at least $7.0 million from its Asset Management business
Pre-tax contribution from the Company’s asset management was $20.6 million substantially exceeding the performance factor. During the year, the Company recognized approximately $19.2 million of incentive based fees from the managed assets.

Generate at least $1.0 billion of new net lease investments satisfying the Company’s target investment criteria	Acquisitions for 2016 exceeded the performance factor and totaled approximately $1.4 billion in 34 separate transactions including one $520.6 million portfolio acquisition.
Achieve a total shareholder return of 10% or greater to holders of common shares	Total return to common shareholders in 2016 was 25.1% with dividends reinvested, significantly exceeding the performance factor.
Gramercy Europe: either complete an initial public offering or achieve €800 million in assets under management (measured by gross assets) by 12/31/2016	The performance factor was achieved as Gramercy Europe’s assets under management as of December 31, 2016 totaled approximately €830.0 million.
Upgrade to rating of Baa2/BBB by rating agencies
In September 2016, Fitch assigned a BBB rating, Moody's stands at Baa3 with a positive outlook and S&P reaffirmed in September BBB- with a stable outlook. The split rated BBB/BBB- was sufficient to achieve the BBB rate on the interest tables in the Company’s unsecured term loans.

Long-Term Incentive Awards: Long-term incentive awards are intended to align executive compensation with total shareholder return over a multi-year performance and vesting periods.
Long-term incentives are granted in the year after the completion of the performance year ("PY"). The awards vest over time and are subject to continued employment. Prior to vesting, the awards are eligible to receive dividend equivalents in the same manner as a common share.
2016 Long Term Incentive Plan

In September 2016, the Compensation Committee approved the terms of our 2016 Long Term Incentive Plan. Under our 2016 Long Term Incentive Plan, participants may earn LTIP awards based on our TSR on an absolute basis as well as on a relative basis compared to the constituents of the MSCI US REIT Index, or Index Companies, over a three-year performance period beginning on July 1, 2016 and continuing through June 30, 2019. Awards earned based on absolute TSR will be determined independently of awards earned based on relative TSR. In order for participants to earn the full award under our 2016 Long Term Incentive Plan, our TSR during the performance period must equal or exceed 12%. Awards that are earned under our 2016 Long Term Incentive Plan will also be subject to vesting based on continued employment through June 30, 2020, with 50% of the awards earned vesting on June 30, 2019 and the remaining 50% vesting on June 30, 2020.
For each individual award, 60% of the LTIP units may be earned based on our absolute TSR and 40% of the LTIP units may be earned based on our relative TSR compared to Index Companies. The table below reflects the performance-based hurdles and the number of LTIP Units that will be earned as a percentage of the target amount based on the Achievement of these hurdles:

Award	Award Hurdles
Relative TSR LTIP Units	Relative TSR Achieved	Percentage of Relative TSR LTIP Units Earned (as a Percentage of Target)
	Below 33rd percentile	0% (Below Threshold)
	33rd percentile	50% (Threshold)
	55th percentile	100% (Target)
	80th percentile or greater	200% (Maximum)

Award	Award Hurdles
Absolute TSR LTIP Units	Absolute TSR Achieved	Percentage of Relative TSR LTIP Units Earned (as a Percentage of Target)
	Less than 4.5%	0% (Below Threshold)
	4.5%	50% (Threshold)
	7.0%	100% (Target)
	12.0% or higher	200% (Maximum)
The number of LTIP units that are earned will be determined based on linear interpolation between the percentages earned.
Upon the occurrence of a change-in-control at any time prior to the end of the performance period, the performance period will be shortened to end on the date of such change-in-control and performance will be measured based performance through the date of the change-in-control. In the event of a change-in-control, the time-based vesting conditions will continue to apply. If the executive’s employment is terminated by the Company without cause, for good reason, upon retirement, or upon death or disability prior to the end of the performance period, then performance will be measured as of the date of such termination and a prorated portion of the LTIP Units earned, if any, will vest.
Distributions will be made with respect to each LTIP Unit granted under the 2016 Long Term Incentive Plan in an amount equal to 10% of the amount otherwise distributed with respect to each Class A Unit of the Operating Partnership, which is equal to 10% of the regular dividends and other distributions paid on a common share of the Company. Upon the determination of the number of LTIP Units earned, a distribution with respect to each LTIP unit will be made equal to the per share amount of all distributions declared with respect to a common share of the Company since July 1, 2016 minus the amount of any distributions received with respect to such LTIP Units prior to that time.

Initial awards under our Long-Term Incentive Plan have been made pursuant to which our named executive officers can earn the following LTIP units:

Executive	Threshold	Target	Maximum

Gordon F. DuGan	39,910	79,821	159,642
Benjamin P. Harris	32,308	64,617	129,234
Nicholas L. Pell	22,806	45,612	91,224
Jon W. Clark	6,944	13,889	27,778
Edward J. Matey Jr.	6,944	13,889	27,778
Benefits and Perquisites:    The Company does not maintain any defined benefit pension plans. The Company does maintain a 401(k) plan which provides for a discretionary match which is also available to all employees generally in the same amounts as offered to our executives. Other than a term life insurance policy maintained for the benefit of our Chief Executive Officer, as more fully described in the employments and retention agreements for Gordon F. DuGan, the Company does not offer any material perquisites to executives.
Compensation Mix
Our executive compensation program is designed to balance short-term and long-term objectives, support management’s sustained ownership of company shares, and reinforce the importance of shareholder value creation by awarding variable compensation to executives.
The Compensation Committee determines the balance of direct compensation elements to emphasize variable, performance-based compensation, including, equity-based compensation, to enhance executives’ focus on performance, and to align the interests of the executives and shareholders.
Compensation Best Practices
Our executive compensation practices are intended to be consistent with recognized corporate governance best practices, as illustrated in the following list of what Gramercy does and does not do:

What Gramercy Does:	What Gramercy Does Not Do:
The executives’ total compensation opportunity is primarily based on performance, awarded through short (annual) and long-term incentive compensation programs.	Gramercy does not provide golden parachute excise tax or other tax gross-ups.
We have robust share ownership guidelines for named executive officers and trustees.	Gramercy does not provide “single-trigger” cash severance upon a change in control.
The Compensation Committee retains and meets regularly with an independent compensation consultant to advise on executive and trustee compensation.	Gramercy does not provide executive perquisites.
A “clawback” policy is in effect to recover cash and equity compensation amounts inappropriately paid to named executive officers in the event of a restatement of the financial statements.	The equity plans expressly forbid option repricing, and exchange of underwater options for other awards or cash.

The Compensation Committee regularly reviews the company’s incentive compensation programs to ensure they are designed to create and maintain shareholder value and do not encourage excessive risk taking.
Gramercy prohibits executives and trustees from hedging and pledging company securities.
Objectives of the Compensation Program
We recognize that the knowledge, skills, abilities, and commitment of its named executive officers are critical factors that drive long-term value. Therefore, the primary objective of the Compensation Committee is to ensure that the company has in place a competitive and comprehensive compensation program that allows it to attract and retain qualified and talented individuals who possess the skills and expertise necessary to lead, manage, and grow the company. The Compensation Committee strives to achieve the appropriate balance between risk and reward while avoiding the creation of incentives for unnecessary or excessive risk taking.
The Compensation Committee designed the executive compensation program for the 2016 fiscal year to motivate executives to work toward long-term value creation based on the company’s overarching business strategy. In particular, annual cash incentive compensation and the award of annual long-term equity incentive grants serve directly to align value creation of the executives with its shareholders. Annual cash incentive compensation is intended to reward the executive team for short-term financial efficiency. Recurring annual equity incentive grants are intended to focus executives on long-term shareholder value creation. Both are also intended to provide a strong and immediate retention mechanism consistent with market practice.
Shareholder Advisory Vote
During the 2016 annual meeting of shareholders, shareholders were provided the opportunity to cast votes to approve an advisory resolution on executive compensation (a “say-on-pay” proposal). Approximately 89.7% of shareholders voting on the proposal voted to approve the advisory resolution on executive compensation. No changes were made to programs directly because of the 2016 vote outcome.
Each year, the Compensation Committee reviews the executive compensation program and related practices to ensure they continue to support the business strategies and remain consistent with corporate governance “best practices.” For example, beginning in 2017, our annual cash bonus program will be administered in a formulaic manner. Payment opportunities for cash awards under our annual cash bonus program are expressed as a percentage of base salary and reflect each individual’s contributions to the Company and the market level of compensation for such position. Our annual cash bonus program is designed to motivate our executive officers to achieve financial and other corporate performance goals established by the Compensation Committee that reinforce our annual business plan, to assist the Company in attracting and retaining qualified executives and to promote the alignment of the named executive officers’ interests with those of our shareholders.
For 2017, the Compensation Committee approved the following threshold, target and maximum award opportunities, expressed as a percentage of base salary, which the executives are eligible to receive under the annual cash bonus program. Straight line interpolation is used to determine awards for results that fall between performance levels:

	Payout Opportunities (as a percentage of base salary)
Named Executive Officer	Threshold	Target	Maximum
Gordon F. DuGan	75%	150%	250%
Benjamin P. Harris	50%	100%	200%
Nicholas L. Pell	50%	100%	200%
Jon W. Clark	50%	100%	150%
Edward J. Matey Jr.	40%	55%	70%
For our Chief Executive Officer, President and Chief Investment Officer, eighty percent (80%) of their annual cash bonus will be determined in a formulaic manner based on the level of our achievement of financial and other corporate performance criteria, and for our Chief Financial Officer and General Counsel, this financial and corporate performance weighting factor is fifty percent (50%). The remaining percentage of each named executive officer’s annual cash bonus will be subjective and determined in the Committee’s discretion based upon the Committee's determination of each named executive officer’s individual job performance.
As illustrated in the chart below, Messrs. DuGan, Harris and Pell are eligible to earn annual cash bonuses based 80% on the Company’s achievement of identified financial and other corporate performance metrics and 20% on satisfaction of their individual goals. The Compensation Committee weighted financial and other corporate metrics more heavily than individual performance metrics for our Chief Executive Officer, President and Chief Investment Officer to better align them with our shareholders because such metrics represent the primary drivers of our financial performance.
As illustrated in the chart below, Messrs. Clark and Matey are eligible to earn annual cash bonuses based 50% on the Company’s achievement of identified financial and other corporate performance metrics and 50% on satisfaction of their individual goals. The Compensation Committee weighted financial and other corporate metrics equally with the individual performance metrics for our Chief Financial Officer and General Counsel.

How We Determine Executive Compensation
The Compensation Committee determines incentive compensation for our named executive officers and is comprised of four trustees, James L. Francis, Charles E. Black, Jeffrey E. Kelter, and Allan J. Baum, each of whom is “independent” as such term is defined by the applicable rules of the SEC and the NYSE. For a further discussion of the Compensation Committee, see “Proposal 1: Election of Trustees.”
The Compensation Committee meets during the year to evaluate executive performance, to monitor market conditions in light of our goals and objectives, to solicit input from the independent compensation consultant on market practices, including peer group pay practices and new developments, and to review executive compensation practices. As part of these meetings, in evaluating its executive compensation policies and practices for 2016, the Compensation Committee considered industry best practices and the compensation programs of our peers.
Pay Philosophy
Our compensation program is focused on a “pay-for-performance” design. Our pay philosophy is to provide targeted total direct compensation opportunities through a competitive, comprehensive and integrated package, which is targeted to approximate the market median pay range of its peers and is aligned with the achievement of corporate goals and objectives. The Compensation Committee also has the discretion to deviate from this philosophy when business conditions warrant. Actual compensation earned can be above or below target, based upon the achievement of quantitative factors that are objectively determined.
Use of Independent Compensation Consultants
The Compensation Committee engaged FPL Associates L.P. to assist the Compensation Committee in analyzing executive performance under the executive incentive compensation plan and in allocating cash bonuses and equity to the executives. The Compensation Committee has reviewed the independence of FPL Associates L.P.’s advisory role relative to the six consultant independence factors adopted by the SEC to guide listed companies in determining the independence of their compensation consultants, legal counsel, and other advisors. Following its review, the Compensation Committee concluded that FPL Associates L.P. has no conflicts of interest, and provides the Compensation Committee with objective and independent executive compensation advisory services. FPL Associates L.P. does not provide any additional services to the Compensation Committee and does not provide any services to Gramercy other than to the Compensation Committee.
3.Refer to Appendix B in this proxy statement for a reconciliation of Non-GAAP financial measures.

Employee Benefits, Perquisites and Other Personal Benefits
For fiscal year 2016, the named executive officers participated in the same benefit plans as all other employees and we did not provide them with any perquisites or personal benefits that are not otherwise offered on an employee-wide basis.
Other Matters
Risk Mitigation
The Compensation Committee, in consultation with its independent compensation consultants, concluded that the compensation policies and practices do not give rise to risk taking that is reasonably likely to have a material adverse effect on the company. The Compensation Committee regularly reviews the incentive compensation plans to ensure they are designed to create and maintain shareholder value and do not encourage excessive risk.
We do not believe that any of our compensation policies and practices encourage excessive risk-taking. Many elements of the executive compensation program serve to mitigate excessive risk-taking, including a mix of base salary, annual cash incentives and long-term equity incentives. Base salary provides a guaranteed level of income that does not vary with performance. We balance incentives tied to short-term annual performance with equity incentives for which value is earned over a multiple-year period. In this way, our executives are motivated to consider the impact of decisions over the short, intermediate, and long terms.
Clawback Policy
We have adopted a formal clawback policy, which allows it to recoup incentive compensation paid to its current and former named executive officers based on financial results that are subsequently restated. Pursuant to this policy, if we are required to prepare an accounting restatement due to material noncompliance with any financial reporting requirement, then the Compensation Committee may require current and former named executive officers to repay or forfeit to the company “excess compensation.” Excess compensation includes annual cash incentive compensation and long-term incentive compensation in any form received by that executive during the three-year period preceding the publication of the restated financial statements, that the Compensation Committee determines was in excess of the amount that such officer would have received had such compensation been determined based on the financial results reported in the restated financial statements.
The Compensation Committee intends to periodically review this clawback policy and, as appropriate, conform it to any applicable final rules adopted pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act.
Anti-Hedging, Anti-Short Sale, and Anti-Pledging Policies
We have implemented policies pursuant to which members of the Board and its executive officers are strictly prohibited from: (i) entering into certain forms of hedging and monetization transactions with securities of the company; (ii) selling any securities of the company that are not owned at the time of the sale (“short sale”); (iii) entering into put, calls or other derivative securities transactions with securities; (iv) pledging securities as collateral for debt obligations; or (v) holding our securities in a margin account.
Equity Ownership Guidelines
The Company believes trustee and executive share ownership is an important mechanism to promote alignment of our directors’ and executives’ interests with those of our shareholders. It also effectively incentivizes our trustees and executives to meet our financial, strategic and risk management objectives. We have instituted policies and guidelines to appropriately foster these benefits.
These guidelines require ownership of equity with a value equal to a multiple of the relevant executive’s annual base salary or a non-employee trustee’ annual cash retainer, as specified below. These guidelines require our executive officers and non-employee directors to accumulate equity under the terms of the guidelines and will be phased in over a period of five years.

Position	Aggregate Market Value
Non-employee Trustee	5x current annual cash retainer
Chief Executive Officer	6x annual base salary
President	4x annual base salary
Other Executive Officers	3x annual base salary
Trustee Resignation Policy
Our corporate governance guidelines include a Trustee Resignation Policy pursuant to which any trustee nominee in an uncontested election who receives a greater number of “withheld” votes than “for” votes will, within ten business days following the certification of the shareholder vote, tender his or her resignation to the Board for consideration by the Nominating and Governance Committee. A trustee whose resignation is under consideration shall abstain from participating in any recommendation or decision regarding that resignation.
The Nominating and Governance Committee will make a determination whether to accept, reject or otherwise act with respect to the tendered resignation within 60 days following the applicable shareholders meeting. In making this determination, the Nominating and Governance Committee may consider all factors that it deems relevant, including the underlying reasons why shareholders “withheld” votes for election from such trustee (if ascertainable), the length of service and qualifications of the trustee whose resignation has been tendered, the trustee’s contributions to the company, whether by accepting such resignation the company will no longer be in compliance with any applicable law, rule, regulation or governing document, and whether or not accepting the resignation is in the best interests of the company and its shareholders. The Nominating and Governance Committee may also consider a range of possible alternatives concerning the trustee’s tendered resignation, including acceptance of the resignation, rejection of the resignation, or rejection of the resignation coupled with a commitment to seek to address and cure the underlying reasons reasonably believed by the Board to have substantially resulted in the “withheld” votes.
The Board shall act on the Nominating and Governance Committee’s recommendation regarding the tendered resignation within 90 days after the date of the applicable shareholder’s meeting. If the Board does not accept the resignation, the trustee shall continue to serve until the end of his or her term and until the trustee’s successor is elected and qualified, or until his or her earlier resignation or removal.
Tax Treatment
We do not provide any gross-up or similar payments to named executive officers. According to their employment agreements, if any payments or benefits to be paid or provided to any of the named executive officers would be subject to “golden parachute” excise taxes under the Code, the executive’s payments and benefits under his employment agreement will be reduced to the extent necessary to avoid such excise taxes, but only if such a reduction of pay or benefits would result in a greater net after-tax receipt for the executive.
The Compensation Committee takes into consideration the potential deductibility of our executives’ compensation under Section 162(m) of the Code and aims to structure executive compensation in a manner that will maximize deductibility. However, as a REIT, Section 162(m) has limited applicability to our tax costs. The Compensation Committee may choose to implement programs that are not fully or partially deductible under Section 162(m) if such programs are in our best interest.

Compensation Committee Report
The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with our management and, based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement.

Submitted by the Compensation Committee:
James L. Francis (Chairman) Allan J. Baum Charles E. Black Jeffrey E. Kelter

Summary Compensation Table
The following table sets forth certain information regarding the compensation paid to the “named executive officers” or the “executives.” The table below reflects the total compensation earned by the named executive officers for the years ended December 31, 2014, December 31, 2015, and December 31, 2016.

Name And Principal Position	Year(1)	Salary ($)	Bonus(3) ($)	Non-Equity Incentive Plan Compensation ($)	Share Awards(1)(2) ($)	All Other Compensation ($)		Total ($)
Gordon F. DuGan	2016	$750,000	$1,350,000	$—	$2,850,063	$454,666	(3)	$5,404,729
Chief Executive Officer	2015*	28,767	23,205	—	—	13,550	(5)	65,522
	2014	—	—	—	—	—		—
Benjamin P. Harris	2016	$600,000	1,250,000	$—	$2,402,425	$236,313	(4)	$4,488,738
President	2015*	23,014	32,603	—	—	5,670	(5)	61,287
	2014	—	—	—	—	—		—
Nicholas L. Pell	2016	$500,000	952,600	$—	$1,742,897	$168,460	(4)	$3,363,957
Chief Investment Officer	2015*	19,178	23,240	—	—	3,957	(5)	46,375
	2014	—	—	—	—	—		—
Jon W. Clark	2016	$325,000	400,000	$—	$287,750	$40,324	(4)	$1,053,074
Chief Financial Officer	2015*	11,507	14,192	—	—	857	(5)	26,939
	2014	—	—	—	—	—		—
Edward J. Matey Jr.	2016	$455,000	300,000	$—	$287,750	$40,324	(4)	$1,083,074
General Counsel	2015*	17,452	8,630	—	—	857	(5)	26,939
	2014	—	—	—	—	—		—
* Information presented for Messrs. DuGan, Harris, Pell, Clark and Matey is from December 17, 2015 (the date that each became our employee effective with the merger) to December 31, 2015, as required by SEC rules.
________

(1)
Bonus is reported for the fiscal year in which it was earned, including amounts paid or payable in a subsequent fiscal year. A share award is reported in the fiscal year in which it was granted, including awards earned in a prior fiscal year.

(2)	Amounts shown are the grant date fair value of share awards determined in accordance with ASC 718 made to the executives in fiscal years 2016 (for 2015 performance) and 2015 (for 2014 performance).

(3)	Represents dividend equivalents paid on unvested LTIPs, unvested RSUs, and unvested RSAs and matching contributions under our 401(k) plan of $7,500.

(4)	Represents dividend equivalents paid on unvested LTIPs, unvested RSUs, and unvested RSAs and matching contributions under our 401(k) plan of $7,950.

(5)	Represents dividend equivalents paid on earned but unvested LTIPs, unvested RSUs and unvested RSAs.

Equity Compensation Plan Information
The following table summarizes information, as of December 31, 2016, relating to our equity compensation plans pursuant to which our common shares or other equity securities may be granted from time to time.

	(a)	(b)	(c)
Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by security holders[1]	84,608	$35.36	3,414,280
Equity compensation plans not subject to security holder action	—	$—	—
Total	84,608	$35.36	3,414,280

(1)	Includes the 2004 Equity Incentive Plan, 2015 Equity Incentive Plan and 2016 Equity Incentive Plan.
2016 Grants of Plan-Based Awards
The following table sets forth certain information with respect to each grant of a plan-based award made to a named executive officer in the fiscal year ended December 31, 2016. The following table reflects the threshold, target, and maximum performance goals for equity incentive plan compensation under the 2017 employee share purchase plan and the share awards granted in fiscal year 2016 in respect of fiscal year 2015 performance under the prior discretionary compensation program.

		Estimated Future Payouts Under Equity Incentive Plan Awards(1)			Number of Shares of Stock or Units(2)	Grant Date Fair Value of Share Awards ($)
Name	Grant Date	Threshold (#)	Target (#)	Maximum (#)
Gordon F. DuGan	2/25/16	—	—	—	22,046	$500,003
	9/29/16	39,910	79,821	159,642		$2,350,060
Benjamin P. Harris	2/25/16	—	—	—	22,046	$500,003
	9/29/16	32,908	64,617	129,234		$1,902,422
Nicholas L. Pell	2/25/16	—	—	—	17,636	$400,000
	9/29/16	22,806	45,612	91,224	—	$1,342,897
Jon W. Clark	12/16/16	6,944	13,889	27,778	—	$287,750

Edward J. Matey Jr.	12/16/16	6,944	13,889	27,778	—	$287,750

(1)
Represents awards made under the 2016 Equity Incentive Plan. The “Maximum (#)” column represents the maximum number of LTIP Units that could be earned under the 2016 Equity Incentive Plan with respect to the portion of the awards that were granted in 2016 to the named executive officers, which would be earned if we achieved (i) absolute TSR return of 12.0% or greater and (ii) relative TSR in the 80th percentile or greater of a selected peer group, in each case during the performance period under the 2016 Equity Incentive Plan. The “Target (#)” column represent the number of LTIP units that would be earned if we achieved (i) absolute TSR of 7.0% and (ii) relative TSR in the 55th percentile of a selected peer group during the performance period under the 2016 Equity Incentive Plan, which our Compensation Committee viewed as the target performance goal when approving the 2016 Equity Incentive Plan awards. The “Threshold (#)” column represent the number of LTIP units that would be earned if we achieved (i) absolute TSR of 4.5% and (ii) relative TSR in the 33rd percentile of a selected peer group during the performance period under the 2016 Equity Incentive Plan, representing the minimum performance that would entitle recipients to awards under the 2016 Equity Incentive Plan. Performance based hurdles are measured over a performance period from July 1, 2016 to Jun 30, 2019. Any LTIPs earned under the awards are subject to time-based vesting, with 50% of any LTIP Units earned vesting on June 30, 2019 and the remaining 50% vesting on June 30, 2020, subject in each case, to continued employment through the vesting date.

(2)
Represents restricted stock award made under the 2016 Equity Incentive Plan to the named executives. The award is subject to time-based vesting with 50% vesting on February 25, 2020 and 50% vesting on Februrary 25, 2021, subject in each case to continued employment through the vesting date.

Outstanding Equity Awards at Fiscal Year End 2016
The following table sets forth certain information with respect to unexercised options and unvested share awards held by each named executive officer outstanding as of the end of the fiscal year ended December 31, 2016.

	Option Awards				Share Awards
	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Unexercisable	Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested		Market Value of Shares or Units of Stock That Have Not Vested	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other RIghts		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares or Units of Other Rights That Have Not Vested

Name	(#)	(#)	($)		(#)		($)	(#)		($)
Gordon F. DuGan	—	—	$—	—	177,245	(1)	$4,881,327	160,924	(2)	$4,431,487
Benjamin P. Harris	—	—	$—	—	75,362	(3)	$2,075,469	101,483	(4)	$2,794,838
Nicholas L. Pell	—	—	$—	—	56,036	(5)	$1,543,231	68,402	(6)	$1,883,796
Jon W. Clark	1,435	—	$100.86	6/28/2017	7,458	(7)	$205,393	17,839	(8)	$491,289
	1,435	—	$84.60	12/31/2017
Edward J. Matey Jr.	—	—	$—	—	7,458	(7)	$205,393	17,839	(8)	$491,289

(1)
Includes an award of restricted common shares and RSUs issued under the 2012 Long-Term Outperformance Plan or the 2012 Outperformance Plan with a remaining balance of 53,162 shares scheduled to vest on June 30, 2017 subject to Mr. DuGan’s continued employment.

(2)
Includes 137,400 LTIP units awarded under the 2012 Outperformance plan which will vest on June 30, 2017, subject to Mr. DuGan’s continued employment. In addition, includes 23,524 LTIP units that would be earned under the 2016 Equity Incentive Plan if our absolute and relative performance for the three-year performance period applicable to these awards continues to be the same as we experienced from the date of grant to December 31, 2016.

(3)
Includes an award of restricted common shares and RSUs issued under the 2012 Outperformance Plan with a remaining balance of 31,897 shares scheduled to vest on June 30, 2017 subject to Mr. Harris’s continued employment.

(4)
Includes 82,440 LTIP units awarded under the 2012 Outperformance plan which will vest on June 30, 2017, subject to Mr. Harris’s continued employment. In addition, includes 19,043 LTIP units that would be earned under the 2016 Equity Incentive Plan if our absolute and relative performance for the three-year performance period applicable to these awards continues to be the same as we experienced from the date of grant to December 31, 2016.

(5)
Includes an award of restricted common shares and RSUs issued under the 2012 Outperformance Plan with a remaining balance of 21,265 shares scheduled to vest on June 30, 2017 subject to Mr. Pell’s continued employment.

(6)
Includes 54,960 LTIP units awarded under the 2012 Outperformance plan which will vest on June 30, 2017, subject to Mr. Pell’s continued employment. In addition, includes 13,443 LTIP units that would be earned under the 2016 Equity Incentive Plan if our absolute and relative performance for the three-year performance period applicable to these awards continues to be the same as we experienced from the date of grant to December 31, 2016.

(7)
Includes an award of restricted common shares and RSUs issued under the 2012 Outperformance Plan with a remaining balance of 5,316 shares for each of Mr. Clark and Mr. Matey, scheduled to vest on June 30, 2017 subject to the executive’s continued employment.

(8)
Includes 13,740 LTIP units awarded to each of Mr. Clark and Mr. Matey under the 2012 Outperformance plan which will vest on June 30, 2017, subject to the executives continued employment. In addition, includes 4,100 LTIP units for each of Mr. Clark and Mr. Matey that would be earned under the 2016 Equity Incentive Plan if our absolute and relative performance for the three-year performance period applicable to these awards continues to be the same as we experienced from the date of grant to December 31, 2016.

2016 Option Exercises and Shares Vested
The following table sets forth certain information with respect to the exercise of stock options, stock appreciation rights (“SARs”), and similar instruments, and the vesting of stock, including restricted stock, restricted stock units, LTIP units, and similar instruments for each named executive officer during the fiscal year ended December 31, 2016.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares/Units Acquired on Vesting (#)	Value Realized on Vesting(1) ($)
Gordon F. DuGan	—	$—	219,299	$5,901,336
Benjamin P. Harris	—	$—	131,580	$3,540,818
Nicholas L. Pell	—	$—	87,719	$2,360,518
Jon W. Clark	—	$—	18,607	$493,217
Edward J. Matey Jr.	—	$—	18,607	$493,217
(1) Amounts reflect the market value of the shares or units on the day vested.
Pension Benefits, Nonqualified Defined Contribution and Other Deferred Compensation
We do not provide supplemental pension or other retirement benefits, other than our tax-qualified 401(k) Plan which is generally available to all of our employees. In addition, we do not have a nonqualified deferred compensation plan that provides for deferral of compensation on a basis that is not tax-qualified for our named executive officers.
2016 Equity Incentive Plan
The purpose of the 2016 Equity Incentive Plan ("2016 Equity Plan") is to provide flexibility to use share options and other equity-based awards to provide a means of performance-based compensation. Key employees, non-employee trustees, advisors, consultants, and other personnel of the company and its subsidiaries, and other persons expected to provide significant services to the company or its subsidiaries, are eligible to be granted incentive and nonqualified share options, share appreciation rights, restricted shares, restricted share units, dividend equivalent rights, and other forms of equity-based compensation under the 2016 Equity Plan.
The 2016 Equity Plan is administered and interpreted by a committee consisting of members of our Board, which committee is appointed by the Board (the “Committee”). However, the Board will approve and administer all grants to non-employee trustees. The Committee may delegate its authority under the 2016 Equity Plan to a subcommittee.
The Committee has the sole authority to (i) determine the individuals to whom awards will be made under the 2016 Equity Plan, (ii) determine the type, size, and terms and conditions of the awards, (iii) determine the time when awards will be made and the duration of any applicable exercise, vesting, or restriction period, including the criteria for exercisability, vesting, and the restriction period and the acceleration of exercisability, vesting, and lapse of a restriction period, (iv) amend the terms and conditions of any previously issued award, subject to the limitations described below, (v) determine any restrictions on resale applicable to our common shares to be issued or transferred pursuant to an award, (vi) determine whether any award shall be subject to any non-competition, non-solicitation, confidentiality, clawback, or other covenant, and (vii) deal with any other matters arising under the 2016 Equity Plan.

The Committee may delegate to our Chief Executive Officer the authority to grant, administer, and modify the awards under the 2016 Equity Plan with respect to employees who are not subject to the restrictions of section 16(b) of the Securities Exchange Act of 1934, as amended, as long as the awards are not intended to be “qualified performance-based compensation” under section 162(m) of the Code, and as long as such awards are granted, administered, and modified in accordance with appropriate parameters set by the Committee.
The Committee presently consists of Messrs. James L. Francis, Charles E. Black, Allan J. Baum, and Jeffrey E. Kelter, each of whom is a non-employee member of our Board.
The aggregate number of our common shares that may be issued or transferred under the 2016 Equity Plan is 4,000,000 shares, subject to adjustment in certain circumstances as described below (the “Plan Limit”). The common shares that are issued or transferred under the 2016 Equity Plan may be authorized but unissued common shares or reacquired common shares, including our common shares purchased by us on the open market for purposes of the 2016 Equity Plan.
The 2016 Equity Plan provides that the maximum aggregate number of our common shares with respect to which awards may be made to any individual during any calendar year is 833,333 shares, subject to adjustment in certain circumstances as described below. The maximum aggregate number of our common shares that may be granted pursuant to share awards, restricted share units, or other equity awards that are intended to be qualified performance-based compensation under section 162(m) of the Code to any individual during any calendar year is 833,333 shares, subject to adjustment in certain circumstances as described below. These individual share limits apply regardless of whether grants are to be paid in shares or cash.
If dividend equivalents are granted as performance-based compensation under section 162(m) of the Code, a grantee may not accrue more than $1,500,000 of such dividend equivalents during any calendar year.
If and to the extent options and SARs granted under the 2016 Equity Plan terminate, expire, or are cancelled, forfeited, exchanged, or surrendered without having been exercised and to the extent share awards, restricted share units, or other equity awards (including LTIP Units) are forfeited, terminated, or otherwise not paid in full, the shares subject to such awards will become available again for purposes of the 2016 Equity Plan. To the extent that awards are designated to be paid in cash and not in our common shares, such awards will not count against the share limits set forth above. Shares surrendered in payment of the exercise price of an option and shares withheld or surrendered for payment of taxes will not be available again for issuance or transfer under the 2016 Equity Plan. Additionally, if SARs are exercised and settled in shares, the full number of shares subject to the SARs will be considered issued under the 2016 Equity Plan, without regard to the number of shares issued upon settlement of the SARs.
Types of Awards
Options
The Committee may grant options intended to qualify as “incentive share options” within the meaning of section 422 of the Code (“ISOs”) or “nonqualified options” that are not intended to so qualify (“NQSOs”) or any combination of ISOs and NQSOs. Anyone eligible to participate in the 2016 Equity Plan may receive an award of NQSOs. Only our employees and employees of our subsidiaries may receive an award of ISOs.
The Committee will fix the exercise price per share of options on the date of grant. The exercise price of options granted under the 2016 Equity Plan will not be less than the fair market value of our common shares on the date of grant (or if there were no trades on that date, on the latest preceding date upon which a sale was reported). However, if the grantee of an ISO is a person who holds more than 10% of the total combined voting power of all classes of our outstanding shares, the exercise price per share of an ISO granted to such person must be at least 110% of the fair market value of our common shares on the date of grant (or if there were no trades on that date, on the latest preceding date upon which a sale was reported).
The Committee will determine the term of each option, which will not exceed ten years from the date of grant. The Committee will determine the terms and conditions of options, including when they become exercisable. The Committee may accelerate the exercisability of any options. In general, an option may only be exercised while a grantee is employed by, or providing service to, us or our subsidiaries. However, unless provided otherwise in the grantee’s award agreement or other written agreement, an option may be exercised for a period of time following the grantee’s termination of employment or service as follows: (a) if a grantee’s employment or service terminates for any reason other than disability, death, retirement, or for cause, the grantee’s option will terminate 90 days following the date on which the grantee ceases to be employed by, or provide service to, us; (b) if a grantee ceases to be employed by, or provide service to, us on account of the grantee’s retirement, death, or disability, or the grantee dies within 90 days following a termination of employment or service with us for any reason other than cause, the grantee’s options will terminate one year after the date on which the grantee ceases to be employed by, or provide service to, us; and (c) if a grantee ceases to be employed by, or provide service to, us on account of “cause” (as defined in the grantee’s award agreement), any option held by the grantee will terminate immediately. In each case described above, the Committee may specify a different termination date for the option, but in no event may the option be exercised later than the expiration of the option term.
SARs
The Committee may grant SARs to anyone eligible to participate in the 2016 Equity Plan. SARs may be granted in connection with, or independently of, any option granted under the 2016 Equity Plan. Upon exercise of a SAR, the grantee will receive an amount equal to the excess of the fair market value of our common shares on the date of exercise over the base amount of the SAR set forth in the grantee’s award agreement. Such payment to the grantee will be in cash, in our common shares, or in a combination of cash and common shares, as determined by the Committee. The Committee will determine the term of each SAR, which will not exceed ten years from the date of grant.
The base amount of each SAR will be established by the Committee at the time the SAR is granted and will be equal to, or greater than, the fair market value of our common shares on the date the SAR is granted (or if there were no trades on that date, on the latest preceding date upon which a sale was reported). The Committee will determine the terms and conditions of SARs, including when they become exercisable. The Committee may accelerate the exercisability of any or all outstanding SARs at any time for any reason. SARs may be exercised while the grantee is employed by, or providing service to, us and our subsidiaries or within the same specified period of time after termination of such employment or service as provided with respect to options.
Share Awards
The Committee may provide that common shares may be granted under a share award to any grantee for consideration or no consideration, and subject to such restrictions, if any, as determined by the Committee. The Committee may establish conditions under which restrictions on share awards lapse over a period of time or according to such other criteria (including restrictions based on the achievement of specific performance goals) as the Committee deems appropriate. The period of time that a share award remains subject to restrictions is referred to below as the “restriction period.”
Unless the Committee determines otherwise in the grantee’s award agreement, during the restriction period, the grantee will have the right to vote the common shares subject to the share award and to receive any dividends or other distributions paid on such shares, subject to any restrictions determined appropriate by the Committee, including, without limitation, the achievement of specific performance goals. The grantee cannot sell or otherwise dispose of common shares during the restriction period. Subject to exceptions as the Committee deems appropriate, if a grantee ceases to be employed by, or provide service to, us or our subsidiaries during the restriction period, or if other specified conditions are not met, the share award will terminate as to all shares covered by the grant as to which restrictions have not lapsed.
Restricted Share Units
The Committee may grant restricted share units to anyone eligible to participate in the 2016 Equity Plan. Each restricted share unit provides the grantee with the right to receive a share of our common shares or an amount based on the value of a share of our common shares at a future date, if specified conditions are met. The Committee will determine the number of restricted share units that will be granted and the terms and conditions applicable to restricted share units, which may include payment based on achievement of specified performance goals.
Restricted share units may be paid at the end of a specified period or deferred to a date authorized by the Committee. If a restricted share unit becomes payable, it will be paid to the grantee in cash, in our common shares, or in a combination of cash and our common shares, as determined by the Committee. All unvested restricted share units are forfeited if the grantee’s employment or service is terminated for any reason, unless the Committee determines otherwise.
The Committee may grant dividend equivalents in connection with awards of restricted share units made under the 2016 Equity Plan. Dividend equivalents entitle the grantee to receive amounts equal to the dividends that are paid on the shares underlying a restricted share unit while the restricted share unit is outstanding. The Committee will determine whether dividend equivalents will be paid currently or credited to a bookkeeping account as a dollar amount or in the form of restricted share units. The Committee may provide that dividend equivalents shall be payable based on the achievement of specific performance goals. Dividend equivalents may be paid in cash, in our common shares, or in a combination of the two. The terms and conditions of dividend equivalents will be determined by the Committee.
Other Equity Awards
The Committee may grant other equity awards, which are awards other than options, SARs, share awards, and restricted share units, that are based on, measured by, or payable in our common shares, on such terms and conditions as the Committee determines. The Committee may grant other equity awards to anyone eligible to participate in the 2016 Equity Plan. These awards may be denominated in cash, our common shares or other securities, share-equivalent units, share appreciation units, securities or debentures convertible into our common shares (including LTIP Units), or any combination of the foregoing, and may be paid in cash, in our common shares or other securities, or in a combination of the foregoing. The terms and conditions for other equity awards will be determined by the Committee, provided that the grant of LTIP Units must satisfy the requirements of the partnership agreement for our operating partnership as in effect on the date of grant.
We may make certain awards in the form of LTIP Units. LTIP Units are a separate series of units of limited partnership interests in our operating partnership. LTIP Units, which can be granted either as free-standing awards or in tandem with other awards under the 2016 Equity Plan, will be valued by reference to the value of our common shares, and will be subject to such conditions and restrictions as the Committee may determine, including continued employment or service, achievement of financial metrics, and/or achievement of pre-established performance goals and objectives. If applicable conditions and/or restrictions are not attained, participants will forfeit their LTIP Units. Unless otherwise provided, LTIP Unit awards, whether vested or unvested, may entitle the participant to receive distributions from our operating partnership equivalent to the dividends that would be payable with respect to the number of our common shares underlying the LTIP Unit award.

LTIP Units are intended to be structured as “profits interests” for U.S. federal income tax purposes, and we do not expect the grant, vesting, or conversion of LTIP Units to produce a tax deduction for us. As profits interests, LTIP Units initially will not have full parity, on a per unit basis, with the operating partnership’s common units with respect to liquidating distributions. Upon the occurrence of specified events, LTIP Units can over time achieve full parity with common units and therefore accrete to an economic value for the participant equivalent to common units. If such parity is achieved, LTIP Units may be converted, subject to the satisfaction of applicable vesting conditions, on a one-for-one basis into common units, which in turn are redeemable by the holder for our common shares on a one-for-one basis or for the cash value of such shares, at our election. However, there are circumstances under which LTIP Units will not achieve parity with common units, and the value that a participant could realize for a given number of LTIP Units will be less than the value of an equal number of our common shares and may be zero. Each LTIP Unit awarded will be equivalent to an award of one share of our common shares reserved under the 2016 Equity Plan, thereby reducing the number of our common shares available for other equity awards on a one-for-one basis.
Qualified Performance-Based Compensation
The 2016 Equity Plan permits the Committee to impose objective performance goals that must be met with respect to awards of share awards, restricted share units, dividend equivalents, or other equity awards granted to employees under the 2016 Equity Plan, in order for the awards to be considered qualified performance-based compensation for purposes of section 162(m) of the Code (see “Federal Income Tax Consequences Related to Awards” below). Prior to, or soon after the beginning of, the performance period, the Committee will establish in writing the objective performance goals that must be met, the applicable performance period, the amounts to be paid if the performance goals are met, and any other conditions that the Committee deems appropriate and consistent with the 2016 Equity Plan and section 162(m) of the Code, including the employment requirements and payment terms.
The performance goals, to the extent designed to meet the requirements of section 162(m) of the Code, will be based on one or more of the following measures: share price appreciation; share price; total shareholder return; total shareholder return as compared to total shareholder return of comparable companies or a publicly available index; net income; pretax earnings; earnings before interest expense and taxes (EBIT); earnings before interest expense, taxes, depreciation and amortization (EBITDA); earnings per share; return on equity; return on assets; revenues; asset growth; operating ratios; access to and availability of funding; or asset quality. Such performance goals may be particular to a grantee’s business unit or the performance of us or a subsidiary or us and our subsidiaries as a whole, or any combination of the foregoing. The Committee will use objectively determinable performance goals. For purposes of establishing the objective performance goals, the goals must be substantially uncertain at the time they are established and such goals must be established in such a way that a third party with knowledge of the relevant facts could determine whether and to what extent the performance goals have been met. The Committee will not have discretion to increase the amount of compensation that is payable pursuant to a qualified performance-based award. At the end of the designated performance period, the Committee will determine to what extent the established performance goals have been met and will certify the performance results for any award made for such period. The Committee may provide in the grantee’s award agreement the extent to which a qualified performance-based award would be payable upon the grantee’s death, disability, or a change in control, or under other circumstances consistent with the requirements under section 162(m) of the Code.
Amendment and Termination of the 2016 Equity Plan
Our Board may amend or terminate the 2016 Equity Plan or an award at any time, however, the Board may not amend the 2016 Equity Plan without shareholder approval if such approval is required under any applicable laws or stock exchange requirements. The 2016 Equity Plan will terminate on the day immediately preceding the tenth anniversary of its effective date, unless the 2016 Equity Plan is terminated earlier by our Board or is extended by our Board with the approval of the shareholders.
Clawback Policy
All awards made under the 2016 Equity Plan are subject to any clawback or recoupment policies, share trading policies, and any other policy implemented by the Board or the Committee, as in effect from time to time.
Employment Agreements with the Named Executive Officers
Employment and Retention Agreements
Each of Messrs. DuGan, Harris, Pell, and Clark have entered into employment agreements with us. Illustrated below are the severance provisions associated with a termination of employment.
Gordon F. DuGan.  Mr. DuGan’s employment agreement, as amended, has a term commencing on July 1, 2012 and ending on June 30, 2017, with an automatic renewal for a single one-year period unless either party delivers three months’ prior written notice of non-renewal under the agreement. The agreement provides for an annual salary of no less than $750,000 and such discretionary annual bonuses as we, in our sole discretion, may deem appropriate to reward Mr. DuGan for job performance.
Under the agreement, we are also obligated to maintain a life insurance policy for the benefit of Mr. DuGan’s beneficiaries in the face amount of $5,000,000, or if not available at reasonable rates, to self-insure Mr. DuGan up to the maximum cash severance payable under the agreement. If Mr. DuGan is terminated for any reason, under the agreement he will be subject to the following obligations: (i) noncompetition with us for 18 months (or 12 months if his employment is terminated due to a non-renewal of the original term of employment by us, or six months if (A) his employment is terminated by us without Cause (as defined in Mr. DuGan’s employment agreement) or for Good Reason (as defined in Mr. DuGan’s employment agreement) by Mr. DuGan after a Change-in-Control (as defined in Mr. DuGan’s employment agreement) or (B) Mr. DuGan’s employment is terminated upon or after the expiration of the one-year renewal term); (ii) non-solicitation of our employees for two-years; and (iii) non-disparagement of us and non-interference with our business for one year. The employment agreement also provides for the following payments and benefits to Mr. DuGan in connection with the termination of his employment with us:

•
Termination with Cause or without Good Reason. If Mr. DuGan’s employment is terminated by us with Cause or by Mr. DuGan without good reason (as defined in Mr. DuGan’s employment Agreement), Mr. DuGan shall be entitled to receive earned and accrued base salary, but we shall have no further obligations following such termination.

•
Termination without Cause or with Good Reason.  If Mr. DuGan’s employment is terminated by us without Cause or by Mr. DuGan with Good Reason, Mr. DuGan will receive the following payments and benefits. Mr. DuGan will receive a cash severance payment equal to two multiplied by the sum of (i) his average annual base salary in effect during the preceding 24 months (his “Prior Salary”), plus (ii) the highest annual cash bonus paid to Mr. DuGan during the three fiscal years prior to the date of termination (including any equity awarded as bonus) (the “Prior Bonus”), which amount shall be payable in 24 equal monthly installments; provided that, if Mr. DuGan is terminated by us without Cause by the non-renewal of the original term, then Mr. DuGan shall instead receive the sum of his Prior Salary and his Prior Bonus as opposed to two times such amount. We will pay to Mr. DuGan a prorated annual performance bonus based on his Prior Bonus (his “Prorated Annual Bonus”) for the year in which Mr. DuGan’s employment is terminated (and the prior year if such bonus had not yet been determined), in a lump sum based on the number of days elapsed during the fiscal year of termination. Mr.

DuGan will also receive a monthly cash payment for 24 months equal to the monthly cash payment that we would have paid to provide health insurance for Mr. DuGan, or until he is entitled to receive health insurance from another employer, if earlier. All unvested equity awards that would have otherwise vested within 24 months of Mr. DuGan’s termination will vest. Mr. DuGan’s unearned LTIP Units would vest based on the achievement of applicable performance goals through 30 days after the termination date. Mr. DuGan’s receipt of these payments and benefits in connection with a termination without Cause or for Good Reason is subject to his execution of a general release of claims with our company.

•
Termination upon Death.  If Mr. DuGan’s employment is terminated upon his death, Mr. DuGan’s estate will receive his Prorated Annual Bonus for the year in which Mr. DuGan’s employment is terminated (and the prior year if such bonus had not yet been determined). In addition, in the event of such a termination, Mr. DuGan’s unvested equity awards that would have otherwise vested within 12 months of the termination date will vest. Notwithstanding the foregoing, Mr. DuGan’s estate will only be entitled to receive such payments and benefits to the extent that their aggregate value together with the value of any other accelerated vesting of equity awards granted by our company exceeds the amount payable to Mr. DuGan’s beneficiaries under the life insurance policy, or self-insurance, maintained by us.

•
Termination upon Disability.  If Mr. DuGan’s employment is terminated by us due to Mr. DuGan’s disability (as defined in Mr. DuGan’s employment agreement), Mr. DuGan will receive (i) a cash severance payment equal to the sum of his Prior Salary and his Prior Bonus, which will be payable in 24 equal monthly installments, (ii) a lump sum payment equal to his Prorated Annual Bonus for the year in which Mr. DuGan’s employment is terminated provided that the Prorated Annual Bonus shall be less the amount of any annual bonus, or advance thereof, previously paid for the applicable period, and (iii) a monthly cash payment for 12 months equal to the monthly cash payment that we would have paid to provide health insurance for Mr. DuGan, or until he is entitled to receive health insurance from another employer, if earlier. In addition, in the event of such a termination, all unvested equity awards that would have otherwise vested within 12 months of Mr. DuGan’s termination will vest. Mr. DuGan’s receipt of these payments and benefits in connection with a termination upon disability is subject to his execution of a general release of claims with us.

•
Termination following Change-in-Control. If Mr. DuGan’s employment is terminated by us without Cause or by the executive with Good Reason, in either case during the 18 months following the effective time of the Merger, Mr. DuGan will receive in lieu of the severance benefits described above, a cash severance payment equal to a multiple of three times the sum of his average annual base salary over the 24 months prior to termination plus his most recent annual cash bonus paid, which shall be payable in installments over a period of 24 months. In addition, Mr. DuGan is entitled to a lump sum cash payment equal to the most recent annual bonus paid, prorated based on the days elapsed during the fiscal year of termination. Mr. DuGan is also entitled to continued health insurance benefits for a specified post-termination period of 24 months, or until he is entitled to receive health insurance from another employer, if earlier. In connection with a severance-qualifying termination during the 18 months following the effective time of the Merger, RSUs and restricted shares held by Mr. DuGan will vest. Mr. DuGan’s unearned LTIP Units would vest based on the achievement of applicable performance goals through 30 days after the termination date. Mr. DuGan’s receipt of these payments and benefits in connection with a termination without Cause or for Good Reason is subject to his execution of a general release of claims with our company.

To the extent necessary to avoid the imposition of an additional tax under Section 409A of the Code, severance pay and benefits will be delayed until six months after termination, or death, whichever is earlier, during which time the payments will accrue interest at the rate of 5% per annum.

If any payments and benefits to be paid or provided to Mr. DuGan, whether under his employment agreement or otherwise, would be subject to “golden parachute” excise taxes under the Code, Mr. DuGan’s payments and benefits under his employment agreement will be reduced to the extent necessary to avoid such excise taxes, but only if such a reduction of pay or benefits would result in a greater after-tax benefit to Mr. DuGan.
The following table illustrates Mr. DuGan’s potential payments and other benefits upon termination of his employment or Change-in-Control of our company under his employment agreement upon a hypothetical termination on December 31, 2016.

Gordon F. DuGan	Base Salary	Bonus	Medical and Welfare Benefits	Accelerated Equity	Total
With Cause or Without Good Reason	$—	$—	$—	$—	$—
Without Cause or with Good Reason	$1,500,000	$1,210,000	$38,982	$7,998,166	10,747,148
Death	$—	$1,350,000	$—	$5,895,928	7,245,928
Disability	$750,000	$1,350,000	$19,491	$5,895,928	8,015,419
Following Change-in-Control(1)	$2,250,000	$4,050,000	$38,982	$9,313,174	15,652,156

(1) Change-in-control provisions expire on June 30, 2017.
Benjamin P. Harris.  Mr. Harris’ employment agreement has a term commencing on July 1, 2012 and ending on June 30, 2017, with an automatic renewal for a single one-year period unless either party delivers three months’ prior written notice of non-renewal under the agreement. The agreement provides for an annual salary of no less than $600,000, and such discretionary annual bonuses as we, in our sole discretion, may deem appropriate to reward Mr. Harris for job performance.
If Mr. Harris’ employment is terminated for any reason, under the agreement he will be subject to the following continuing obligations after termination: (i) noncompetition with us for 12 months (6 months if (A) employment is terminated without Cause by us or any successor or for Good Reason by Mr. Harris or (B) Mr. Harris’ employment is terminated upon or after the expiration of the one-year renewal term); (ii) nonsolicitation of our employees for two-years; and (iii) non-disparagement of us and non-interference with our business for one year. The employment agreement also provides for the following payments and benefits to Mr. Harris in connection with the termination of his employment with us:

•
Termination with Cause or without Good Reason. If Mr. Harris’s employment is terminated by us with Cause or by Mr. Harris Without Good Reason (as defined in Mr. Harris’s employment agreement), Mr. Harris shall be entitled to receive earned and accrued base salary, but we shall have no further obligations following such termination.

•
Termination without Cause or with Good Reason.  If Mr. Harris’ employment is terminated by us without Cause or by Mr. Harris with Good Reason, Mr. Harris will receive the following payments and benefits. Mr. Harris will receive a cash severance payment equal to the sum of (i) his average annual base salary in effect during the preceding 24 months (his “Prior Salary”), plus (ii) the highest annual cash bonus paid to Mr. Harris during the three fiscal years prior to the date of termination (including any equity awarded as bonus) (the “Prior Bonus”), which amount shall be payable in 12 equal monthly installments. We will pay to Mr. Harris a prorated annual performance bonus based on his Prior Bonus (his “Prorated Annual Bonus”) for the year in which Mr. Harris’ employment is terminated (and the prior year if such bonus had not yet been determined), in a lump sum based on the number of days elapsed during the fiscal year of termination. Mr. Harris will also receive a monthly cash payment for 12 months equal to the monthly cash payment that we would have paid to provide health insurance for Mr. Harris, or until he is entitled to receive health insurance from another employer, if earlier. All unvested equity awards that would have otherwise vested within 12 months of Mr. Harris’ termination will vest. Mr. Harris’s unearned LTIP Units would vest based on the achievement of applicable performance goals through 30 days after the termination date. Mr. Harris’ receipt of these payments and benefits in connection with a termination without Cause or for Good Reason is subject to his execution of a general release of claims with our company.

•
Termination upon Death. If Mr. Harris’ employment is terminated upon his death, Mr. Harris’ estate will receive his Prorated Annual Bonus for the year in which Mr. Harris’ employment is terminated (and the prior year if such bonus had not yet been determined). In addition, in the event of such a termination, Mr. Harris’ unvested equity awards that would have otherwise vested within 12 months of the termination date will vest.

•
Termination upon Disability. If Mr. Harris’ employment is terminated by us due to Mr. Harris’ disability (as defined in Mr. Harris’ employment agreement), Mr. Harris will receive (i) a cash severance payment equal to the sum of his Prior Salary and his Prior Bonus, which will be payable in 12 equal monthly installments, (ii) a lump sum payment equal to his Prorated Annual Bonus for the year in which Mr. Harris’ employment is terminated provided that the Prorated Annual Bonus shall be less the amount of any annual bonus, or advance thereof, previously paid for the applicable period, and (iii) a monthly cash payment for 12 months equal to the monthly cash payment that we would have paid to provide health insurance for Mr. Harris, or until he is entitled to receive health insurance from another employer, if earlier. In addition, in the event of such a termination, Mr. Harris’ unvested equity awards that would have otherwise vested within 12 months of Mr. Harris’ termination will vest. Mr. Harris’ receipt of these payments and benefits in connection with a termination upon disability is subject to his execution of a general release of claims with us.

•
Termination following Change-in-Control. If Mr. Harris’s employment is terminated by us without Cause or by the executive with Good Reason, in either case during the 18 months following the effective time of the Merger, Mr. Harris will receive in lieu of the severance benefits described above, a cash severance payment equal to a multiple of 2.5 times the sum of his average annual base salary over the 24 months prior to termination, which shall be plus the highest annual bonus during the three years prior to termination, which shall be payable in installments over a period of 12 months. In addition, Mr. Harris is entitled to a cash payment equal to the Prorated Annual Bonus. Mr. Harris is also entitled to continued health insurance benefits for a specified post-termination period of 12 months, or until he is entitled to receive health insurance from another employer, if earlier. In connection with a severance-qualifying termination during the 18 months following the effective time of the Merger, RSUs and restricted shares held by Mr. Harris will vest. Mr. Harris’s unearned LTIP Units would vest based on the achievement of applicable performance goals through 30 days after the termination date. Mr. Harris’ receipt of these payments and benefits in connection with a termination upon disability is subject to his execution of a general release of claims with us.

To the extent necessary to avoid the imposition of an additional tax under Section 409A of the Code, severance pay and benefits will be delayed until six months after termination, or death, whichever is earlier, during which time the payments will accrue interest at the rate of 5% per annum.
If any payments and benefits to be paid or provided to Mr. Harris, whether under his employment agreement or otherwise, would be subject to “golden parachute” excise taxes under the Code, Mr. Harris’ payments and benefits under his employment agreement will be reduced to the extent necessary to avoid such excise taxes, but only if such a reduction of pay or benefits would result in a greater after-tax benefit to Mr. Harris.

The following table illustrates Mr. Harris’ potential payments and other benefits upon termination of his employment or Change-in-Control of our company under his employment agreement upon a hypothetical termination on December 31, 2016.

Benjamin P. Harris	Base Salary	Bonus	Medical and Welfare Benefits	Accelerated Equity	Total
With Cause or Without Good Reason	$—	$—	$—	$—	$—
Without Cause or with Good Reason	$600,000	$850,000	$19,491	$3,673,281	$5,142,772
Death	$—	$1,250,000	$—	$3,673,281	$4,923,281
Disability	$600,000	$1,250,000	$19,491	$3,673,281	$5,542,772
Following Change-in-Control(1)	$1,500,000	$3,125,000	$19,491	$4,870,307	$9,514,798

(1) Change-in-control provisions expire on June 30, 2017.
Nicholas L. Pell.  Mr. Pell's employment agreement has a term commencing on July 1, 2012 and ending on June 30, 2017, with an automatic renewal for a single one-year period unless either party delivers three months’ prior written notice of non-renewal under the agreement. The agreement provides for an annual salary of no less than $500,000, and such discretionary annual bonuses as we, in our sole discretion, may deem appropriate to reward Mr. Pell for job performance.
If Mr. Pell’s employment is terminated for any reason, under the agreement he will be subject to the following continuing obligations after termination: (i) noncompetition with us for 12 months (6 months if (A) employment is terminated without Cause by us or any successor or for Good Reason by Mr. Pell or (B) Mr. Pell’s employment is terminated upon or after the expiration of the one-year renewal term); (ii) nonsolicitation of our employees for two-years; and (iii) non-disparagement of us and non-interference with our business for one year. The employment agreement also provides for the following payments and benefits to Mr. Pell in connection with the termination of his employment with us:

•
Termination with Cause or without Good Reason. If Mr. Pell’s employment is terminated by us with Cause or by Mr. Pell Without Good Reason (as defined in Mr. Pell’s employment agreement), Mr. Pell shall be entitled to receive earned and accrued base salary, but we shall have no further obligations following such termination.

•
Termination without Cause or with Good Reason.  If Mr. Pell’s employment is terminated by us without Cause or by Mr. Pell with Good Reason, Mr. Pell will receive the following payments and benefits. Mr. Pell will receive a cash severance payment equal to the sum of (i) his average annual base salary in effect during the preceding 24 months (his “Prior Salary”), plus (ii) the highest annual cash bonus paid to Mr. Pell during the three fiscal years prior to the date of termination (including any equity awarded as bonus) (the “Prior Bonus”), which amount shall be payable in 12 equal monthly installments. We will pay to Mr. Pell a prorated annual performance bonus based on his Prior Bonus (his “Prorated Annual Bonus”) for the year in which Mr. Pell's employment is terminated (and the prior year if such bonus had not yet been determined), in a lump sum based on the number of days elapsed during the fiscal year of termination. Mr. Pell will also receive a monthly cash payment for 12 months equal to the monthly cash payment that we would have paid to provide health insurance for Mr. Pell, or until he is entitled to receive health insurance from another employer, if earlier. All unvested equity awards that would have otherwise vested within 12 months of Mr. Pell's termination will vest. Mr. Pell's unearned LTIP Units would vest based on the achievement of applicable performance goals through 30 days after the termination date.

Mr. Pell's receipt of these payments and benefits in connection with a termination without Cause or for Good Reason is subject to his execution of a general release of claims with our company.

•
Termination upon Death. If Mr. Pell’s employment is terminated upon his death, Mr. Pell’s estate will receive his Prorated Annual Bonus for the year in which Mr. Pell’s employment is terminated (and the prior year if such bonus had not yet been determined). In addition, in the event of such a termination, Mr. Pell’s unvested equity awards that would have otherwise vested within 12 months of the termination date will vest.

•
Termination upon Disability. If Mr. Pell's employment is terminated by us due to Mr. Pell's disability (as defined in Mr. Pell's employment agreement), Mr. Pell will receive (i) a cash severance payment equal to the sum of his Prior Salary and his Prior Bonus, which will be payable in 12 equal monthly installments, (ii) a lump sum payment equal to his Prorated Annual Bonus for the year in which Mr. Pell's employment is terminated provided that the Prorated Annual Bonus shall be less the amount of any annual bonus, or advance thereof, previously paid for the applicable period, and (iii) a monthly cash payment for 12 months equal to the monthly cash payment that we would have paid to provide health insurance for Mr. Pell, or until he is entitled to receive health insurance from another employer, if earlier. In addition, in the event of such a termination, Mr. Pell's unvested equity awards that would have otherwise vested within 12 months of Mr. Pell's termination will vest. Mr. Pell's receipt of these payments and benefits in connection with a termination upon disability is subject to his execution of a general release of claims with us.

•
Termination following Change-in-Control. If Mr. Pell’s employment is terminated by us without Cause or by the executive with Good Reason, in either case during the 18 months following the effective time of the Merger, Mr. Pell will receive in lieu of the severance benefits described above, a cash severance payment equal to a multiple of 2.5 times the sum of his average annual base salary over the 24 months prior to termination, which shall be plus the highest annual bonus during the three years prior to termination, which shall be payable in installments over a period of 12 months. In addition, Mr. Pell is entitled to a cash payment equal to the Prorated Annual Bonus. Mr. Pell is also entitled to continued health insurance benefits for a specified post-termination period of 12 months, or until he is entitled to receive health insurance from another employer, if earlier. In connection with a severance-qualifying termination during the 18 months following the effective time of the Merger, RSUs and restricted shares held by Mr. Pell will vest. Mr. Pell’s unearned LTIP Units would vest based on the achievement of applicable performance goals through 30 days after the termination date. Mr. Pell's receipt of these payments and benefits in connection with a termination upon disability is subject to his execution of a general release of claims with us.

To the extent necessary to avoid the imposition of an additional tax under Section 409A of the Code, severance pay and benefits will be delayed until six months after termination, or death, whichever is earlier, during which time the payments will accrue interest at the rate of 5% per annum.
If any payments and benefits to be paid or provided to Mr. Pell, whether under his employment agreement or otherwise, would be subject to “golden parachute” excise taxes under the Code,Mr. Pell's payments and benefits under his employment agreement will be reduced to the extent necessary to avoid such excise taxes, but only if such a reduction of pay or benefits would result in a greater after-tax benefit to Mr. Pell.
The following table illustrates Mr. Pell’s potential payments and other benefits upon termination of his employment or Change-in-Control of our company under his employment agreement upon a hypothetical termination on December 31, 2016.

Nicholas L. Pell	Base Salary	Bonus	Medical and Welfare Benefits	Accelerated Equity	Total
With Cause or Without Good Reason	$—	$—	$—	$—	$—
Without Cause or with Good Reason	$500,000	$605,900	$19,491	$2,469,434	$3,594,825
Death	$—	$952,600	$—	$2,469,434	$3,422,034
Disability	$500,000	$952,600	$19,491	$2,469,434	$3,941,525
Following Change-in-Control(1)	$1,250,000	$2,381,500	$19,491	$3,427,027	$7,078,018

(1) Change-in-control provisions expire on June 30, 2017.
Jon W. Clark.  Mr. Clark’s employment agreement, as amended, had an initial term ending on April 30, 2014, which automatically renewed for a successive one-year period and will continue to automatically renew for successive one-year periods after April 30, 2016, unless either party serves the required notice under the agreement. The agreement provides for an annual salary of no less than $275,000 and such discretionary annual bonuses as we, in our sole discretion, may deem appropriate to reward Mr. Clark for job performance. The target annual bonus for 2012 and 2013 was at least $300,000. Mr. Clark is also entitled to a monthly car allowance of $750. However, Mr. Clark elected to forgo such car allowance subsequent to March 2013. If Mr. Clark is terminated for any reason, under the agreement he will be subject to the following obligations: (i) noncompetition with us for six months (or three months if his employment is terminated due to a non-renewal of the term of employment by us or for Cause (as defined in Mr. Clark’s employment agreement) not related to our business or if Mr. Clark terminates his employment after the payment of a discretionary bonus for any year in an amount less than $300,000); (ii) non-solicitation of our employees for two-years; and (iii) non-disparagement of us and non-interference with our business for one year. The employment agreement also provides for the following payments and benefits to Mr. Clark in connection with the termination of his employment with us:

•
Termination with Cause or without Good Reason. If Mr. Clark’s employment is terminated by us with Cause or by Mr. Clark Without Good Reason (as defined in Mr. Clark’s employment agreement), Mr. Clark shall be entitled to receive earned and accrued base salary, but we shall have no further obligations following such termination.

•
Termination without Cause or with Good Reason.  If Mr. Clark’s employment is terminated by us without Cause or by Mr. Clark for Good Reason, Mr. Clark will receive (i) continued annual base salary for a period of six months following termination, (ii) a lump sum payment equal to his annual bonus for the year prior to the year of termination (the “Prior Bonus”), prorated based on the number of days elapsed during the fiscal year of termination (the “Prorated Annual Bonus”), and (iii) a lump sum payment equal to one-half of the Prior Bonus (the “6-Month Bonus”). Mr. Clark will continue to receive his medical and welfare benefits for six months or until he is entitled to receive benefits of the same type from another employer, if earlier, and all of his unvested and unexercisable restricted stock, options or other equity-based awards that were granted as payment of a cash bonus, will fully vest or become exercisable on the date of termination. Mr. Clark will also have 12 months of additional vesting for his outstanding restricted stock, options or other equity-based awards and any then vested unexercised stock options will remain exercisable until the earlier of the expiration of their term or the second January 1 following the termination date. Mr. Clark’s unearned LTIP Units would vest based on the achievement of applicable performance goals through 30 days after the termination date. Mr. Clark’s receipt of these payments and benefits is subject to his execution of a general release of claims with our company.

•
Termination upon Death.  If Mr. Clark’s employment is terminated by us upon his death, his estate will receive his Prorated Annual Bonus. In addition, all of Mr. Clark’s unvested and unexercisable restricted stock, options or other equity-based awards that were granted as payment of a cash bonus will fully vest or become exercisable on the date of termination and he will be entitled to 12 months of additional vesting of his outstanding restricted stock, options or other equity-based awards and any then vested unexercised stock options will remain exercisable until the earlier of the expiration of their term or the second January 1 following the termination date.

•
Termination upon Disability.  If Mr. Clark’s employment is terminated by us upon his disability (as defined in Mr. Clark’s employment agreement), Mr. Clark will receive (i) continued annual base salary for a period of six months following termination and (ii) the Prorated Annual Bonus and 6-Month Bonus, subject to certain conditions. Mr. Clark will continue to receive his medical and welfare benefits for six months, or until he is entitled to receive benefits of the same type from another employer, if earlier, and all of his unvested and unexercisable restricted stock, options or other equity-based awards that were granted as payment of a cash bonus, will fully vest or become exercisable on the date of termination. Mr. Clark will also have 12 months of additional vesting for his outstanding restricted stock, options or other equity-based awards and any then vested unexercised stock options will remain exercisable until the earlier of the expiration of their term or the second January 1 following the termination date. Mr. Clark’s receipt of these payments and benefits is subject to his execution of a general release of claims with our company.

•
Termination following Change-in-Control. If Mr. Clark’s employment is terminated by us without Cause or by the executive with Good Reason, in either case during the 18 months following the effective time of the Merger, Mr. Clark will receive in lieu of the severance benefits described above, a cash severance payment equal to 24 months of his base salary in effect as of the termination date and two times his Prior Bonus, payable in a lump-sum. In addition, Mr. Clark is entitled to his Prior Bonus, prorated based on the days elapsed during the fiscal year of termination. Mr. Clark is also entitled to continued health insurance benefits for a specified post-termination period of 6 months, or until he is entitled to receive benefits of the same type from another employer, if earlier. In connection with a severance-qualifying termination during the 18 months following the effective time of the Merger Mr. Clark will be credited with 12 months of additional service under any provisions governing vesting of RSUs and restricted shares. Mr. Clark’s unearned LTIP Units would vest based on the achievement of applicable performance goals through 30 days after the termination date. Mr. Clark’s receipt of these payments and benefits is subject to his execution of a general release of claims with our company.

To the extent necessary to avoid the imposition of an additional tax under Section 409A of the Code, severance pay and benefits will be delayed until six months after termination, or death, whichever is earlier, during which time the payments will accrue interest at the rate of 5% per annum.
The following table illustrates Mr. Clark’s potential payments and other benefits upon termination of his employment or Change-in-Control of our company under his employment agreement upon a hypothetical termination on December 31, 2016.

Jon W. Clark	Base Salary	Bonus	Medical and Welfare Benefits	Accelerated Equity	Total
With Cause or Without Good Reason	$—	$—	$—	$—	$—
Without Cause or with Good Reason	$162,500	$185,000	$9,619	$637,691	$994,810
Death	$—	$200,000	$—	$637,691	$837,691
Disability	$162,500	$200,000	$9,619	$637,691	$1,009,810
Following Change-in-Control(1)	$650,000	$740,000	$9,619	$637,691	$2,037,310

(1) Change-in-control provisions expire on June 30, 2017.
Cutback under Section 280G of the Code
If any payments or benefits to be paid or provided to any of the named executive officers would be subject to “golden parachute” excise taxes under the Code, the executive’s payments and benefits under his employment agreement will be reduced to the extent necessary to avoid such excise taxes, but only if such a reduction of pay or benefits would result in a greater net after-tax receipt for the executive.
Hedging, Short Sales, and Pledging Policies
For a description of our hedging, short sale, and pledging policies, see “Compensation Discussion and Analysis-Other Matters—Anti-Hedging, Anti-Short Sale and Anti-Pledging Policies.”
Compensation Committee Interlocks and Insider Participation
There are no Compensation Committee interlocks and none of our employees is a member of its Compensation Committee. The members of the Compensation Committee for the year ended December 31, 2016 were Messrs. Francis (Chairman), Black, Kelter and Baum.
Disclosure Committee
We maintain a Disclosure Committee consisting of members of our executive management and senior staff. The purpose of the Disclosure Committee is to oversee our system of disclosure controls, assist and advise the Chief Executive Officer and Chief Financial Officer in making the required certifications in SEC reports and evaluate our company’s internal control function. The Disclosure Committee was established to bring together on a regular basis representatives from our core business lines and employees involved in the preparation of our financial statements to discuss any issues or matters of which the members are aware that should be considered for disclosure in our public SEC filings. The Disclosure Committee reports to our Chief Executive Officer and, as appropriate, to our Audit Committee. The Disclosure Committee meets quarterly and otherwise as needed.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth the beneficial ownership of our common shares, as of April 17, 2017, for (1) each person known to us to be the beneficial owner of more than 5% of our outstanding common shares based on the Schedule 13D, Schedule 13G, or any amendments thereto, filed with the SEC, (2) each of our trustees and nominees for trustee, (3) each of our named executive officers who is not a trustee and (4) our trustees, nominees for trustee and executive officers as a group.
In accordance with SEC rules, each listed person’s beneficial ownership includes:

•	all shares the investor actually owns beneficially or of record;

•	all shares over which the investor has or shares voting or dispositive control (such as in the capacity as a general partner of an investment fund); and

•	all shares the investor has the right to acquire within 60 days (such as upon exercise of options that are currently vested or which are scheduled to vest within 60 days) after April 17, 2017.
Except as otherwise described in the notes below, the following beneficial owners own all shares directly and have sole voting power and sole investment power with respect to all common shares set forth opposite their respective names.

Name and Address**	Shares Owned(1)		Percentage
Trustees and Executive Officers:
Charles E. Black	74,126		*
Gordon F. DuGan	900,979	(2)	*
Allan J. Baum	71,354	(3)	*
Z. Jamie Behar	5,120		*
Thomas D. Eckert	62,030	(4)	*
James L. Francis	11,308		*
Gregory F. Hughes	16,511	(5)	*
Jeffrey E. Kelter	98,143	(6)	*
Louis P. Salvatore	16,625		*
Benjamin P. Harris	287,923	(7)	*
Nicholas L. Pell	234,145	(8)	*
Jon W. Clark	77,985	(9)	*
Edward J. Matey Jr.	70,821	(10)	*
All current executive officers and trustees as a group (13 persons)	1,927,070		*
5% or Greater Owners:
The Vanguard Group, Inc.(11)	21,856,666		15.44%
BlackRock, Inc.(12)	12,641,710		8.93%
Vanguard Specialized Funds(13)	10,659,757		7.53%
FMR LLC(14)	9,277,604		6.56%
__________

*	Less than one percent.
** Unless otherwise indicated, the business address is 90 Park Avenue, 32nd Floor, New York, NY 10016.

(1)
Beneficial ownership is determined in accordance with Rule 13d-3 of the Exchange Act. A person is deemed to be the beneficial owner of any common shares if that person has or shares voting power or investment power with respect to those shares, or has the right to acquire beneficial ownership at any time within 60 days of the date of the table. As used herein, “voting power” is the power to vote or direct the voting of shares and “investment power” is the power to dispose or direct the disposition of shares. As of April 17, 2017 141,523,041 common shares/units were outstanding.

(2)	Includes 274,799 earned LTIP Units of which 50% vested on June 30, 2016 and 50% will vest on June 30, 2017.

(3)	Includes 30,940 shares issuable upon exercise of options.

(4)	Includes 1,329 shares issuable upon exercise of options.

(5)	Includes 3,987 shares issuable upon exercise of options.

(6)	Includes 37,585 shares issuable upon exercise of options.

(7)	Includes 164,879 earned LTIP Units of which 50% vested on June 30, 2016 and 50% will vest on June 30, 2017.

(8)	Includes 109,919 earned LTIP Units of which 50% vested on June 30, 2016 and 50% will vest on June 30, 2017.

(9)	Includes 2,870 shares issuable upon exercise of options and 27,479 earned LTIP Units of which 50% vested on June 30, 2016 and 50% will vest on June 30, 2017.

(10)	Includes 27,479 earned LTIP Units of which 50% vested on June 30, 2016 and 50% will vest on June 30, 2017.

(11)
Based solely on information provided on a Schedule 13G filed by the Vanguard Group, Inc., on behalf of itself and certain of its affiliates, with the SEC on February 13, 2017. The business address of The Vanguard Group is 100 Vanguard Blvd., Malvern, PA 19355.

(12)
Based solely on information provided on a Schedule 13G/A filed by BlackRock, Inc., on behalf of itself and certain of its affiliates, with the SEC on January 24, 2017. The business address of BlackRock, Inc. is 55 East 52nd Street, New York, NY 10022.

(13)
Based solely on information provided on a Schedule 13G/A filed by the Vanguard Specialized Funds- Vanguard REIT Index Fund- 23-2834924, on behalf of itself and certain of its affiliates, with the SEC on February 13, 2017. The business address of Vanguard Specialized Funds- Vanguard REIT Index Fund- 23-2834924 is 100 Vanguard Blvd., Malvern, PA 19355.

(14)
Based solely on information provided on a Schedule 13F filed by FMR LLC, on behalf of itself and certain of its affiliates with the SEC on February 14, 2017. The business address of FMR LLC is 245 Summer Street, Boston, MA 02210.

Section 16(a) Beneficial Ownership Reporting Compliance
Section 16(a) of the Exchange Act requires the executive officers and trustees, and persons who own more than 10% of a registered class of its equity securities, to file reports of ownership and changes in ownership on Forms 3, 4 and 5 with the SEC. To our knowledge, based solely on a review of the copies of the forms received and written representations, the company believes that during fiscal years 2014 and 2015, its executive officers, trustees and persons who own more than 10% of a registered class of its equity securities complied with the beneficial ownership reporting requirements of Section 16(a) of the Exchange Act.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
Policies and Procedures With Respect to Related Party Transactions
It is the policy of the Board that all related party transactions (generally, transactions in which the Company is a participant with a related party (trustees and executive officers or their immediate family members, or shareholders owning 5% of more of outstanding common shares)) shall be subject to approval or ratification in accordance with the following procedures.
The Board shall review the material facts of all related party transactions involving amounts exceeding $100,000 that require its approval and either approve or disapprove of the entry into the related party transaction, and our Nominating and Corporate Governance Committee shall review the material facts of all related party transactions that involve amounts that are less than $100,000 that require its approval and either approve or disapprove of the entry into the related party transaction. If advance approval of a related party transaction is not feasible, then the related party transaction shall be considered and, if the Nominating and Corporate Governance Committee or the Board, as applicable, determines it to be appropriate, ratified at the next regularly scheduled meeting of the Nominating and Corporate Governance Committee or the Board. In determining whether to approve or ratify a related party transaction, the Nominating and Corporate Governance Committee or the Board will take into account, among other factors it deems appropriate, whether the related party transaction is on terms comparable to those available to an unaffiliated third-party under the same or similar circumstances and the overall fairness to the Company.
If a related party transaction will be ongoing, the Nominating and Corporate Governance Committee or the Board, as applicable, may establish guidelines for management to follow in its ongoing dealings with the related party. Thereafter, the Nominating and Corporate Governance Committee or the Board, on at least an annual basis, shall review and assess ongoing relationships with the related party to see that they are in compliance with the Nominating and Corporate Governance Committee’s or Board’s guidelines and that the related party transaction remains appropriate.
All related party transactions involving amounts in excess of $100,000 shall be disclosed in applicable filings with the SEC as required under SEC rules.
Related Party Transactions
The company’s CEO, Gordon F. DuGan, is on the board of directors of the Gramercy European Property Fund and has committed approximately $1,358,000 in capital to the Gramercy European Property Fund. The two Managing Directors of Gramercy Europe Asset Management have collectively committed approximately $1,358,000 in capital to the Gramercy European Property Fund. Foreign currency commitments have been converted into U.S. dollars based on (i) the foreign exchange rate at the closing date for completed transactions and (ii) the exchange rate that prevailed on December 31, 2016, in the case of unfunded commitments.
The company acquired three properties in January 2015 in an arms-length transaction from affiliates of KTR Capital Partners, a private industrial real estate investment company, for which one of the company’s trustees, Jeffrey Kelter, served as Chief Executive Officer and Chairman of the Board. The properties are located in Milwaukee, Wisconsin, comprise an aggregate 450,000 square feet and were acquired for an aggregate purchase price of approximately $19,750,000.

OTHER MATTERS
Solicitation of Proxies
We will pay the cost of solicitation of proxies. In addition to the solicitation of proxies by mail, our directors, officers and employees may also solicit proxies personally or by telephone without additional compensation for such activities. We will also request persons, firms and corporations holding shares in their names or in the names of their nominees, which are beneficially owned by others, to send proxy materials to and obtain proxies from such beneficial owners. We will reimburse such holders for their reasonable expenses. In addition, we intend to utilize the proxy solicitation services of Morrow Sodali LLC at an aggregate estimated cost of $5,000 plus out-of-pocket expenses.
Shareholder Proposals
Shareholder proposals intended to be presented at the 2018 annual meeting of shareholders must be received by our Secretary no later than January 1, 2018 in order to be considered for inclusion in our proxy statement relating to the 2018 meeting pursuant to Rule 14a-8 under the Exchange Act.
For a proposal of a shareholder to be properly presented at the 2018 annual meeting of shareholders, other than a shareholder proposal included in the proxy statement pursuant to Rule 14a-8, such proposal must be received at our principal executive offices after December 2, 2017 and on or before January 1, 2018, unless the 2018 annual meeting of shareholders is scheduled to take place before May 16, 2018 or after July 15, 2018. Under our bylaws, shareholders must follow certain procedures to nominate a person for election as a trustee at an annual or special meeting, or to introduce an item of business at an annual meeting. A shareholder must notify our Secretary in writing of the trustee nominee or the other business. To be timely under our current bylaws, the notice must be delivered to our Secretary, along with the appropriate supporting documentation, as applicable, at our principal executive office not less than 120 days nor more than 150 days prior to the first anniversary of the date of preceding year's annual proxy; provided, however, that in the event that the date of the annual meeting is advanced or delayed by more than 30, notice by the shareholder to be timely must be so delivered not earlier than the 150th day prior to such annual meeting and not later than the close of business on the later of the 120th day prior to such annual meeting or the 10th day following the day on which public announcement of the date of such meeting is first made. Any such proposal should be mailed to our principal executive offices at: Gramercy Property Trust, 90 Park Avenue, 32nd Floor, New York, New York 10016, Attn: Edward J. Matey Jr., Secretary.
Householding of Proxy Materials
The SEC has adopted rules that permit companies and intermediaries (such as banks and brokers) to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more shareholders sharing the same address by delivering a single proxy statement addressed to those shareholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for shareholders and cost savings for companies.
This year, a number of brokers with account holders who are our shareholders will be “householding” our proxy materials. A single proxy statement will be delivered to multiple shareholders sharing an address unless contrary instructions have been received from the impacted shareholders. Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate proxy statement and annual report, please notify us, by calling (212) 297-1000 or by directing your written request to: Gramercy Property Trust, 90 Park Avenue, 32nd Floor, New York, New York 10016, Attn: Edward J. Matey Jr., Secretary. Pursuant to such request, the company will undertake to promptly deliver a separate copy of the proxy statement or annual report, as applicable, to you. Shareholders who currently receive multiple copies of the proxy statement at their address and would like to request “householding” of their communications should contact their broker as specified above.
Other Matters
Our Board of Trustees does not know of any matters other than those described in this proxy statement that will be presented for action at the annual meeting. If other matters are presented, proxies will be voted in accordance with the discretion of the proxy holders.
2016 Annual Report
Common shareholders are concurrently being furnished with a copy of our 2016 Annual Report and Form 10-K. Additional copies of the 2016 Annual Report and Form 10-K and of this proxy statement are available at www.proxyvote.com or by contacting Gramercy Property Trust, Attn: Investor Relations, at 90 Park Avenue, 32nd Floor, New York, New York, 10016, or call toll-free number: 1-800-579-1639, or email: sendmaterial@proxyvote.com. Copies will be furnished promptly at no additional expense.

APPENDIX A: GRAMERCY PROPERTY TRUST
GRAMERCY PROPERTY TRUST
2017 EMPLOYEE SHARE PURCHASE PLAN
1.Purpose. The Trust wishes to attract employees to the Trust and its Subsidiaries and to induce employees to remain with the Trust and its Subsidiaries, and to encourage them to increase their efforts to make the Trust’s business more successful, whether directly or through its Subsidiaries. In furtherance thereof, the Plan is designed to provide equity-based incentives to the eligible employees of the Trust and its Subsidiaries. The Plan is intended to comply with the provisions of Section 423 of the Code and shall be administered, interpreted and construed accordingly.
2.Definitions. As used herein, the following definitions shall apply:
(a)“Applicable Laws” means the legal requirements relating to the administration of employee share purchase plans, if any, under applicable provisions of federal securities laws, state corporate and securities laws, the Code, the rules of any applicable stock exchange, and the rules of any foreign jurisdiction applicable to participation in the Plan by residents therein.
(b)“Board” means the Board of Trustees of the Trust.
(c)“Change in Control” shall be deemed to occur upon:
(i)any “person,” including a “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), but excluding the Trust, any entity controlling, controlled by or under common control with the Trust, any trustee, fiduciary or other person or entity holding securities under any employee benefit plan or trust of the Trust or any such entity, and with respect to any particular Participant, the Participant and any “group” (as such term is used in Section 13(d)(3) of the Exchange Act) of which the Participant is a member), is or becomes the “beneficial owner” (as defined in Rule 13(d)(3) under the Exchange Act), directly or indirectly, of securities of the Trust representing 50% or more of either (A) the combined voting power of the Trust’s then outstanding securities or (B) the then outstanding Shares (other than as a result of an acquisition of securities directly from the Trust); or
(ii)the consummation of any consolidation or merger of the Trust where the shareholders of the Trust immediately prior to the consolidation or merger, would not, immediately after the consolidation or merger, beneficially own (as such term is defined in Rule 13d-3 under the Exchange Act), directly or indirectly, shares representing in the aggregate 50% or more of the combined voting power of the securities of the company issuing cash or securities in the consolidation or merger (or of its ultimate parent, if any); or
(iii)there shall occur (A) any sale, lease, exchange or other transfer (in one transaction or a series of transactions contemplated or arranged by any party as a single plan) of all or substantially all of the assets of the Trust, other than a sale or disposition by the Trust of all or substantially all of the Trust’s assets to an entity, at least 50% of the combined voting power of the voting securities of which are owned by “persons” (as defined above) in substantially the same proportion as their ownership of the Trust immediately prior to such sale or (B) the approval by shareholders of the Trust of any plan or proposal for the liquidation or dissolution of the Trust; or
(iv)the members of the Board at the beginning of any consecutive 24-calendar-month period (the “Incumbent Trustees”) cease for any reason other than due to death to constitute at least a majority of the members of the Board; provided that any trustee whose election, or nomination for election by the Trust’s shareholders was approved or ratified by a vote of at least a majority of the members of the Board then still in office who were members of the Board at the beginning of such 24-calendar-month period shall be deemed to be an Incumbent Trustee.
(d)“Code” means the Internal Revenue Code of 1986, as amended.

(e)“Committee” means either the Board, a committee of the Board, or such executive officer appointed by the Board, that is responsible for the administration of the Plan as is designated from time to time by resolution of the Board.
(f)“Compensation” means an Employee’s base salary from the Trust or one or more Designated Subsidiaries, including such amounts of base salary as are deferred by the Employee (i) under a qualified cash or deferred arrangement described in Section 401(k) of the Code, or (ii) to a plan qualified under Section 125 of the Code. Compensation does not include overtime, commissions, bonuses, reimbursements or other expense allowances, fringe benefits (cash or noncash), moving expenses, deferred compensation, contributions (other than contributions described in the first sentence) made on the Employee’s behalf by the Trust or one or more Subsidiaries under any employee benefit or welfare plan now or hereafter established, and any other payments not specifically referenced in the first sentence.
(g)“Designated Subsidiary” means a Subsidiary that has been designated by the Committee from time to time for participation in this Plan.
(h)“Effective Date” means July 1, 2017, the date of the first Offer Period, unless the Committee determines prior to the Effective Date that the first Offer Period shall commence on a date after July 1, 2017, with such later date hereinafter referred to as the Effective Date. However, should any Designated Subsidiary become a participating company in the Plan after such date, then such entity shall designate a separate Effective Date with respect to its employee-participants.
(i)“Employee” means any individual, including an officer or trustee, who is an employee of the Trust or a Designated Subsidiary for purposes of Section 423 of the Code.
(j)“Enrollment Date” means the first day of each Offer Period.
(k)“Exchange Act” means the Securities Exchange Act of 1934, as amended.
(l)“Exercise Date” means the last day of each Purchase Period.
(m)“Fair Market Value” per Share as of a particular date means the closing price of Shares on the New York Stock Exchange on the relevant date (or if there were no trades on that date the last reported sales price of the Shares during regular trading house on the latest preceding date upon which a sale was reported). If the Shares are not listed on the New York Stock Exchange, the Fair Market Value shall be as determined by the Committee on the basis of available prices for such Shares or in such manner as may be authorized by applicable regulations under the Code.
(n)“Offer Period” means an Offer Period established pursuant to Section 4 hereof.
(o)“Parent” means a “parent corporation,” whether now or hereafter existing, as defined in Section 424 (e) of the Code.
(p)“Participant” means an Employee of the Trust or Designated Subsidiary who is actively participating in the Plan.
(q)“Plan” means this Gramercy Property Trust 2017 Employee Share Purchase Plan, as may be amended from time to time.
(r)“Purchase Period” means a period specified as such pursuant to Section 4(b) hereof.

(s)“Purchase Price” shall mean the purchase price for a Share for a Purchase Period, which shall be determined by the Committee before the beginning of the Offer Period that contains such Purchase Period to be either:
(i)A fixed percentage (to be determined in the Committee’s discretion before the beginning of such Offer Period, but not to be less than 85%) of the Fair Market Value of a Share on the Exercise Date, or
(ii)The lesser of (A) a fixed percentage (to be determined in the Committee’s discretion before the beginning of such Offer Period, but not to be less than 85%) of the Fair Market Value of a Share on the Exercise Date, and (B) a fixed percentage (to be determined in the Committee’s discretion before the beginning of such Offer Period, but not to be less than 85%) of the Fair Market Value of a Share on the Enrollment Date.
(t)“Reserves” means the sum of the number of Shares covered by each option under the Plan which have not yet been exercised and the number of Shares which have been authorized for issuance under the Plan but not yet placed under option.
(u)“Shares” means common shares of beneficial interest, par value $0.01 per share, of the Trust.
(v)“Subsidiary” means, with respect to the Trust, a “subsidiary corporation,” whether now or hereafter existing, as defined in Section 424(f) of the Code.
(w)“Trust” means Gramercy Property Trust, a Maryland real estate investment trust, and any successor entity, as determined by the Committee.
3.Eligibility.
(a)General. Subject to the limitations set forth in subsections (b) and (c) of this Section 3, any individual who is an Employee on a given Enrollment Date shall be eligible to participate in the Plan for the Offer Period commencing with such Enrollment Date.
(b)Limitations on Grant and Accrual. Any provisions of the Plan to the contrary notwithstanding, no Employee shall be granted an option under the Plan if, (i) immediately after the grant, such Employee (taking into account Shares owned by any other person whose Shares would be attributed to such Employee pursuant to Section 424(d) of the Code) would own Shares and/or hold outstanding options to purchase Shares possessing 5% or more of the total combined voting power or value of all classes of shares of the Trust or of any Subsidiary, or (ii) such option permits the Employee’s rights to purchase Shares under all employee share purchase plans of the Trust and its Subsidiaries to accrue at a rate which exceeds $25,000 worth of Shares (determined at the Fair Market Value of the Shares at the time such option is granted) for each calendar year in which such option is outstanding at any time. Any amounts received from an Employee which cannot be used to purchase Shares as a result of this limitation will be returned as soon as practical to the Employee without interest. The determination of the accrual of the right to purchase Shares shall be made in accordance with Section 423(b)(8) of the Code and the regulations thereunder.
(c)Other Limits on Eligibility. Notwithstanding subsection (a) above, the following Employees shall not be eligible to participate in the Plan for any relevant Offer Period, unless otherwise determined by the Committee: (i) Employees whose customary employment is 20 hours or less per week; (ii) Employees whose customary employment is for not more than five months in any calendar year; (iii) Employees who have been employed less than one year; and (iv) Employees who are citizens or residents of a foreign jurisdiction (without regard to whether they are also U.S. citizens or resident aliens), if the grant of options to such individuals is prohibited by the laws of such jurisdiction or compliance with the laws of the foreign jurisdiction would cause the Plan to violate the requirements of Section 423 of the Code. Notwithstanding the foregoing, the employment of an Employee of a Subsidiary which ceases to be a Subsidiary shall, automatically and without any further action, be deemed to have been terminated (and such employee shall cease to be an Employee hereunder). The Committee may establish special rules with respect to (i) the administration of the rules contained in this subsection (c), and (ii) the eligibility of and the prior service credit for employees of companies that become affiliated with the Trust prior to the Effective Date or during an Offer Period.
4.Offer Periods.
(a)The Plan shall be implemented through overlapping or consecutive Offer Periods until such time as (i) the maximum number of Shares available for issuance under the Plan shall have been purchased, or (ii) the Plan shall have been sooner terminated in accordance with Section 19 hereof. The duration of each Offer Period shall be set in advance by the Committee, and no Offer Period shall have a duration greater than 27 months. The initial Offer Period for the Plan shall commence on the Effective Date and last for a period of three (3) months, unless the Committee determines prior to the beginning of the initial Offer Period that a different Offer Period shall apply.
(b)A Participant shall be granted a separate option for each Offer Period in which he or she participates. The option shall be granted on the Enrollment Date and shall be automatically exercised on the last day of the Offer Period. However, with respect to any Offer Period, the Committee may specify shorter Purchase Periods within an Offer Period, such that the option granted on the Enrollment Date shall be automatically exercised in successive installments on the last day of each Purchase Period ending within the Offer Period.
(c)Except as specifically provided herein, the acquisition of Shares through participation in the Plan for any Offer Period shall neither limit nor require the acquisition of Shares by a Participant in any subsequent Offer Period.
5.Participation.
(a)An eligible Employee may become a Participant in the Plan by completing a subscription agreement authorizing payroll deductions on such form the Committee designates for evidencing elections to participate in this Plan and filing it in accordance with procedures established by the Committee for such purpose at least 10 business days prior to the Enrollment Date for the Offer Period in which such participation will commence, unless a later time for filing the subscription agreement is set by the Committee for all eligible Employees with respect to a given Offer Period or the Committee establishes another procedure for an eligible Employee to become a Participant in the Plan.
(b)Payroll deductions for a Participant shall commence with the first scheduled payroll date commensurate with or immediately following the Enrollment Date and shall end on the last scheduled payroll date during the Offer Period, unless sooner terminated by the Participant as provided in Section 10.
6.Payroll Deductions.
(a)At the time a Participant files a subscription agreement, unless otherwise determined by the Committee, the Participant shall elect to have payroll deductions made during the Offer Period in a fixed whole percentage of his or her Compensation, in accordance with uniform rules established by the Committee, but such payroll deductions shall not exceed 15% of such Participant’s Compensation in effect on the Enrollment Date.
(b)All payroll deductions made for a Participant shall be credited to the Participant’s account under the Plan.
(c)A Participant may discontinue participation in the Plan as provided in Section 10, during the Offer Period by completing and filing with the Trust a change of status notice on the form established by the Committee for such purpose authorizing a suspension of the Participant’s payroll deductions. Any such suspension shall be effective with the first scheduled payroll date commencing 10 business days after the Trust’s receipt of the change of status notice unless the Trust elects to process a given change in participation more quickly.
(d)Notwithstanding the foregoing, to the extent necessary to comply with the limits set forth in Section 423(b)(8) of the Code and Section 3(b) herein, a Participant’s payroll deductions shall be decreased to zero dollars ($0). Payroll deductions shall recommence at the rate provided in such Participant’s subscription agreement, as amended, at the time when permitted under Section 423(b)(8) of the Code and Section 3(b) herein, unless such participation is sooner terminated by the Participant as provided in Section 10.
7.Grant of Option. On the Enrollment Date of each Offer Period, each eligible Employee participating in such Offer Period shall be granted an option to purchase on the Exercise Date of such Offer Period (at the applicable Purchase Price) up to a number of Shares determined by dividing such Employee’s payroll deductions accumulated prior to such Exercise Date and retained in the Participant’s account as of the Exercise Date by the applicable Purchase Price; provided that in no event shall an Employee be permitted to purchase during each Offer Period more than the number of Shares determined by dividing $25,000 by the Fair Market Value of one Share on the first day of the Offer Period, such limit to be adjusted ratably by the Committee for Offer Periods greater than or less than 12 months (subject to any adjustment pursuant to Section 18), and provided further that such purchase shall be subject to the limitations set forth in Sections 3(b) and 12 hereof. Exercise of the option shall occur as provided in Section 8 hereof, unless the Participant has withdrawn pursuant to Section 10 hereof. The Committee may, for future Offer Periods, increase or decrease, in its absolute discretion, the maximum number of Shares an eligible Employee may purchase during an Offer Period. The option shall expire on the last day of the Offer Period.
8.Exercise of Option. Unless a Participant withdraws from the Plan as provided in Section 10 hereof, his or her option for the purchase of Shares shall be exercised automatically on the Exercise Date, and the maximum number of full, and to the extent permitted by the Committee, fractional, Shares subject to an option shall be purchased for such Participant at the applicable Purchase Price with the accumulated payroll deductions in his or her account. Any other monies left over in a Participant’s account after the Exercise Date shall be retained in the Participant’s account for the subsequent Offer Period, subject to earlier withdrawal by the Participant as provided in Section 10 hereof. A Participant’s option to purchase Shares hereunder is exercisable only by him or her.
9.Delivery.
(a)Participants are not permitted to voluntarily or involuntarily sell or transfer any Shares acquired during an Offer Period for a period of six (6) months following the applicable Exercise Date, unless the Committee determines that a different holding period shall apply and communicates such to Participants, provided that any change to lengthen the holding period shall be taken by the Committee prior to the beginning of the applicable Offer Period and communicated to Participants prior to the commencement of such Offer Period.
(b)Following the purchase of Shares after the exercise of a Participant’s option, a “book entry” (by computerized or manual entry) shall be made in the records of the Trust to evidence such acquisition of Shares under the Plan. After the expiration of any required holding period during which Shares may not be transferred, upon receipt of a request from a Participant, the Trust shall arrange the delivery to such Participant, as promptly as practicable, of a certificate representing the Shares purchased upon exercise of the Participant’s option. Notwithstanding the foregoing, upon such a request from a Participant, the Trust may permit the electronic transfer of the Shares acquired upon exercise of the Participant’s option.

10.Withdrawal; Termination of Employment.
(a)A Participant may terminate participation during any Offer Period by electing to withdraw all but not less than all of the payroll deductions credited to the Participant’s account and not yet used to exercise the Participant’s option under the Plan. Upon such election, all of the Participant’s payroll deductions credited to the Participant’s account will be paid to such Participant as promptly as practicable after receipt of notice of withdrawal, and the Participant’s option for the Offer Period will be automatically terminated, and no further payroll deductions for the purchase of Shares will be made during the Offer Period. If a Participant withdraws from an Offer Period, payroll deductions will not resume at the beginning of the succeeding Offer Period unless the Participant timely delivers to the Trust a new subscription agreement. The election described above will be effective only upon a Participant giving written notice to the Trust, at such time as may be required by the Committee, on the form established by the Committee for such purpose.
(b)Upon termination of a Participant’s employment relationship for any reason whatsoever, including with or without cause, at a time more than three (3) months from the next scheduled Exercise Date, the payroll deductions credited to such Participant’s account during the Offer Period but not yet used to exercise the option will be returned to such Participant or, in the case of his/her death, to the person or persons entitled thereto under Section 14, and such Participant’s option will be automatically terminated. Upon termination of a Participant’s employment relationship for any reason whatsoever, including with or without cause within three (3) months of the next scheduled Exercise Date, the payroll deductions credited to such Participant’s account during the Offer Period but not yet used to exercise the option will be applied to the purchase of Shares on the next Exercise Date, unless the Participant (or in the case of the Participant’s death, the person or persons entitled to the Participant’s account balance under Section 14) withdraws from the Plan by submitting a change of status notice in accordance with subsection (a) of this Section 10. In such a case, no further payroll deductions will be credited to the Participant’s account following the Participant’s termination of employment and the Participant’s option under the Plan will be automatically terminated after the purchase of Shares on the next scheduled Exercise Date.
(c)The Committee may, in its sole discretion, require that any Shares credited to a Participant’s account be delivered to the Participant in the form of a physical certificate, or otherwise transferred to an outside account maintained by the Participant, following the termination of the Participant’s employment with the Trust. A Participant shall execute any documents required by the Trust to effectuate the foregoing.
11.Interest. No interest shall accrue on the payroll deductions credited to a Participant’s account under the Plan.
12.Shares; Maximum Purchasable.
(a)The maximum number of Shares which shall be made available for sale under the Plan shall be 250,000 Shares, subject to adjustment upon changes in capitalization of the Trust as provided in Section 18. In addition, the Committee may, in its discretion, impose a maximum limit on the number of Shares available for sale during any Offer Period or Purchase Period. If the Committee determines that on a given Exercise Date the number of Shares with respect to which options are to be exercised may exceed (x) the number of Shares then available for sale under the Plan or (y) the number of Shares available for sale under the Plan on the Enrollment Date of the Offer Period, or on the first day of a Purchase Period, in which such Exercise Date is to occur, the Committee may make a pro rata allocation of the Shares remaining available for purchase on such Enrollment Dates or Exercise Date, as applicable, in as uniform a manner as shall be practicable and as it shall determine to be equitable, and shall either continue all Offer Periods then in effect or terminate any one or more Offer Periods then in effect pursuant to Section 19, below. If and to the extent that any right to purchase reserved Shares shall not be exercised by any Employee for any reason or if such right to purchase shall terminate as provided herein, such Shares that have not been so purchased hereunder shall again become available for the purposes of the Plan unless the Plan shall have been terminated, but such unpurchased Shares shall not be deemed to increase the aggregate number of Shares specified above to be reserved for purposes of the Plan (subject to adjustment as provided in Section 18).
(b)A Participant will have no interest or voting right in Shares covered by the Participant’s option until such Shares are actually purchased on the Participant’s behalf in accordance with the applicable provisions of the Plan.
(c)No adjustment shall be made with respect to any Shares subject to an option for dividends, distributions or other rights for which the record date is prior to the actual date of purchase of such Shares.
(d)Unless otherwise determined by the Committee, Shares to be delivered to Participants under the Plan will be registered in the name of the Participant.
13.Administration.
(a)In General. The Plan shall be administered by the Committee, which shall have full and exclusive discretionary authority to construe, interpret and apply the terms of the Plan, to determine eligibility and to adjudicate all disputed claims filed under the Plan. Every finding, decision and determination made by the Committee shall, to the full extent permitted by Applicable Law, be final and binding upon all persons. Except as set forth in Section 13(b), the Committee may delegate its duties to one or more officers of the Trust or other persons.
(b)Rule 16b-3 Limitations. Notwithstanding the provisions of Section 13(a), in the event that the Trust shall at any time be subject to Section 16 promulgated under the Exchange Act, and Rule 16b-3 promulgated thereunder or any successor provision (“Rule 16b-3”) provides specific requirements for the administrators of plans of this type, then at such time the Plan shall be administered with respect to Participants who are “officers” within the meaning of Rule 16a-1(f) only by such a body and in such a manner as shall comply with the applicable requirements of Rule 16b-3; provided, however, that no failure of the Committee to meet such applicable requirements of Rule 16b-3 shall render ineffective or void any option granted under this Plan.
14.Designation of Beneficiary.
(a)Each Participant will file a written designation of a beneficiary who is to receive any Shares and cash, if any, from the Participant’s account under the Plan in the event of such Participant’s death. If a Participant is married and the designated beneficiary is not the spouse, spousal consent shall be required for such designation to be effective.
(b)Such designation of beneficiary may be changed by the Participant (and the Participant’s spouse, if any) at any time by written notice. In the event of the death of a Participant and in the absence of a beneficiary validly designated under the Plan who is living (or in existence) at the time of such Participant’s death, the Trust shall deliver such Shares and/or cash to the executor or administrator of the estate of the Participant.
15.Transferability. Neither payroll deductions credited to a Participant’s account nor any rights with regard to the exercise of an option or to receive Shares under the Plan may be assigned, transferred, pledged or otherwise disposed of in any way (other than by will, the laws of descent and distribution, or as provided in Section 14 hereof) by the Participant. Any such attempt at assignment, transfer, pledge or other disposition shall be without effect, except that the Committee may treat such act as an election to withdraw funds from an Offer Period in accordance with Section 10.
16.Use of Funds. All payroll deductions received or held by the Trust under the Plan may be used by the Trust for any corporate purpose, and the Trust shall not be obligated to segregate such payroll deductions.

17.Reports. Individual accounts will be maintained for each Participant in the Plan. Statements of account will be made available to Participants electronically, or in hardcopy if requested, at least annually, which statements will set forth the amounts of payroll deductions, the Purchase Price, the number of Shares purchased and the remaining cash balance, if any.
18.Adjustments Upon Changes in Capitalization; Changes in Control.
(a)Adjustments Upon Changes in Capitalization. Subject to any required action by the shareholders of the Trust, the Reserves, the Purchase Price, the maximum number of Shares available for issuance under the Plan, the maximum number of Shares that may be purchased in any Offer Period or Purchase Period, as well as any other terms that the Committee determines require adjustment shall be proportionately adjusted for any (i) merger, consolidation, dissolution, spin-off transaction, liquidation, reorganization, exchange of Shares, sale of all or substantially all of the assets or Shares of the Trust or its Subsidiaries or a transaction similar thereto, (ii) any dividend in Shares, extraordinary cash dividends, Share split, reverse Share split, combination of Shares, reclassification, recapitalization or other similar change in the capital structure of the Trust or its Subsidiaries, or any distribution to holders of Shares other than ordinary course cash dividends, shall occur or (iii) any other event shall occur which in the judgment of the Committee necessitates action by way of adjusting the terms of the outstanding awards. Such adjustment shall be made by the Committee in such manner as the Committee deems appropriate and its determination shall be final, binding and conclusive. Except as the Committee determines, no issuance by the Trust of shares of any class, or securities convertible into shares of any class, shall affect, and no adjustment by reason hereof shall be made with respect to, the Reserves and the Purchase Price.
(b)Changes in Control. In the event of a Change in Control, each option under the Plan shall be assumed by such successor real estate investment trust or corporation or a parent or subsidiary of such successor real estate investment trust or corporation, unless the Committee determines prior to the Change in Control, in the exercise of its sole discretion and in lieu of such assumption, to shorten the Offer Period then in progress by setting a new Exercise Date (the “New Exercise Date”). If the Committee shortens the Offer Period then in progress in lieu of assumption in the event of a Change in Control, the Committee shall notify each Participant in writing, at least 10 days prior to the New Exercise Date, that the Exercise Date for the Participant’s option has been changed to the New Exercise Date and that the Participant’s option will be exercised automatically on the New Exercise Date, unless prior to such date the Participant has withdrawn from the Offer Period as provided in Section 10. For purposes of this subsection, an option granted under the Plan shall be deemed to be assumed if, in connection with the Change in Control, the option is replaced with a comparable option with respect to shares of the successor real estate investment trust or corporation or Parent thereof. The determination of option comparability shall be made by the Committee prior to the Change in Control and its determination shall be final, binding and conclusive on all persons.
(c)Dissolution or Liquidation. In the event of the proposed dissolution or liquidation of the Trust, the Offer Period shall terminate immediately prior to the consummation of such proposed action, unless otherwise provided by the Board.
19.Amendment or Termination.
(a)The Committee may at any time and for any reason terminate or amend the Plan. Except as provided in Section 18, no such termination can affect options previously granted, provided that the Plan or any one or more Offer Periods may be terminated by the Committee on any Exercise Date or by the Committee establishing a new Exercise Date with respect to any Offer Period and/or any Purchase Period then in progress if the Committee determines that the termination of the Plan or such one or more Offer Periods is in the best interests of the Trust and its shareholders.

Except as provided in Section 18 and this Section 19, no amendment may make any change in any option theretofore granted which adversely affects the rights of any Participant without the consent of affected Participants. To the extent necessary to comply with Section 423 of the Code (or any successor rule or provision or any other Applicable Law), the Trust shall obtain shareholder approval in such a manner and to such a degree as required.
(b)Without shareholder consent and without regard to whether any Participant rights may be considered to have been “adversely affected,” the Committee shall be entitled to limit the frequency and/or number of changes in the amount withheld during Offer Periods, change the amount of Shares available for purchase during an Offer Period or a Purchase Period, change the length of Purchase Periods within any Offer Period, determine the length of any future Offer Period, determine whether future Offer Periods shall be consecutive or overlapping, establish the exchange ratio applicable to amounts withheld in a currency other than U.S. dollars, establish additional terms, conditions, rules or procedures to accommodate the rules or laws of applicable foreign jurisdictions, permit payroll withholding in excess of the amount designated by a Participant in order to adjust for delays or mistakes in the Trust’s processing of properly completed withholding elections, establish reasonable waiting and adjustment periods and/or accounting and crediting procedures to ensure that amounts applied toward the purchase of Shares for each Participant properly correspond with amounts withheld from the Participant’s Compensation, and establish such other limitations or procedures as the Committee determines in its sole discretion advisable and which are consistent with the Plan.
(c)In the event the Board determines that the ongoing operation of the Plan may result in unfavorable financial accounting consequences, the Board may, in its discretion and, to the extent necessary or desirable, modify or amend the Plan to reduce or eliminate such accounting consequence including, but not limited to:
(i)altering the Purchase Price for any Offer Period including an Offer Period underway at the time of the change in Purchase Price; and
(ii)shortening any Offer Period so that Offer Period ends on a new Exercise Date, including an Offer Period underway at the time of the Board action.
Such modifications or amendments shall not require shareholder approval or the consent of any Participants.

20.
Notices. All notices or other communications by a Participant to the Trust under or in connection with the Plan shall be deemed to have been duly given when received in the form specified by the Committee at the location, or by the person, designated by the Committee for the receipt thereof.

21.Conditions Upon Issuance of Shares.
(a)The Plan, and the grant and exercise of options to purchase Shares hereunder, and the Trust’s obligation to sell and deliver Shares upon the exercise of options, shall be subject to all applicable federal, state and foreign laws, rules and regulations, and to such approvals by any regulatory or governmental agency as may be required. The Trust shall not be required to issue or deliver any certificates for such Shares prior to the completion of any registration or qualification of such Shares under, and the obtaining of any approval under or compliance with, any state or federal law, or any ruling or regulation of any government body which the Trust shall, in its sole discretion, determine to be necessary or advisable. Certificates for Shares issued hereunder may be legended as the Committee may deem appropriate.
(b)The Participant shall take whatever additional actions and execute whatever additional documents the Committee may in its reasonable judgment deem necessary or advisable in order to carry out or effect one or more of the obligations or restrictions imposed on the Participant pursuant to the Plan.

22.Term of Plan. The Plan shall become effective on June 15, 2017, provided that the Plan is approved by the requisite percentage of the shareholders of the Trust, and shall continue in effect until all Shares authorized for sale under Section 12(a) have been sold, unless earlier terminated by the Committee under Section 19.
23.Disqualifying Dispositions. If Shares acquired under the Plan are disposed of in a disposition that does not satisfy the holding period requirements of Section 423(a) of the Code, such Participant shall notify the Trust in writing as soon as practicable thereafter of the date and terms of such disposition and, if the Trust (or any affiliate thereof) thereupon has a tax-withholding obligation, shall pay to the Trust (or such affiliate) an amount equal to any withholding tax the Trust (or affiliate) is required to pay as a result of the disqualifying disposition (or satisfy such other arrangements as may be permitted by the Committee.)
24.No Employment Rights. The Plan does not, directly or indirectly, create any right for the benefit of any employee or class of employees to purchase any Shares under the Plan, or create in any employee or class of employees any right with respect to continuation of employment by the Trust or a Subsidiary, and it shall not be deemed to interfere in any way with such employer’s right to terminate, or otherwise modify, an employee’s employment at any time for any reason, including with or without cause.
25.No Effect on Retirement and Other Benefit Plans. Except as specifically provided in a retirement or other benefit plan of the Trust or a Subsidiary, participation in the Plan shall not be deemed compensation for purposes of computing benefits or contributions under any retirement plan of the Trust or a Subsidiary, and shall not affect any benefits under any other benefit plan of any kind or any benefit plan subsequently instituted under which the availability or amount of benefits is related to level of compensation. The Plan is not a “retirement plan” or “welfare plan” under the Employee Retirement Income Security Act of 1974, as amended.
26.Effect of Plan. The provisions of the Plan shall, in accordance with its terms, be binding upon, and inure to the benefit of, all successors of each Participant, including, without limitation, such Participant’s estate and the executors, administrators or trustees thereof, heirs and legatees, and any receiver, trustee in bankruptcy or representative of creditors of such Participant.
27.Governing Law. The Plan is to be construed in accordance with and governed by the internal laws of the State of Maryland (a) without giving effect to any choice of law rule that would cause the application of the laws of any jurisdiction other than the internal laws of the State of Maryland to the rights and duties of the parties, except to the extent the internal laws of the State of Maryland are superseded by the laws of the United States, and (b) regardless of any provision in an employment agreement that designates the applicable law for purposes of such employment agreement to be other than the laws of the State of Maryland. Should any provision of the Plan be determined by a court of law to be illegal or unenforceable, the other provisions shall nevertheless remain effective and shall remain enforceable.
28.Dispute Resolution. Any controversy or claim arising out of or relating to this Plan that is not resolved by the Trust and a Participant shall be submitted to arbitration in New York, New York in accordance with New York law and the procedures of the American Arbitration Association. The determination of the arbitrator(s) shall be conclusive and binding on the Trust and the Participant and judgment may be entered on the arbitrator(s)’ award in any court having jurisdiction.

APPENDIX B: GRAMERCY PROPERTY TRUST
INFORMATION REGARDING CERTAIN FINANCIAL MEASURES
Non-GAAP Financial Measures
We use the following non-GAAP financial measures that we believe are useful to investors as a key supplemental measure of our operating performance: funds from operations attributable to common shareholders and unitholders, or FFO, core funds from operations attributable to common shareholders and unitholders, or Core FFO, and adjusted funds from operations attributable to common shareholders and unitholders, or AFFO. We present FFO because we consider it an important supplemental measure of our operating performance and believe that it is frequently used by securities analysts, investors and other interested parties in the evaluation of REITs. We also use FFO as one of several criteria to determine performance-based incentive compensation for members of our senior management, which may be payable in cash or equity awards. The revised White Paper on FFO approved by the Board of Governors of the National Association of Real Estate Investment Trusts, or NAREIT, defines FFO as net income (loss) (determined in accordance with GAAP), excluding impairment write-downs of investments in depreciable real estate and investments in in-substance real estate investments and sales of depreciable operating properties, plus real estate-related depreciation and amortization (excluding amortization of deferred financing costs), less distributions to noncontrolling interests and gains/losses from discontinued operations and after adjustments for unconsolidated partnerships and joint ventures.
Core FFO and AFFO are presented excluding property acquisition costs, other-than-temporary impairments on retained bonds, mark-to-market on interest rate swaps, and one-time charges. Our AFFO also excludes non-cash share-based compensation expense, amortization of above and below market leases, amortization of deferred financing costs, amortization of lease inducement costs, non-real estate depreciation and amortization, amortization of free rent received at property acquisition and straight-line rent. We believe that Core FFO and AFFO are useful supplemental measures regarding our operating performances as they provide a more meaningful and consistent comparison of our operating performance.
FFO, Core FFO and AFFO do not represent cash generated from operating activities in accordance with GAAP and should not be considered as an alternative to net income (determined in accordance with GAAP), as an indication of our financial performance, or to cash flow from operating activities as a measure of our liquidity, nor is it entirely indicative of funds available to fund our cash needs, including our ability to make cash distributions. Our calculation of FFO may be different from the calculation used by other companies and, therefore, comparability may be limited.

FFO, Core FFO and AFFO for the years ended December 31, 2016 and 2015 are as follows:

	Year Ended December 31,
	2016	2015	2014
Net income (loss) attributable to common shareholders	$27,124	$(54,162)	$44,644
Add:
Depreciation and amortization	241,527	97,654	36,408
FFO adjustments for unconsolidated equity investments	17,485	2,019	4,086
Net income attributable to noncontrolling interest	7	(791)	(236)
Net income from discontinued operations	(5,078)	(875)	524
Impairment of real estate investments	11,107	—	—
Less:
Non real estate depreciation and amortization	(895)	(870)	(784)
Gain on dissolution of previously held U.S. unconsolidated equity investment interests	(7,229)	—	—
Gain on remeasurement of previously held unconsolidated equity investment interests	—	—	(72,345)
Gain on sale of European unconsolidated equity investment interests held with a related party	(5,341)	—	—
Net gain on disposals	(4,198)	(839)	—
Funds from operations attributable to common shareholders and unitholders	$274,509	$42,136	$12,297
Add:
Acquisition costs	9,558	6,395	6,171
Core FFO adjustments for unconsolidated equity investments	6,797	1,557	—
Other-than-temporary impairments on retained bonds	—	—	4,816
Merger related costs	—	54,945	—
Loss on extinguishment of debt	18,960	9,472	1,925
Loss on derivative instruments	—	—	3,300
Preferred share redemption costs	—	—	2,912
Change in preferred share dividends	—	—	564
European Fund setup costs	—	221	—
Net income from discontinued operations related to properties	5,406	1,106	—
Mark-to-market on interest rate swaps(1)	(869)	600	—
Less:
Recovery of servicing advances	—	(1,071)	—
Core funds from operations attributable to common shareholders and unitholders	$314,361	$115,361	$31,985
Add:
Non-cash share-based compensation expense	5,356	3,829	2,901
Amortization of market lease assets	14,816	3,777	1,310
Amortization of deferred financing costs and non-cash interest	565	1,731	2,561
Amortization of lease inducement costs	346	269	175
Return on construction advances	—	—	358
Non-real estate depreciation and amortization	895	870	784
Amortization of free rent received at property acquisition	2,569	3,415	544
Less:
AFFO adjustments for unconsolidated equity investments	727	259	(793)
Straight-lined rent	(25,548)	(12,206)	(3,995)
Change in preferred share dividends	—	—	(564)
Amortization of market lease liabilities	(25,515)	(16,026)	(3,661)
Adjusted funds from operations attributable to common shareholders and unitholders	$288,572	$101,279	$31,605
Funds from operations per share – basic	$1.95	$0.68	$0.44
Funds from operations per share – diluted	$1.93	$0.67	$0.43
Core funds from operations per share – basic	$2.23	$1.87	$1.14
Core funds from operations per share – diluted	$2.21	$1.85	$1.12
Adjusted funds from operations per share – basic	$2.05	$1.64	$1.12
Adjusted funds from operations per share – diluted	$2.03	$1.62	$1.10

	Year Ended December 31,
	2016	2015	2014
Basic weighted average common shares outstanding – EPS	140,192,424	60,698,716	27,860,728
Phantom shares	—	136,904	—
Weighted average non-vested share based payment awards	—	445,610	—
Weighted average partnership units held by noncontrolling interest	696,662	518,336	274,821
Weighted average common shares and units outstanding	140,889,086	61,799,566	28,135,549
Diluted weighted average common shares and common share equivalents outstanding – EPS (2)	141,009,021	60,698,716	28,641,836
Phantom shares	—	136,904	—
Weighted average share based payment awards	460,172	907,511	—
Weighted average partnership units held by noncontrolling interest	696,662	518,336	—
Weighted average share options	—	17,659	—
Dilutive effect of Exchangeable Senior Notes	—	157,385	—
Diluted weighted average common shares and units outstanding	142,165,855	62,436,511	28,641,836

(1)	For the year ended December 31, 2015, the mark-to-market on interest rate swaps was reclassified from AFFO to Core FFO and is included in Core FFO for all periods presented.

(2)
For the year ended December 31, 2015, the diluted weighted average share calculation, which represents the denominator in diluted earnings per share, excludes potentially dilutive securities because including them would have been anti-dilutive during the period.